As filed with the Securities and Exchange Commission on March 8, 2010

File No. 333-164991

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

AMENDMENT NO. 1 TO FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2022454 (IRS Employer Identification Number)

235 E. Main Street
Midland, Michigan 48640
(989) 839-5350
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
David B. Ramaker Chairman, Chief Executive Officer and President 333 East Main Street Midland, Michigan 48640 (989) 839-5350
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jeffrey A. Ott Warner Norcross & Judd LLP 111 Lyon Street, N.W., Suite 900 Grand Rapids, Michigan 49503-2487 (616) 752-2000	Harvey Koning Varnum LLP Bridgewater Place 333 Bridge Street, N.W., Suite 1700 Grand Rapids, Michigan 49504 (616) 336-6588

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if smaller reporting company)

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          ☐
          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)          ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS AND PROXY STATEMENT

Special Meeting of Shareholders of
O.A.K. FINANCIAL CORPORATION
In Connection with an Offering of up to
3,530,129 Shares
of
CHEMICAL FINANCIAL CORPORATION
Common Stock, Par Value $1.00 Per Share

          The board of directors of O.A.K. Financial Corporation is furnishing this prospectus and proxy statement and the accompanying form of proxy on or about March 12, 2010, to the shareholders of O.A.K. to solicit proxies to vote at a special meeting of O.A.K.'s shareholders to be held on April 16, 2010, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426 at 9:00 a.m. local time and at any adjournments of the special meeting. At the special meeting, the shareholders of O.A.K. will consider and vote upon a proposal to approve a merger agreement with Chemical Financial Corporation, under which O.A.K. would be merged with and into Chemical. The board of directors of O.A.K. has adopted the merger agreement. Chemical's board of directors has adopted the merger agreement and Chemical is not required to submit the merger agreement to its shareholders for approval.

          This prospectus and proxy statement, when delivered to shareholders of O.A.K., is a prospectus of Chemical relating to an offering of Chemical common stock. This offering is made only to holders of O.A.K. common stock.

          If the merger agreement is approved and the merger is completed, each outstanding share of O.A.K. common stock that you hold will be converted into the right to receive 1.306 shares of Chemical common stock (plus cash in lieu of any fractional share). Chemical's common stock is listed on the NASDAQ Global Select Market under the trading symbol "CHFC."

          O.A.K.'s board of directors has unanimously adopted the merger agreement and approved and declared advisable the merger and other transactions contemplated by the merger agreement, and unanimously recommends that O.A.K. common shareholders vote "FOR" approval of the merger agreement.

          Please read this prospectus and proxy statement carefully because it contains important information about the merger. Read carefully the risk factors relating to the merger beginning on page 9. You can also obtain additional information about Chemical and O.A.K. from documents that each of us has filed with the Securities and Exchange Commission at www.sec.gov.

          In the opinion of Donnelly Penman & Partners, the terms of the merger are fair, from a financial point of view, to the shareholders of O.A.K. See "The Merger-Fairness Opinion of Donnelly Penman & Partners."

          Your vote is important. Approval of the proposed merger agreement requires the affirmative vote of a majority of the outstanding shares of O.A.K. common stock. Please sign and date the enclosed proxy and mail it promptly in the enclosed envelope, regardless of whether or not you expect to attend the meeting in person.

          The shares of Chemical common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Chemical common stock is subject to investment risks, including possible loss of value.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS AND PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus and proxy statement is dated March 8, 2010.

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER	1
Use of Terms	1

SUMMARY	2
The Companies	2
Summary of Certain Aspects of the Merger	3
Market Value of Securities	4
Selected Consolidated Historical Financial Data of Chemical (Unaudited)	5
Selected Consolidated Historical Financial Data of O.A.K. (Unaudited)	6
Summary Selected Pro Forma Combined Data (Unaudited)	7
Regulatory Capital Ratios	7

UNAUDITED COMPARATIVE PER COMMON SHARE DATA	8
Comparative Per Share Data	8

RISK FACTORS	9

FORWARD-LOOKING STATEMENTS	12

O.A.K. SPECIAL MEETING AND GENERAL PROXY INFORMATION	13
Matters to Be Considered	13
Recommendation of O.A.K.'s Board of Directors	13
Voting by Proxy; Record Date	13
Revocation of Proxies	13
Proxy Solicitation	13
Expenses	14
Quorum	14
Vote Required for Approval	14

THE MERGER	14
Background of the Merger	14
Reasons for the Merger	16
Fairness Opinion of Donnelly Penman & Partners	18
Management After the Merger	29
O.A.K. Shareholders Do Not Have Dissenters' Rights in the Merger	29
Interests of O.A.K.'s Executive Officers and Directors in the Merger	29
Accounting Treatment	31
Material United States Federal Income Tax Consequences	31

THE MERGER AGREEMENT	32
Structure of the Merger	33
What O.A.K. Shareholders will Receive in the Merger	33
Adjustment of Merger Consideration	33
Cessation of Shareholder Status	34
Upset Condition	34
Treatment of O.A.K. Stock Options	34
Conversion of Shares; Exchange of Certificates	35
Effective Time of the Merger	35
Representations and Warranties	35
Business of O.A.K. Pending the Merger	35
Bank and Subsidiary Consolidation	36
Environmental Investigation	36
Employee Matters	36
Indemnification and Insurance	37
Exclusive Commitment	37
Conditions to Complete the Merger	37
Termination of the Merger Agreement	38
Termination Fee	39

COMPARISON OF COMMON SHAREHOLDER RIGHTS	39
Authorized Capital Stock	39
Size of Board of Directors	40
Classes of Directors	40
Nomination of Director Candidates by Shareholders	40
Shareholder Proposals	40
Approval of Business Combinations	41

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	41

CHEMICAL FINANCIAL CORPORATION	44
Recent Developments	44
Ownership of Chemical Common Stock	44
Directors and Executive Officers	44
Executive Compensation	44
Transactions with Related Persons	44
Consolidated Financial Statements

O.A.K. FINANCIAL CORPORATION	44
Properties	45
Description of Business	45
Supervision and Regulation	46
Legal Proceedings	53
Market for and Dividends on Common Stock	53
Ownership of O.A.K. Common Stock	53
Selected Financial Data	55
Management's Discussion and Analysis of Financial Condition and Results of Operations	55
Financial Condition	56
Results of Operations	64
Liquidity and Capital Resources	71
Quantitative and Qualitative Disclosures About Market Risk	77
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	77

O.A.K. FINANCIAL STATEMENTS	78

LEGAL OPINION	104

EXPERTS	104

SHAREHOLDER PROPOSALS	104

WHERE YOU CAN FIND MORE INFORMATION	105

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	105

APPENDIX A - MERGER AGREEMENT	A-1

APPENDIX B - OPINION OF DONNELLY PENMAN & PARTNERS	B-1

Chemical has filed a registration statement with the Securities and Exchange Commission (the "Commission" or the "SEC") relating to the Chemical common stock offered in connection with the proposed merger described in this prospectus and proxy statement. This prospectus and proxy statement does not contain all of the information set forth in the registration statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information about Chemical, O.A.K., and their respective securities. The registration statement is available at http://www.sec.gov. O.A.K. shareholders can also obtain copies of all or part of the registration statement without charge upon written or oral request directed to Lori A. Gwizdala, Chief Financial Officer, Chemical Financial Corporation, 333 East Main Street, P.O. Box 569, Midland, Michigan 48640, (800) 867-9757. A shareholder making such a request must request the information at least five business days before the date they must make their investment decision to ensure timely delivery. Accordingly, the deadline for an O.A.K. shareholder to make a request is April 9, 2010.
i

O.A.K. FINANCIAL CORPORATION

2445 84th Street, S.W.
Byron Center, Michigan 49315

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of O.A.K. Financial Corporation:

          A special meeting of shareholders of O.A.K. Financial Corporation will be held on April 16, 2010, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426 at 9:00 a.m. local time, for the following purposes:

          1.          To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated January 7, 2010, between O.A.K. Financial Corporation and Chemical Financial Corporation, as it may be amended from time to time, pursuant to which O.A.K. will merge with and into Chemical.

          2.          To vote upon an adjournment or postponement of the O.A.K. special meeting, if necessary, to solicit additional proxies.

          3.          To transact such other business as may properly be brought before the O.A.K. special meeting and any adjournments or postponements of the O.A.K. special meeting.

          The board of directors has established the close of business on March 5, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment of the meeting.

          O.A.K.'s board of directors has unanimously adopted the merger agreement and approved and declared advisable the merger and other transactions contemplated by the merger agreement, and unanimously recommends that O.A.K. common shareholders vote "FOR" approval of the merger agreement.
March 12, 2010	By Order of the Board of Directors, Patrick K. Gill President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO
ATTEND THE MEETING, PLEASE SIGN, DATE AND
RETURN THE ENCLOSED PROXY PROMPTLY.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Use of Terms

          Unless the context otherwise requires, in this prospectus and proxy statement "Chemical," "we," "our," or "us" refers to Chemical Financial Corporation, "O.A.K." refers to O.A.K. Financial Corporation, and "you" and "your" refer to each shareholder of O.A.K. Financial Corporation.
Q:	What am I being asked to vote on?

A:

You are being asked to vote to approve an agreement and plan of merger (the "merger agreement") between Chemical and O.A.K. (attached as Appendix A to this prospectus and proxy statement). If the merger agreement is approved, O.A.K. will merge with and into Chemical.

Q:	If I own O.A.K. common stock, what will I receive in the merger?

A:

If the merger agreement is approved and the merger is subsequently completed, subject to possible adjustment in certain limited circumstances, each outstanding share of O.A.K. common stock that you hold will be converted into the right to receive 1.306 shares of Chemical common stock (plus cash in lieu of any fractional share).

Q:	What should I do now?

A:

After you have carefully read this prospectus and proxy statement and the information incorporated by reference into this prospectus and proxy statement, simply indicate on your proxy how you want to vote with respect to the proposal to approve the merger agreement. Complete, sign, date, and mail the proxy in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the meeting.

Q:	Should I send in my stock certificates now?

A:

No. Please DO NOT send in your stock certificates with your proxy. Within 10 business days after the effective time of the merger, you will be sent transmittal materials from an exchange agent with instructions for exchanging your shares of O.A.K. common stock for shares of Chemical common stock. You should carefully read and follow the instructions in the transmittal materials regarding how and when to surrender your O.A.K. common stock certificates.

Q:	Will I receive any fractional shares of Chemical common stock?

A:

No. Chemical will not issue fractional shares of Chemical common stock in the merger. An O.A.K. shareholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the average closing price of Chemical common stock for the 20 trading days ending on the sixth business day before the closing date of the merger on which shares of Chemical common stock were actually traded in transactions reported on the NASDAQ Stock Market.

Q:	Who can vote and what vote is required to approve the merger agreement?

A:

O.A.K. shareholders of record on the record date, March 5, 2010, are entitled to receive notice of and vote at the special meeting. The affirmative vote of the holders of a majority of the shares of O.A.K. common stock outstanding as of the record date for the special meeting is required to approve the merger agreement.

As of the record date, O.A.K.'s directors, executive officers, and their affiliates beneficially owned 27,032 shares of O.A.K. common stock, or approximately 1% of the shares of O.A.K. common stock entitled to vote on the merger agreement. O.A.K.'s directors have advised O.A.K. that they intend to vote their shares in favor of the approval of the merger agreement.

Q:	Why is my vote important?

A:	If you do not return your proxy or vote in person at the special meeting, it will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:

Yes. If you have not voted through your broker, there are two ways for you to revoke your proxy and change your vote. First, you may send a written notice to the President and Chief Executive Officer of O.A.K., Patrick K. Gill, stating that you would like to revoke your proxy. This notice must be received before the meeting date. Second, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:

Without instructions from you, your broker cannot vote your shares on the proposal to approve the merger agreement. If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instructions card that your broker or its agent provides to you. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement.

Q:	What risks should I consider before I vote on the merger agreement?

A:

We encourage you to read carefully the detailed information about the merger agreement and the merger contained in this prospectus and proxy statement, including the section entitled "Risk Factors" beginning on page 9.

Q:	Whom should I contact with questions about the special meeting or the merger?

A:

O.A.K. Financial Corporation
2445 84th Street, S.W.
Byron Center, Michigan 49315
Attn:  Patrick K. Gill
(616) 588-7418

Chemical Financial Corporation
333 E. Main Street
Midland, Michigan 48640
Attn:  David B. Ramaker
(989) 839-5350

SUMMARY

          This summary highlights selected information from this prospectus and proxy statement. It may not contain all of the information that is important to you. For a more complete understanding of the merger between Chemical and O.A.K. we urge you to carefully read and consider this entire document, the merger agreement (attached as Appendix A to this prospectus and proxy statement) and the other documents we refer you to or incorporate by reference into this prospectus and proxy statement.

The Companies

Chemical

Chemical Financial Corporation
235 E. Main Street
Midland, Michigan 48640
(989) 839-5350

          Chemical is a financial holding company with its business concentrated in a single industry segment - commercial banking. Chemical is headquartered in Midland, Michigan, and is the parent company of Chemical Bank. Chemical Bank operates 129 banking offices spread over 31 counties in Michigan's lower peninsula.

O.A.K.

O.A.K. Financial Corporation
2445 84th Street, S.W.
Byron Center, Michigan 49315
(616) 588-7418

          O.A.K. is a bank holding company headquartered in Byron Center, Michigan. O.A.K. is the parent company of Byron Bank. Byron Bank has 14 banking offices serving 14 communities in Kent, Ottawa and Allegan Counties in west Michigan.

Summary of Certain Aspects of the Merger

Structure of the Merger (see page 33)

          If the merger is completed, O.A.K. will be merged with and into Chemical. The surviving corporation will be Chemical. The surviving corporation will own Chemical Bank and Byron Bank and all of the other assets of O.A.K. and Chemical.

What O.A.K. Shareholders will Receive in the Merger (see page 33)

          If the merger is completed as planned, subject to adjustment in certain limited circumstances, you will receive 1.306 shares of Chemical common stock for each share of O.A.K. common stock.

          Chemical will not issue fractional shares of Chemical common stock in the merger. An O.A.K. shareholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the average closing price of Chemical common stock for the 20 trading days ending on the sixth business day before the closing date of the merger on which shares of Chemical common stock were actually traded in transactions reported on the NASDAQ Stock Market.

Adjustment of Merger Consideration (see page 33)

          The merger consideration is subject to adjustment in certain limited circumstances, including, among others, if the aggregate of certain loan loss and shareholders' equity levels exceed $10,000,000 by an amount up to a maximum of $5,000,000.

What Holders of O.A.K. Stock Options will Receive in the Merger (see page 34)

          If the merger is completed as planned, each unexercised stock option to acquire O.A.K. common stock will become an option to purchase the number of shares of Chemical common stock equal to the number of shares of O.A.K. common stock subject to the unexercised option multiplied by 1.306 rounded to the nearest whole share.

Recommendation to O.A.K. Shareholders to Approve the Merger (see page 13)

          O.A.K.'s board of directors has unanimously adopted the merger agreement and approved and declared advisable the merger and other transactions contemplated by the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.

Fairness Opinion (see page 18)

          In deciding to adopt the merger agreement, O.A.K.'s board of directors considered the opinion of its financial advisor, Donnelly Penman & Partners, that the terms of the merger are fair to O.A.K. shareholders from a financial point of view. The written opinion of Donnelly Penman & Partners is attached as Appendix B to this prospectus and proxy statement.

Bank and Subsidiary Consolidation (see page 36)

          At or after the effective time of the merger, Chemical intends to consolidate Byron Bank and Chemical Bank and the corresponding subsidiaries of Byron Bank and Chemical Bank.

Conditions that Must be Satisfied or Waived for the Merger to Occur (see page 37)

          Currently, we expect to complete the merger in the second quarter of 2010. As more fully described in this prospectus and proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where permissible, waived. These conditions include, among others, approval by O.A.K. common shareholders and the receipt of all regulatory consents and approvals in connection with the merger. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (see page 38)

          The merger agreement can be terminated at any time prior to completion of the merger by mutual consent of the boards of directors of Chemical and O.A.K. Also, either party can terminate the merger agreement in various circumstances.

Regulatory Approvals (see page 37)

          Completion of the merger is subject to the approval of the Federal Reserve Board. The applications to obtain such approval have been filed with the Federal Reserve Board as of the date of this prospectus and proxy statement. Although we do not know of any reason why we will not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Dissenters' Rights (see page 29)

          Michigan law provides that if the consideration in a merger is shares listed on a national securities exchange, the holders of the stock to be exchanged are not entitled to dissenters' rights. Because Chemical's common stock is listed on a national securities exchange (NASDAQ Stock Market), there are no dissenters' rights.

Material Federal Income Tax Consequences (see page 31)

          The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a condition to the respective obligations of Chemical and O.A.K. to complete the merger that each of Chemical and O.A.K. receives a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Chemical common stock you receive in the merger, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive.

          The United States federal income tax consequences described above may not apply to all holders of O.A.K. common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Market Value of Securities

          Chemical common stock trades on the NASDAQ Global Select Market under the symbol "CHFC" and O.A.K. common stock trades on the Over-the-Counter Bulletin Board Market under the symbol "OKFC.OB."

          The following table sets forth the market value per share of Chemical common stock, the market value per share of O.A.K. common stock and the pro forma equivalent market value per share of O.A.K. common stock on January 7, 2010 (the last business day preceding public announcement of the merger). The equivalent market value for O.A.K common stock is the estimated market value of Chemical common stock to be received in the merger by O.A.K. shareholders for each share of O.A.K. common stock. This value is estimated using a market value of $21.75 per share for Chemical common stock (the closing price of Chemical common stock on January 7, 2010) and using a conversion ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock.
O.A.K.
	Chemical Historical	O.A.K Historical	Equivalent Market Value for O.A.K. Common Stock
January 7, 2010	$ 21.75	$ 18.00	$ 28.41

          The above table shows only historical comparisons as of January 7, 2010. These comparisons may not provide meaningful information to O.A.K. shareholders in determining whether to approve the merger agreement. We urge you to obtain current market quotations for Chemical and O.A.K. common stock and to review carefully the other information contained in or incorporated by reference into this prospectus and proxy statement in considering whether to approve the merger agreement. See "Where You Can Find More Information" beginning on page 105 and "Incorporation of Certain Information by Reference" beginning on page 105.

Selected Consolidated Historical Financial Data of Chemical (Unaudited)

          The following table shows summarized historical consolidated financial data for Chemical. The table is unaudited. The information in the table is derived from Chemical's consolidated audited financial statements for 2005 through 2009. This information is only a summary. You should read it in conjunction with the consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other information included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2009, which information is here incorporated by reference, and the financial and other information included in this prospectus and proxy statement.
	Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollar amounts in thousands, except per share data)
Earnings Summary
Net interest income	$147,444	$145,253	$130,089	$132,236	$141,851
Provision for loan losses	59,000	49,200	11,500	5,200	4,285
Noninterest income	41,119	41,197	43,288	40,147	39,220
Operating expenses	117,610	109,108	104,671	97,874	98,463
Net income	10,003	19,842	39,009	46,844	52,878
Per Common Share Data
Net income:
Basic	$0.42	$0.83	$1.60	$1.88	$2.10
Diluted	0.42	0.83	1.60	1.88	2.10
Cash dividends paid	1.18	1.18	1.14	1.10	1.06
Book value at end of period	19.85	20.58	21.35	20.46	19.98
Market value at end of period	23.58	27.88	23.79	33.30	31.76
Common shares outstanding at end of period (in thousands)	23,891	23,881	23,815	24,828	25,079
Year End Balances
Total assets	$4,250,712	$3,874,313	$3,754,313	$3,789,247	$3,749,316
Total loans	2,993,160	2,981,677	2,799,434	2,807,660	2,706,695
Total deposits	3,418,125	2,978,792	2,875,589	2,898,085	2,819,880
Federal Home Loan Bank advances/other borrowings	330,568	368,763	347,412	354,041	400,363
Total shareholders' equity	474,311	491,544	508,464	507,886	501,065
Average Balances
Total assets	$4,066,229	$3,784,617	$3,785,034	$3,763,067	$3,788,469
Total earning assets	3,847,006	3,550,611	3,551,867	3,521,489	3,550,695
Total loans	2,980,126	2,873,151	2,805,880	2,767,114	2,641,465
Total interest-bearing liabilities	3,002,050	2,711,413	2,718,814	2,692,410	2,718,267
Total deposits	3,195,411	2,924,361	2,923,004	2,861,916	2,886,209
Federal Home Loan Bank advances/other borrowings	348,235	315,177	327,831	362,900	377,499
Total shareholders' equity	483,034	509,100	505,915	510,255	493,419
Financial Ratios
Net interest margin	3.91%	4.16%	3.73%	3.82%	4.04%
Return on average assets	0.25	0.52	1.03	1.24	1.40
Return on average equity	2.1	3.9	7.7	9.2	10.7
Efficiency ratio	61.4	57.8	59.6	56.1	54.2
Average shareholders' equity to average assets	11.9	13.5	13.4	13.6	13.0
Dividend payout ratio	281.0	142.2	71.2	58.5	50.5
Tier 1 capital to risk-weighted assets	14.2	15.1	16.1	16.2	16.5
Total risk-based capital to risk-weighted assets	15.5	16.4	17.3	17.5	17.8
Credit Quality
Allowance for loan losses	$80,841	$57,056	$39,422	$34,098	$34,148
Total nonperforming loans	135,755	93,328	63,360	26,910	19,697
Total nonperforming assets	153,295	113,251	74,492	35,762	26,498
Net loan charge-offs	35,215	31,566	6,176	5,650	4,303
Allowance for loan losses as a percentage of total period-end loans	2.70%	1.91%	1.41%	1.21%	1.26%
Allowance for loan losses as a percentage of nonperforming loans	60	61	62	127	173
Nonperforming loans as a percentage of total loans	4.54	3.13	2.26	0.96	0.73
Nonperforming assets as a percentage of total assets	3.61	2.92	1.98	0.94	0.71
Net loan charge-offs as a percentage of average total loans	1.18	1.10	0.22	0.20	0.16

Selected Consolidated Historical Financial Data of O.A.K. (Unaudited)

          The following table shows summarized historical consolidated financial data for O.A.K. The table is unaudited. The information in the table is derived from O.A.K.'s consolidated audited financial statements for 2005 through 2009. This information is only a summary. You should read it in conjunction with the consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other information included in this prospectus and proxy statement.
	Years Ended December 31,
	2009	2008	2007	2006	2005
	(Dollar amounts in thousands, except per share data)
Earnings Summary
Net interest income	$25,512	$24,377	$23,512	$22,979	$21,168
Provision for loan losses	10,050	4,955	1,221	540	480
Noninterest income	10,798	5,308	8,243	6,349	5,479
Operating expenses	26,592	23,589	21,519	18,873	17,631
Net income	540	1,536	6,729	7,022	6,058
Per Share Data(1)
Net income:
Basic	$0.20	$0.57	$2.49	$2.60	$2.24
Diluted	0.20	0.57	2.49	2.60	2.24
Cash dividends paid	0.88	0.88	0.86	0.75	0.59
Book value at end of period	25.78	26.03	26.20	24.35	22.42
Market value at end of period	17.35	19.18	33.65	35.36	36.57
Shares outstanding at end of period (in thousands)(1)	2,703	2,703	2,703	2,703	2,705
Year End Balances
Total assets	$821,773	$840,311	$743,446	$669,372	$591,085
Total loans	692,713	686,932	582,296	514,538	453,879
Total deposits	690,120	677,269	565,448	567,007	487,897
Federal Home Loan Bank advances/other borrowings	56,882	87,335	101,644	31,287	38,215
Total shareholders' equity	69,672	70,355	70,813	65,821	60,595
Average Balances
Total assets	$838,456	$784,547	$705,970	$633,244	$567,137
Total earning assets	793,249	745,977	670,080	601,986	537,390
Total loans	694,740	627,748	547,082	483,994	434,387
Total interest-bearing liabilities	680,790	634,110	560,077	495,523	439,185
Total deposits	606,558	538,699	497,615	462,075	392,670
Federal Home Loan Bank advances/other borrowings	74,232	95,411	62,462	33,448	46,515
Total shareholders' equity	71,245	72,154	68,639	62,976	58,944
Financial Ratios
Net interest margin	3.34%	3.40%	3.63%	3.92%	4.04%
Return on average assets	0.06	0.20	0.95	1.11	1.07
Return on average equity	0.76	2.13	9.85	11.15	10.28
Efficiency ratio	72.50	69.10	66.10	63.30	64.80
Average shareholders' equity to average assets	8.50	9.20	9.72	9.94	10.39
Dividend payout ratio	440.22	154.88	33.82	26.15	21.47
Tier 1 capital to risk-weighted assets	9.25	9.51	11.07	11.24	11.92
Total risk-based capital to risk-weighted assets	10.60	10.76	12.18	12.49	13.17
Credit Quality
Allowance for loan losses	$12,973	$9,130	$7,008	$7,510	$7,160
Total nonperforming loans	9,804	3,056	5,688	954	1,552
Total nonperforming assets	13,765	5,332	6,933	1,140	1,800
Net loan charge-offs	6,207	2,833	1,723	190	166
Allowance for loan losses as a percentage of total period-end loans	1.87%	1.33%	1.20%	1.46%	1.58%
Allowance for loan losses as a percentage of nonperforming loans	132	299	123	787	461
Nonperforming loans as a percentage of total loans	1.42	0.44	0.98	0.19	0.34
Nonperforming assets as a percentage of total assets	1.68	0.63	0.93	0.17	0.30
Net loan charge-offs as a percentage of average total loans	0.89	0.45	0.31	0.04	0.04

(1)	Adjusted for stock dividends.

Summary Selected Pro Forma Combined Data (Unaudited)

          The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement. The pro forma information reflects the purchase method of accounting.

          Chemical anticipates that the merger will provide the combined organization with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the periods presented.

          You should read this summary pro forma information in conjunction with the information under "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" beginning on page 41.
Year Ended December 31, 2009
(Dollar amounts in thousands, except per share data)
Pro Forma Combined Earnings Summary
Net interest income	$177,234
Provision for loan losses	69,050
Noninterest income	51,917
Operating expenses	144,696
Net income	13,003
Net income per common share:
Basic	$0.47
Diluted	$0.47
Pro Forma Combined Year End Balances (period end)(1)
Total assets	$5,091,678
Total loans	3,640,685
Total deposits	4,112,130
Federal Home Loan Bank advances/other borrowings	389,693
Total shareholders' equity	553,948

(1)

The pro forma combined balance sheet data assumes the issuance of approximately 3,530,129 shares of Chemical common stock in exchange for all of the outstanding shares of O.A.K. common stock. This assumes an exchange ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock outstanding as of January 7, 2010, based on the market price per share of Chemical of $23.58 as of December 31, 2009. The number of shares to be issued is subject to adjustment in certain limited circumstances.

Regulatory Capital Ratios

          Under the risk-based capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies, such as Chemical and O.A.K., are required to maintain minimum risk-based capital ratios. Chemical's and O.A.K.'s ratios are above the regulatory minimum guidelines. The following table shows capital ratios and requirements as of December 31, 2009.

		Risk-based Capital
	Leverage	Tier 1	Total
Chemical's capital ratios	10.1%	14.2%	15.5%
O.A.K.'s capital ratios	8.1	9.3	10.6
Pro forma combined capital ratios - holding company	9.1	12.4	13.7
Regulatory capital ratios - "well-capitalized" definition	5.0	6.0	10.0
Regulatory capital ratios - minimum requirement	4.0	4.0	8.0

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

Comparative Per Share Data

          The following table shows information about earnings per share, dividends per share, and tangible book value per share, combined in a manner that is referred to as "pro forma" information.

          Chemical anticipates that the combined organization will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined during these periods.

          The information in the following table is based on, and should be read together with, the historical financial information that is presented in Chemical's Annual Report on Form 10-K for the year ended December 31, 2009, which information is here incorporated by reference, the historical financial information that is presented in this prospectus and proxy statement, and the combined condensed consolidated pro forma financial statements presented in this prospectus and proxy statement. See "Where You Can Find More Information" on page 105 and "Incorporation of Certain Information by Reference" on page 105 for instructions on how to obtain the information that has been incorporated by reference.
	Chemical Historical	O.A.K. Historical	Pro Forma Combined (1)(2)	Equivalent Pro Forma Per Share of O.A.K. (3)
Comparative Per Share Data

Year ended December 31, 2009:
Basic earnings	$0.42	$0.20	$0.47	$0.61
Diluted earnings	0.42	0.20	0.47	0.61
Cash dividends paid(4)	1.18	0.88	1.18	1.54
Tangible book value	16.83	25.76	15.97	20.86

(1)

The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of Chemical and O.A.K., adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of Chemical and O.A.K., giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The average pro forma shares of Chemical and O.A.K. reflect historical basic and diluted shares, plus historical basic and diluted average shares of O.A.K., as adjusted based on the fixed exchange ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock. The aggregate merger consideration is subject to adjustment in certain limited circumstances.

(2)	Pro forma combined cash dividends paid represents Chemical's historical amount only.
(3)

The equivalent pro forma per share of O.A.K. amounts were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock.

(2)	Pro forma combined cash dividends paid represents Chemical's historical amount only.
(4)	The board of directors of Chemical has declared a first quarter 2010 cash dividend of $0.20 per common share.

RISK FACTORS

          In addition to the other information contained in or incorporated by reference into this prospectus and proxy statement, including the matters addressed under the heading "Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the merger agreement.

The value of the merger consideration will fluctuate with the price of Chemical common stock

          Upon completion of the merger, each share of O.A.K. common stock will be converted into the right to receive merger consideration consisting of 1.306 shares of Chemical common stock pursuant to the terms of the merger agreement. Generally, there will be no adjustment made to the merger consideration you are entitled to receive as a result of fluctuations in the market price of O.A.K. common stock or Chemical common stock. As a result, it is possible that the value of any Chemical common stock you receive in the merger will be different than the value of such shares on the date the O.A.K. board of directors adopted the merger agreement, on the date of the information concerning stock value presented in this prospectus and proxy statement, and on the date that you vote to approve the merger agreement. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Chemical's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Chemical's control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Chemical common stock you will receive upon completion of the merger. You should obtain current market quotations for shares of Chemical common stock and for shares of O.A.K. common stock.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated

          The merger must be approved by the Federal Reserve Board, which will consider, among other factors, the competitive impact of the merger, Chemical's financial and managerial resources, and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board will review, among other things, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

O.A.K. will be subject to business uncertainties and contractual restrictions while the merger is pending

          Uncertainty about the effect of the merger on employees and customers may have an adverse effect on O.A.K. and consequently on Chemical. These uncertainties may impair O.A.K.'s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with O.A.K. to seek to change existing business relationships with O.A.K. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Chemical. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chemical, Chemical's business following the merger could be harmed. In addition, the merger agreement restricts O.A.K. from taking specified actions until the merger occurs without the consent of Chemical. These restrictions may prevent O.A.K. from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement - Covenants and Agreements" for a summary of certain of the contractual restrictions to which O.A.K. is subject.

The merger agreement limits O.A.K.'s ability to pursue alternatives to the merger

          The merger agreement contains provisions that limit O.A.K.'s ability to encourage or consider competing third-party proposals to acquire O.A.K., all or a significant part of its stock, or other similar business combinations. These provisions, which include a $3,000,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of O.A.K. from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire O.A.K. than it might otherwise have proposed to pay. See "Merger Agreement - Termination Fee."

Combining the two companies may be more difficult, costly or time-consuming than we expect

          Chemical and O.A.K. have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees or disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and in a timely manner, the expected benefits of the merger may not be realized.

O.A.K. shareholders percentage of ownership of Chemical will be much smaller than their percentage ownership of O.A.K.

          You currently have the right to vote in the election of the board of directors of O.A.K. and on other matters affecting O.A.K. If the merger occurs and you become a shareholder of Chemical, you will have the right to vote in the election of the board of directors of Chemical and on other matters affecting Chemical. However, your percentage ownership of Chemical will be much smaller than your percentage ownership of O.A.K.

Directors and officers of O.A.K. have interests in the merger that differ from the interests of non-director or non-management shareholders

          Some of the directors and officers of O.A.K. have interests in the merger that differ from, or are in addition to, their interests as shareholders of O.A.K., generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with O.A.K., rights that O.A.K. officers and directors have under O.A.K. benefit plans, and rights to indemnification and directors and officers insurance following the merger. In addition, two of the members of the O.A.K. board of directors will join the board of directors of Chemical. Although the members of each of O.A.K.'s and Chemical's board of directors knew about these additional interests and considered them when they adopted the merger agreement and approved the merger, you should understand that some of the directors and officers of O.A.K. will receive benefits or other payments in connection with the merger that you will not receive. See "The Merger - Interests of O.A.K.'s Directors and Executive Officers in the Merger."

In certain cases, either Chemical or O.A.K. or both may choose to abandon the merger

          In certain cases, such as if the merger is not completed by August 31, 2010, or if one or more events occur that have a material adverse effect on either Chemical or O.A.K., either Chemical or O.A.K., if it is not in breach of its obligations under the merger agreement, may terminate the merger agreement and abandon the merger. For a fuller discussion of the circumstances under which either Chemical or O.A.K. or both may terminate the merger agreement and abandon the merger, see "The Merger Agreement-Termination of the Merger Agreement."

Termination of the merger agreement could negatively impact O.A.K.

          If the merger agreement is terminated, there may be various consequences. For example, O.A.K.'s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the market price of O.A.K. common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and O.A.K.'s board of directors seeks another merger or business combination, O.A.K.'s shareholders cannot be certain that O.A.K. will be able to find a party willing to pay an equivalent or more attractive price than the price Chemical has agreed to pay in the merger. O.A.K. is required to pay Chemical a $3,000,000 termination fee under certain circumstances.

We may fail to realize the cost savings estimated for the merger

          Chemical estimates to achieve cost savings from the merger when the two companies have been fully integrated. It is possible that these estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume our ability to combine the businesses of Chemical and O.A.K. in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or Chemical is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The merger consideration is subject to adjustment in certain limited circumstances

          Upon completion of the merger, you will be entitled to receive 1.306 shares of Chemical common stock for each of your shares of O.A.K. common stock. However, the merger consideration is subject to adjustment in certain limited circumstances, including, among others, if the aggregate of certain loan loss and shareholders' equity levels exceed $10,000,000 by an amount up to a maximum of $5,000,000. You can find additional information about potential adjustments to the merger consideration under the heading "The Merger Agreement - Adjustments to the Merger Consideration." If an event occurs that triggers an adjustment to the merger consideration, you could be entitled to receive less shares of Chemical common stock for each of your shares of O.A.K. common stock.

The opinion obtained by O.A.K. from its financial advisor will not reflect subsequent changes

          Donnelly Penman & Partners, the financial advisor to O.A.K., has delivered a "fairness opinion" to the board of directors of O.A.K. The opinion of Donnelly Penman & Partners is directed to the board of directors of O.A.K. and is not a recommendation to any shareholder on how to vote on the merger agreement or any other matter. The opinion, which was originally issued on January 5, 2010, and which was updated as of the date of this document, states that, based upon and subject to the assumptions and limitations on review set forth in the opinion, the terms of the merger are fair, from a financial point of view, to O.A.K. shareholders. The opinion does not reflect changes that may occur or may have occurred after the date of this updated opinion, including changes to the operations and prospects of Chemical or O.A.K., changes in general market and economic conditions, changes in the market price of Chemical common stock, any adjustment to the merger consideration under the merger agreement, or regulatory or other factors. Any such changes, or other factors on which the updated opinion is based, may alter the relative value of Chemical and O.A.K.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of all of your O.A.K. common stock

          Chemical and O.A.K. intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"). The Internal Revenue Service (the "IRS") will not provide a ruling on the matter. Chemical and O.A.K. each will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of O.A.K. common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Chemical common stock received in exchange for that share upon completion of the merger.

A continuation of recent turmoil in the financial markets could have an adverse effect on the financial position or results of operations of Chemical, O.A.K. or the combined company

          In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and volatile. Concerns regarding the financial strength of financial institutions have led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken steps to try to stabilize the financial system, including investing in financial institutions. Chemical's and O.A.K.'s businesses and financial condition and results of operations could be adversely affected by (i) continued disruption and volatility in financial markets, (ii) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (iii) limitations resulting from governmental action in an effort to stabilize or provide additional regulation of the financial system, or (iv) recessionary conditions that are deeper or last longer than currently anticipated. Further, there can be no assurance that action by Congress, governmental agencies and regulators, including the enacted legislation authorizing the U.S. government to invest in financial institutions, or changes in tax policy, will help stabilize the U.S. financial system and any such action, including changes to existing legislation or policy, could have an adverse effect on the financial position or results of operation of Chemical, O.A.K. or the combined company.

FORWARD-LOOKING STATEMENTS

          This prospectus and proxy statement contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical and O.A.K. This prospectus and proxy statement also contains forward-looking statements regarding Chemical's outlook or expectations with respect to the planned acquisition of O.A.K., the expected costs to be incurred in connection with the acquisition, O.A.K.'s future performance and consequences of its integration into Chemical, and the impact of the transaction on Chemical's future performance. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and mortgage servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary) and management's assumptions concerning pension and other post retirement benefit plans involve judgments that are inherently forward-looking. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on Chemical, specifically, are also inherently uncertain. All pro forma financial information is inherently forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

          Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical's Annual Report on Form 10-K for the year ended December 31, 2009; the risk factors described in Item 1A in O.A.K.'s Annual Report on Form 10-K for the year ended December 31, 2009; the timing and level of asset growth; changes in market interest rates; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of current and future military actions, and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

          Risk factors also include, but are not limited to, risks and uncertainties related both to the proposed acquisition of O.A.K. and to the integration of the acquired business into Chemical after closing, including:

          Completion of the transaction is dependent on, among other things, receipt of regulatory and O.A.K. shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of the completion of the transaction on Chemical's financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the second quarter of 2010.

          The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

          Chemical's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward, which have been under significant stress recently. Specifically, Chemical may incur more credit losses from O.A.K.'s loan portfolio than expected and deposit attrition may be greater than expected.

          The integration of O.A.K.'s business and operations into Chemical, which will include conversion of O.A.K.'s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to O.A.K.'s or Chemical's existing businesses.

O.A.K. SPECIAL MEETING AND GENERAL PROXY INFORMATION

Matters to Be Considered

          The only matter to be considered at the O.A.K. special meeting is the approval of the merger agreement. You may also be asked to vote on a proposal to adjourn or postpone the special meeting or any other matter as may properly come before the meeting. O.A.K. could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes in favor of approving the merger agreement.

Recommendation of O.A.K.'s Board of Directors

          O.A.K.'s board of directors has unanimously adopted the merger agreement and approved and declared advisable the merger and other transactions contemplated by the merger agreement, and unanimously recommends that O.A.K. common shareholders vote "FOR" approval of the merger agreement.

Voting by Proxy; Record Date

          O.A.K.'s board of directors has designated March 5, 2010 as the record date for determination of shareholders entitled to notice of and to vote at the special meeting. As of the record date, 2,703,009 shares of O.A.K. common stock were issued and outstanding and held by approximately 716 record holders. O.A.K. common shareholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of O.A.K. common stock held of record at the close of business on the record date. If a holder of shares of O.A.K. common stock as of the record date properly executes and returns a proxy in the enclosed form, the shares represented by that proxy will be voted at the special meeting of O.A.K. shareholders and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted in accordance with the shareholder's specification. If no specification is made, the shares represented by the proxy will be voted for approval of the merger agreement. Proxies that indicate a vote against approval of the merger agreement, if any, will not be used by management of O.A.K. to vote for any proposed adjournment of the special meeting.

          O.A.K.'s management currently is not aware of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the judgment of the persons named as proxies.

Revocation of Proxies

          An O.A.K. common shareholder who has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of the revocation to O.A.K.'s President and Chief Executive Officer, (ii) properly submitting to O.A.K. a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to O.A.K. as follows: Patrick K. Gill, President and Chief Executive Officer, 2445 84th Street, S.W., Byron Center, Michigan 49315.

Proxy Solicitation

          The board of directors and management of O.A.K. will initially solicit proxies by mail. If they deem it advisable, directors, officers, and employees of O.A.K. may also solicit proxies in person, by telephone or by electronic means without additional compensation. O.A.K. has engaged Morrow & Co., LLC, 470 West Avenue,

Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $6,000 plus expenses. In addition, nominees and other fiduciaries may solicit proxies. Such persons may, at the request of O.A.K.'s management, mail material to or otherwise communicate with the beneficial owners of shares held by them.

Expenses

          O.A.K. will pay all expenses incurred in connection with the solicitation of proxies of O.A.K. shareholders and the printing and mailing of this prospectus and proxy statement. Chemical will pay all filing costs associated with the registration statement. Chemical and O.A.K. will each pay its own fees and expenses incident to preparing for, entering into, and carrying out the merger agreement and procuring any necessary approvals, including fees and expenses of its own legal counsel and accountants and postage expenses.

Quorum

          The presence, in person or by properly executed proxy, of the holders of a majority of the shares of O.A.K. common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as shares present.

Vote Required for Approval

          An affirmative vote of the shareholders holding a majority of the outstanding shares of O.A.K. common stock entitled to vote at the special meeting is required to approve the merger agreement. For purposes of counting votes on approval of the merger agreement, abstentions, broker non-votes and other shares not voted will be counted as voted against the merger agreement. The merger agreement and the consummation of the transactions contemplated in the merger agreement will not require the approval of the holders of Chemical common stock. As of the record date, O.A.K. directors and executive officers and their affiliates held approximately 27,032 shares (or 1% of the outstanding shares) of O.A.K. common stock entitled to vote at the special meeting.

THE MERGER

          The following discussion summarizes certain aspects of the merger. This summary discussion does not purport to be a complete description of the merger and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this prospectus and proxy statement and here incorporated by reference into this prospectus and proxy statement.

Background of the Merger

          O.A.K.'s board of directors has periodically reviewed and considered strategic alternatives for enhancing profitability and maximizing shareholder value, giving consideration to changes in and the ongoing consolidation of the financial services industry. Consequently, in early 2009, O.A.K.'s board of directors initiated a more focused evaluation of the available strategic alternatives.

          As part of that evaluation, management developed a comprehensive capital contingency plan and presented it to the board of directors for their review and discussion. Despite being categorized as well-capitalized by applicable regulatory standards, O.A.K.'s board of directors and management acknowledged the inherent risks posed by the economic environment and were determined to adopt a proactive stance with respect to capital management.

          The plan contained a number of strategic alternatives, including, but not limited to, raising external capital through the issuance and sale of additional shares of stock, specific actions that could be taken to enhance earnings and O.A.K. obtaining a loan which could subsequently be downstreamed to Byron Bank as capital.

          After careful consideration, the board of directors concluded that O.A.K. obtaining a loan was the most viable alternative and authorized management to enter into discussions with prospective lenders. O.A.K.'s board of directors also authorized management to remain attentive to other alternatives that might present themselves during the discussions.

          Management held preliminary discussions with several potential providers of credit to O.A.K. In late May 2009, Patrick Gill and James Luyk met with David Ramaker, Chairman, President and CEO of Chemical, to discuss Chemical's interest in further exploring a loan to O.A.K. During that meeting, Mr. Ramaker spoke favorably of Chemical's willingness to consider making a loan, but stated his preference to discuss the purchase of O.A.K. by Chemical.

          Management reported Chemical's interest to O.A.K.'s board of directors. After carefully weighing the potential risks and benefits and conducting a preliminary evaluation of the suitability of Chemical as a strategic partner, the board of directors determined that it was in the shareholders' best interests to engage an investment banking firm to provide guidance and ensure that all alternatives received careful consideration.

          On July 14, 2009, O.A.K. engaged Donnelly Penman & Partners ("Donnelly Penman") to act as O.A.K.'s financial advisor in connection with the board of directors' consideration of strategic alternatives.

          On July 22, 2009, O.A.K. and Chemical signed a mutual confidentiality agreement.

          Certain business and financial information and documents were provided to Chemical to enable it to formulate an expression of interest. On August 18, 2009, Chemical submitted an initial written expression of interest. On August 20, 2009, the board of directors and Donnelly Penman met to discuss the expression of interest. After reviewing Chemical's expression of interest and other strategic alternatives, the board of directors authorized O.A.K.'s management to continue discussions with Chemical.

          Discussions continued with Chemical. On September 15, 2009, Chemical delivered a revised expression of interest reflecting an increase to the proposed merger consideration. On September 17, 2009, the board of directors and Donnelly Penman met to discuss the revised expression of interest and other strategic alternatives. O.A.K.'s board of directors made no definitive decision but authorized continued discussions with Chemical.

          Discussions continued with Chemical. On October 8, 2009, the board of directors and Donnelly Penman met to discuss the status of the discussions and further analysis of other strategic alternatives. The board of directors authorized management and advisors to proceed to negotiate a proposed definitive merger agreement, provided certain terms could be obtained and subject to a review of the final merger agreement by the board of directors.

          Negotiations continued with Chemical. On October 15, 2009, the board of directors and Donnelly Penman met to discuss the status of the negotiations. The board of directors confirmed management's authorization to negotiate a proposed definitive merger agreement, provided certain terms could be obtained and subject to a review of the final merger agreement by the board of directors.

          Following further negotiations, the management of O.A.K. and Chemical reached an understanding concerning the key terms of the price and structure of the proposed transaction on or about November 10, 2009. On November 19, 2009, O.A.K.'s board of directors met to consider the Chemical proposal. The board of directors received a presentation by Donnelly Penman on the financial terms of the proposal and met with legal counsel. The board of directors authorized management and its advisors to proceed to negotiate a proposed definitive merger agreement on terms generally consistent with the key terms that were presented to the board of directors.

          Following the November 2009 meeting, Chemical proceeded with its due diligence investigation of O.A.K., and O.A.K. conducted a due diligence investigation of Chemical. A draft merger agreement was prepared by Chemical's advisors, and negotiations of the merger agreement and related agreements commenced. Disclosure statements were prepared, negotiated and exchanged.

          On December 17, 2009, O.A.K.'s board of directors met to discuss the status of the negotiations and to review the current draft of the merger agreement. The board of directors authorized management and advisors to continue with the negotiations of a definitive merger agreement with Chemical.

          On December 30, 2009, O.A.K.'s board of directors met to discuss the status of the negotiations and to review the current draft of the merger agreement. O.A.K.'s legal counsel and Donnelly Penman made presentations concerning the terms of the merger agreement and the financial terms of the proposed merger. The board of directors authorized management and advisors to continue with the negotiations of the definitive Merger Agreement.

          On January 4, 2010, Chemical's board of directors met to consider the proposed merger with O.A.K. After presentations by its legal counsel and financial advisors covering the terms of the merger agreement and the financial terms of the proposed merger, Chemical's board of directors concluded that it would be in the best interests of Chemical and its shareholders to adopt the merger agreement. Chemical's board of directors voted, unanimously, to adopt the merger agreement.

          On January 5, 2010, O.A.K.'s board of directors met to further consider the proposed merger with Chemical. Management reported on the history and progression of negotiation of the transaction. Legal counsel gave a detailed presentation on the terms of the proposed merger agreement and related agreements. Donnelly Penman presented a detailed review and analysis of the financial terms of the plan of merger and delivered its oral opinion that the consideration to be received by O.A.K. shareholders in the proposed merger was fair to O.A.K.'s shareholders from a financial point of view. The board of directors reviewed and considered the factors required to be considered by the board of directors under O.A.K.'s Articles of Incorporation and all other factors it deemed relevant, including, without limitation: (i) the adequacy and fairness of the consideration to be received by O.A.K.'s shareholders, including, without limitation, due consideration of the financial value of the merger agreement and the premium that this value represents over the current market value of O.A.K.'s common stock, (ii) the potential social and economic impact of the transaction on O.A.K., its employees, customers, vendors, and the communities in which O.A.K. and its subsidiaries operate or are located, (iii) the business, financial conditions, and earnings prospects of Chemical, (iv) the apparent competence, experience, and integrity of Chemical and its management, and (v) the strategic nature of the proposed merger and the opportunity to create future financial value for the shareholders as a combined organization.

          O.A.K.'s board of directors concluded that, in its judgment, the Chemical proposal represented the best entire value reasonably available to the shareholders and concluded that it would be in the best interests of O.A.K. and its shareholders to accept the Chemical proposal. The proposed merger and the merger agreement were authorized and approved, subject to review by the board of directors of the final version of the ancillary agreements.

          On January 7, 2010, O.A.K.'s board of directors met to review the final version of the ancillary agreements. Because the ancillary agreements were acceptable, O.A.K.'s board of directors voted, unanimously, to adopt the merger agreement and recommend that the shareholders of O.A.K. approve the merger agreement.

          The merger agreement was executed on January 7, 2010. A joint press release regarding the merger was issued on January 8, 2010.

Reasons for the Merger

O.A.K.

          The O.A.K. board of directors, with the assistance of its financial and legal advisors, evaluated and considered a variety of financial, legal, and market considerations relating to its decision to proceed with the merger. The terms of the proposed merger, including the consideration to be received by O.A.K.'s shareholders, are the result of arm's length negotiations between the representatives of O.A.K. and Chemical. The decision of the board of directors to approve the merger, adopt the merger agreement, and recommend that shareholders approve the merger agreement was the result of extensive discussions and deliberation that took place over a period of over six months, with scheduled formal discussions occurring at nine meetings of board of directors, and numerous informal discussions among directors and management. The board of directors received multiple presentations from its financial advisors and legal counsel. The decision of the board of directors was without dissenting vote.

          There is no single reason for the decision of the board of directors. No specific levels of importance were placed on any of the factors considered, and each director likely reached his/her decision by placing different weights on different factors.

          The factors considered by the board of directors included, but were not limited to, the following:
•	The board of directors considered O.A.K.'s future prospects for enhancing shareholder value by continuing to operate as an independent bank holding company.

•	The board of directors considered the strategic nature of the proposed combination with Chemical and the opportunity to create future financial value for the shareholders as a combined organization.

•

The board of directors considered the business, financial conditions, and earnings prospects of Chemical and the apparent competence, experience, community banking philosophy, and integrity of Chemical and its management.

•

The board of directors considered that, by becoming part of a larger organization with greater resources, O.A.K. will be able to better serve its customers and communities and provide a broader array of products and services that will be competitive with other financial service providers in west Michigan.

•	The board of directors considered the financial value of the Chemical proposal and the premium that value represents over the current market value of O.A.K.'s common stock.

•

The board of directors considered the fact that Chemical's common stock trades on the NASDAQ Stock Market with substantially higher trading volumes than O.A.K.'s stock, and that following the merger O.A.K.'s shareholders would benefit from this increased liquidity.

•

The board of directors has considered that Chemical is categorized as "well capitalized" under banking regulations by a significant margin, has a strong liquidity position, and has remained consistently profitable during the challenging years of 2008 and 2009.

•	The board of directors has considered that Chemical, like O.A.K., has a history of paying consistent quarterly cash dividends to its shareholders.

•

The board of directors has considered that Chemical, like O.A.K., has not issued preferred stock under the TARP Capital Purchase Program, is not subject to the dividend obligations associated with TARP preferred stock, is not subject to the restrictions applicable to participants in the TARP Capital Purchase Program, and is not subject to the potential dilution associated with conversion of TARP preferred stock or the associated TARP warrants.

•

The board of directors considered that a stock-for-stock merger is a tax efficient structure for the transaction, which, unlike a cash transaction, will not result in realized capital gains to O.A.K.'s shareholders.

•

The board of directors considered the oral opinion of its financial advisors that the per share consideration to be received by O.A.K. shareholders was fair to O.A.K.'s shareholders from a financial point of view.

          After thorough consideration of all factors deemed relevant by the board of directors, O.A.K.'s board of directors concluded that the merger agreement and the consideration to be paid under the merger agreement represented the best entire value reasonably available to O.A.K.'s shareholders, and that the proposal was in the best interests of O.A.K. and its shareholders.

Chemical

          The board of directors of Chemical has unanimously determined that the proposed merger is desirable and in the best interests of its shareholders. In negotiating the terms of the merger agreement and in considering its adoption, the board of directors of Chemical reviewed the financial results and conditions of Chemical and O.A.K., the perceived prospects for each in the future, and the business philosophies of Chemical and O.A.K.

          Chemical's board of directors has recognized that its opportunity to grow organically within its existing markets is, to some degree, limited by competition and economic conditions. Growth through acquisition has been part of Chemical's strategic plan for several years. O.A.K.'s expressed interest in a business combination presented Chemical's board of directors and management with an opportunity to implement this strategy.

          Chemical's management believes that Chemical has the capital and systems capacity to support a larger organization. The strategic combination with O.A.K. is expected to allow Chemical to deploy its capital and systems more efficiently to support a larger organization. Chemical also believes that each organization has complimentary strengths in its product offerings that present opportunities for synergies for both banks when these strengths are shared between the two organizations.

          The board of directors of Chemical believes the merger provides the shareholders of Chemical an opportunity to have an interest in a larger and more diversified financial organization. Shareholders of Chemical may enjoy certain benefits associated with the combined organization's larger and more diversified asset base and access to a broader range of markets. The shareholders of Chemical will, however, be subject to the risks associated with O.A.K., in which they have not previously held an interest.

          The board of directors of Chemical believes that the merger will enable the corporations' subsidiaries to become more effective competitors in their respective markets through access to greater financial and managerial resources. The board of directors of Chemical considers this access to be important in light of increased competition from a broader range of financial institutions than has generally been encountered in the banking industry. The board of directors of Chemical also believes that the merger will permit the achievement of certain economies of scale in the areas of administration, regulatory compliance, management and capital formation. The board of directors of Chemical did not assign any particular weight to any one of the foregoing factors.

Fairness Opinion of Donnelly Penman & Partners

          O.A.K. retained Donnelly Penman to act as O.A.K.'s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with O.A.K. Donnelly Penman is a recognized investment banking and advisory firm. As a part of its investment banking and advisory business, Donnelly Penman is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOP, going private transactions, corporate and other purposes.

          At the January 5, 2010 special meeting of the O.A.K. board of directors ("O.A.K. Board"), Donnelly Penman provided an oral opinion that the exchange ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock as described in the merger agreement is fair to O.A.K.'s shareholders from a financial point of view. No limitations were imposed by O.A.K. on the scope of Donnelly Penman's investigation or on the procedures followed by Donnelly Penman in rendering its opinion. At the same meeting, the O.A.K. Board approved the merger and the merger agreement, subject to review by the O.A.K. Board of the final version of certain ancillary agreements. On January 7, 2010, Donnelly Penman delivered its written opinion to the O.A.K. Board confirming its oral opinion, and the O.A.K. Board voted, unanimously, to adopt the plan of merger and recommend that the shareholders of O.A.K. approve the merger agreement.

          The full text of the opinion of Donnelly Penman, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Donnelly Penman, is attached as Appendix B to this prospectus and proxy statement. Holders of O.A.K. common stock are urged to read the opinion in its entirety. Donnelly Penman's opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any O.A.K. shareholder as to how such shareholder should vote at the O.A.K. special shareholder meeting. The summary set forth in this prospectus and proxy statement of the opinion of Donnelly Penman is qualified in its entirety by reference to the full text of its opinion attached to this document as Appendix B.

          In arriving at its opinion, Donnelly Penman engaged in discussions with members of both the management teams of O.A.K. and Chemical concerning the historical and current business operations, financial conditions and prospects of O.A.K. and Chemical and reviewed:
•	the merger agreement;

•	a draft dated February 4, 2010, of the registration statement on Form S-4 to be filed by Chemical with the Securities and Exchange Commission in connection with the merger;

•

certain publicly-available information for O.A.K., including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2009, and the full year 2009 earnings press release dated February 8, 2010;

•

certain publicly-available information for Chemical, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 and the quarterly reports Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2009, and the full year 2009 earnings press release issued on January 25, 2010;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of O.A.K. furnished by senior management of O.A.K.;

•

certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of Chemical furnished by senior management of Chemical;

•	O.A.K. senior management projected earnings estimates for fiscal years 2010 through 2014, which O.A.K. management deemed reasonable;

•	Chemical senior management projected earnings estimates for fiscal year 2010, which Chemical management deemed reasonable;

•

the amount and timing of the projected deal costs, projected cost savings and projected ASC 805 mark to market impacts (formerly known as FAS 141R) expected to result from the merger which were furnished by senior management of Chemical;

•	the financial condition and operating results of certain other financial institutions that Donnelly Penman deemed comparable;

•	a contribution analysis of O.A.K. and Chemical to the combined entity with regard to certain financial metrics as of December 31, 2009;

•	the recent stock prices and trading activity for the common stock of both Chemical and O.A.K. during the last year and up until the day prior to the announcement of the merger;

•

various valuation analyses of O.A.K. that Donnelly Penman performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Chemical that Donnelly Penman performed including an analysis of comparable companies; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

          In conducting its review and arriving at the opinion, Donnelly Penman, with O.A.K. Board consent, has relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Donnelly Penman by O.A.K. and Chemical or upon publicly available information. Donnelly Penman does not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman has further relied upon the assurance of management of O.A.K. and Chemical that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of O.A.K. and Chemical. Donnelly Penman did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of O.A.K. and Chemical were and will continue to be adequate to cover such losses. The opinion is necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by Donnelly Penman on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, unless requested by the O.A.K. Board in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of such a written request.

          No limitations were imposed by O.A.K. on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering its opinion. During the two year period preceding the engagement of Donnelly Penman by O.A.K. with respect to the merger with Chemical, there was no material relationship between Donnelly Penman or any of its affiliates or representatives on the one hand and O.A.K. or any of its affiliates on the other hand, except O.A.K. engaged Donnelly Penman in early 2009 to provide certain financial advisory services for a total fee of $12,500. The form and amount of the consideration to be paid to O.A.K. or its shareholders were determined through arms length negotiations between O.A.K. and Chemical. Donnelly Penman was not requested to opine as to, and its opinion does not address, O.A.K.'s underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to O.A.K. Further, its opinion does not constitute a recommendation to the shareholders of O.A.K. with respect to any approval of the merger agreement or the merger.

          Additionally, Donnelly Penman was not requested to opine as to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of O.A.K.'s officers, directors or employees other than the merger consideration to be received, if any, by such persons due to their status as a shareholder of O.A.K.

          In the analyses, Donnelly Penman has made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of O.A.K. Any estimates contained in the analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No comparable company or merger utilized in our analyses was identical to O.A.K., Chemical or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of O.A.K. and Chemical or companies to which it is being compared. None of the analyses performed by Donnelly Penman was assigned a greater significance than any other.

          The financial forecast information and projected cost savings and other projected synergies expected to result from the merger furnished by management of O.A.K. and Chemical, respectively, and deemed reasonable by them, contained in or underlying Donnelly Penman's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with O.A.K.'s and Chemical's consent, that the projected financial forecasts, including the projected cost savings, projected ASC 805 adjustments, and other projected synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of O.A.K. and Chemical, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Donnelly Penman's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

          The following is a brief summary of the analyses performed by Donnelly Penman in connection with its oral opinion delivered to the O.A.K. Board on January 5, 2010 and with its written opinion delivered to the O.A.K. Board on January 7, 2010. Certain analyses, herein, have been updated to reflect currently available information for purposes of the written fairness opinion.

Summary Analysis of the Transaction

          Donnelly Penman reviewed the terms of the merger. It noted that the exchange ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock meant that the transaction had an implied per share value of $28.65 for each share of O.A.K. common stock based upon the closing price of Chemical of $21.94 on January 6, 2010. This implied per share value represents a 111.2% premium to tangible book value per O.A.K. share of $25.76 as of December 31, 2009. Donnelly Penman also noted that, based on the exchange ratio, the transaction had an implied aggregate value of approximately $77.4 million (exclusive of transaction costs) as of January 6, 2010. The complete aggregate deal metrics are displayed below:
Deal Price(1)	Price/Tang. Book Value	Price/2009 Diluted Earnings	Price/2010E Diluted Earnings	Price/Assets	Price/Deposits	Premium to Core Deposits	Premium to O.A.K. Stock Price(2)
$77,441,208	111.2%	143.41x	14.05x	9.42%	11.22%	1.79%	65.13%

(1)

Deal price is based on the closing price of Chemical stock on January 6, 2010 and the fixed exchange ratio of 1.306 which was established based on a 20-day trading average of Chemical's closing stock price at December 30, 2009.

(2)	Premium to O.A.K. stock price is as of January 6, 2010 ($28.65 implied per share transaction price/$17.35 O.A.K. stock price).
(3)	Unless otherwise noted, pricing metrics reflect O.A.K. data for the year ended as of December 31, 2009.

Dividend Analysis

          Donnelly Penman reviewed the current quarterly dividend distribution rates for each company and assumed an annualized rate of each such quarterly distribution rate. Donnelly Penman noted that under current quarterly dividend distribution rates for both companies and taking into account the 1.306 exchange ratio per O.A.K. share that there is a material increase in both the nominal amount of the cash dividend as well as the effective yield for O.A.K. shareholders (after the merger is completed). Donnelly Penman also reviewed a scenario with reduced dividends of 50% for both entities. Under both scenarios, the analysis yielded a higher dividend level to O.A.K. shareholders if the merger was consummated.

Contribution Analysis

          The contribution analysis performed by Donnelly Penman compares the relative contribution of key balance sheet and income statement measures by Chemical and O.A.K. to the pro-forma consolidated company.

O.A.K. / Chemical
Contribution Analysis (1)
($ in 000s)
	Chemical 12/31/2009	O.A.K. 12/31/2009	Percent Contribution
			Chemical	O.A.K.
Total Assets	$4,250,712	$821,773	83.8%	16.2%
Total Loans, Net	2,912,319	679,740	81.1%	18.9%
Core Deposits (2)	3,009,170	437,952	87.3%	12.7%
Total Equity	474,311	69,672	87.2%	12.8%

2009 FYE Net Income	$10,003	$540	94.9%	5.1%

Shares Outstanding (Pro Forma Company)	23,891,321	3,530,129	87.1%	12.9%

Average			86.9%	13.1%

(1)	Contribution analysis is prior to any ASC 805 impacts (formerly known as FAS 141R) accounting adjustments.
(2)	Core deposits for Chemical estimated based on total deposits as of December 31, 2009 for Chemical, less time deposits greater than $100,000 per Chemical Bank's December 31, 2009 call report.

The range of contribution from O.A.K. ranges from 5.1% to 18.9% in the pro forma consolidated company, with an average of 13.1%. Donnelly Penman notes that O.A.K. shareholders will own 12.9% of the pro forma company.

Analysis of Selected Comparable Companies - Midwest Peer Group - O.A.K.

          Donnelly Penman compared selected financial and operating results of O.A.K. to a peer group that included the following 57 publicly traded commercial banks in Illinois, Indiana, Michigan, Ohio, and Wisconsin, which were selected based on comparable asset size. Specifically, the peer group identified had assets between $400 million and $1.5 billion. The peer group had median trading multiples of 55.15% of book value per share, 67.85% of tangible book value per share and 12.60 times latest twelve months earnings per share. This compares with O.A.K.'s financial metrics of 65.77% book value per share, 65.83% of tangible book value per share and a non-meaningful earnings multiple as of December 31, 2009. These peer companies consisted of:

Ameriana Bancorp	ASBI
Baraboo Bancorporation, Inc.	BAOB
Baylake Corp.	BYLK
Blackhawk Bancorp, Inc.	BHWB
Camco Financial Corporation	CAFI
ChoiceOne Financial Services, Inc.	COFS
Community Bank Shares of Indiana, Inc.	CBIN
Community Central Bank Corporation	CCBD
Cortland Bancorp	CLDB
Croghan Bancshares, Inc.	CHBH
CSB Bancorp, Inc.	CSBB
DCB Financial Corp	DCBF
Dearborn Bancorp, Inc.	DEAR
F.S. Bancorp	FXLG
Farmers & Merchants Bancorp, Inc.	FMAO
Farmers Bancorp	FABP
Farmers National Banc Corp.	FMNB
Fentura Financial, Inc.	FETM
First Bankers Trustshares, Inc.	FBTT
First Banking Center, Inc.	FBCI
First Business Financial Services, Inc.	FBIZ
First Citizens Banc Corp	FCZA
First Community Financial Partners, Inc.	FCMP

First Internet Bancorp	FIBP
First Manitowoc Bancorp, Inc.	FMWC
First Mid-Illinois Bancshares, Inc.	FMBH
Firstbank Corporation	FBMI
Foresight Financial Group, Inc.	FGFH
German American Bancorp, Inc.	GABC
Heartland BancCorp	HLAN
Horizon Bancorp	HBNC
Independent Alliance Banks, Inc.	IALB
Indiana Community Bancorp	INCB
Isabella Bank Corporation	ISBA
Keweenaw Financial Corporation	KEFI
LCNB Corp.	LCNB
LNB Bancorp, Inc.	LNBB
Mackinac Financial Corporation	MFNC
MBT Financial Corp.	MBTF
Mid-Wisconsin Financial Services, Inc.	MWFS
Middlefield Banc Corp.	MBCN
Monroe Bancorp	MROE
NB&T Financial Group, Inc.	NBTF
NI Bancshares Corporation	NIBA
Northern States Financial Corporation	NSFC
Ohio Valley Banc Corp.	OVBC
Princeton National Bancorp, Inc.	PNBC
PSB Group, Inc.	PSBG
PSB Holdings, Inc.	PSBQ
Rurban Financial Corp.	RBNF
S.B.C.P. Bancorp, Inc.	SBBI
Southern Michigan Bancorp, Inc.	SOMC
Tower Financial Corporation	TOFC
Tri City Bankshares Corporation	TRCY
United Bancorp, Inc. (OH)	UBCP
United Bancorp, Inc. (MI)	UBMI
United Bancshares, Inc.	UBOH

          This comparison showed that, among other things, for the latest twelve months ("LTM") ended September 30, 2009:

•	O.A.K.'s tangible common equity to tangible assets ratio was 8.48%, compared with the Midwest peer group median of 7.34%;

•	O.A.K.'s ratio of nonperforming assets ("NPAs") (excluding total accruing loans contractually past due 90 days or more) to total assets was 2.10%, compared with the Midwest peer group median of 2.30%;

•	O.A.K.'s loan loss reserves to NPAs ratio was 79.96%, compared to the Midwest peer group median of 48.17%;

•	O.A.K.'s ratio of core deposits to deposits was 66.93%, compared to the Midwest peer group median of 82.71%; and

•	O.A.K.'s LTM return on average assets ("ROAA") was negative 0.11%, compared with the Midwest peer group median of 0.35%.

          Financial results for the LTM ended September 30, 2009, excluding stock price, were utilized as that was the most recent available information as of January 7, 2009 (the date the merger agreement was signed). No financial institution used in the above analyses as a comparison is identical to O.A.K. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which O.A.K. was compared.

Analysis of Selected Comparable Companies - Michigan and Grand Rapids Peer Groups - O.A.K.

          Additionally, Donnelly Penman reviewed 36 publicly traded commercial banks in Michigan. The Michigan peer group had median trading multiples of 42.96% of book value per share, 45.66% of tangible book value per share and 16.00 times last twelve months earnings per share. These peer companies consisted of:

Birmingham Bloomfield Bancshares, Inc.	BBBI
Capitol Bancorp Ltd.	CBC
Central Bank Corporation	CBSU
Century Financial Corporation	CYFL
Chemical Financial Corporation	CHFC
ChoiceOne Financial Services, Inc.	COFS
Citizens Republic Bancorp, Inc.	CRBC
Clarkston Financial Corporation	CKFC
CNB Corporation	CNBZ
Commercial National Financial Corporation	CEFC
Community Central Bank Corporation	CCBD
Community Shores Bank Corporation	CSHB
County Bank Corp	CBNC
CSB Bancorp, Inc.	CBMI
Dearborn Bancorp, Inc.	DEAR
Eastern Michigan Financial Corp	EFIN
Fentura Financial, Inc.	FETM
Firstbank Corporation	FBMI
FNBH Bancorp, Inc.	FNHM
Grand River Commerce, Inc.	GNRV
HCB Financial Corporation	HCBN
Independent Bank Corporation	IBCP
Isabella Bank Corporation	ISBA
Keweenaw Financial Corporation	KEFI
Macatawa Bank Corporation	MCBC
Mackinac Financial Corporation	MFNC
MBT Financial Corp.	MBTF
Mercantile Bank Corporation	MBWM
Monarch Community Bancorp, Inc.	MCBF
Oxford Bank Corporation	OXBC
Plymouth Financial Corporation	PFNL
PSB Group, Inc.	PSBG
Southern Michigan Bancorp, Inc.	SOMC
United Bancorp, Inc.	UBMI
University Bancorp, Inc.	UNIB
West Shore Bank Corporation	WSSH

          As a subset of the Michigan peer group, Donnelly Penman reviewed the implied median trading multiples of commercial banks located within the Grand Rapids MSA. These 6 banks (COFS, GNRV, HCBN, IBCP, MCBC, and MBWM) yielded median valuation metrics of 56.00% of book value per share, 59.83% of tangible book value per share and 37.50 times LTM earnings.

          Financial results for the LTM ended September 30, 2009, excluding stock price, were utilized as that was the most recent available information as of January 7, 2009 (the date the merger agreement was signed). No financial institution used in the above analyses as a comparison is identical to O.A.K. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which O.A.K. was compared.

Analysis of Selected Comparable Companies - Midwest Peer Group - Chemical

          Donnelly Penman compared selected financial and operating results of Chemical to a peer group that included the following 11 publicly traded commercial banks in Illinois, Indiana, Michigan, Ohio, and Wisconsin, which were selected based on comparable asset size and asset quality. Specifically the peer group identified had assets between $2.0 billion and $10.0 billion, and non-performing assets to assets less than 5.0%. The peer group had median trading multiples of 96.69% of book value per share, 116.58% of tangible book value per share and 14.00 times latest twelve months earnings per share. This compares with Chemical's financial metrics of 117.55% book value per share, 138.46% of tangible book value per share and 63.73 times latest twelve months earnings per share as of December 31, 2009. These peer companies consisted of:

1st Source Corporation	SRCE
First Financial Bancorp.	FFBC
First Financial Corporation	THFF
First Merchants Corporation	FRME
First Midwest Bancorp, Inc.	FMBI
Lakeland Financial Corporation	LKFN
MainSource Financial Group, Inc.	MSFG
Old National Bancorp	ONB
Park National Corporation	PRK
Peoples Bancorp Inc.	PEBO
Taylor Capital Group, Inc.	TAYC

          This comparison showed that, among other things, for the LTM ended September 30, 2009:
•	Chemical's tangible common equity to tangible assets ratio was 9.70%, compared with the Midwest peer group median of 7.27%;

•	Chemical's ratio of NPAs (excluding total accruing loans contractually past due 90 days or more) to total assets was 3.49%, compared with the Midwest peer group median of 3.02%;

•	Chemical's loan loss reserves to NPAs ratio was 52.07%, compared to the Midwest peer group median of 57.69%;

•	Chemical's ratio of core deposits to deposits was 89.31%, compared to the Midwest peer group median of 85.80%; and

•	Chemical's LTM ROAA was 0.23%, compared with the Midwest peer group median of 0.38%.

          Financial results for the LTM ended September 30, 2009, excluding stock price, were utilized as that was the most recent available information as of January 7, 2009 (the date the merger agreement was signed). No financial institution used in the above analyses as a comparison is identical to Chemical. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which Chemical was compared.

Trading Analyses

          Donnelly Penman reviewed the stock prices, relative performance and trading volumes of both O.A.K. and Chemical over various time frames and to various indices. Additionally, Donnelly Penman charted the published stock price and tangible book value multiples for both companies over the last five years. Donnelly Penman noted that Chemical has significantly greater liquidity in its stock when comparing the company to O.A.K.'s stock.

O.A.K. / Chemical
Trading / Volume / Stock Performance Analysis (1)(2)
	O.A.K.			Chemical
	Price	Volume	of Current Shares Outstanding	Price	Volume	of Current Shares Outstanding
January 6, 2010	$17.35	0	0.00%	$21.94	145,430	0.61%
December 31, 2009	$17.35	100	0.00%	$23.58	36,507	0.15%
30-Day Average	$18.09	824	0.03%	$23.73	50,756	0.21%
90-Day Average	$18.81	432	0.02%	$22.96	51,148	0.21%
180-Day Average	$19.20	294	0.01%	$21.82	53,531	0.22%
1-Year Average	$18.09	694	0.03%	$21.48	71,771	0.30%

	Price Performance
	O.A.K.	Chemical	NASDAQ Bank	SNL Micro Cap Bank	S&P 500
30-Day Return	-6.22%	-1.46%	2.01%	0.78%	0.53%
90-Day Return	-19.30%	11.97%	0.71%	-6.15%	8.77%
180-Day Return	0.00%	22.88%	8.98%	-10.46%	24.39%
1-Year Return	-9.54%	-15.42%	-18.50%	-27.86%	23.45%
3-Year Return	-50.93%	-28.00%	-51.92%	-64.20%	-21.38%
5-Year Return	-49.64%	-42.32%	-48.69%	-58.12%	-7.99%

(1)	All averages and return data are as of December 31, 2009.
(2)	Source: SNL Financial

Analysis of Selected Comparable Transactions - National and Midwest Groups

          Donnelly Penman reviewed and compared actual information for 59 completed or pending bank merger transactions announced from a period of January 1, 2009 to January 6, 2010 (with deal metrics and transaction values greater than $5 million) throughout the nation ("National Group"). Furthermore, the transactions listed involved 15 commercial banks located in Illinois, Indiana, Ohio, and Pennsylvania ("Midwest Group"). These 59 transactions consisted of:

Buyer / Seller
Colorow Investment Corp./ TBHC Inc.
Horizon Bancorp/ Am Tru Inc.*
Tower Bancorp Inc./ First Chester County Corp.* **
PNBK Holdings LLC/ Patriot National Bancorp Inc.
Apollo Bancshares Inc./ Union Credit Bank
United Community Bancorp Inc./ Brown Co. St Bank and Marine B&T*
Private Investor - R. Dean Phillips/ HNB National Bank
Excel Financial LLC/ Ohio Legacy Corp*
EB Financial Group Inc./ Baytree National B&TC*
Union Savings Bank/ First Litchfield Financial
First National Security Co./ Heritage Capital Corporation
Rbancshares Inc./ Ohio State Bancshares Inc.*
Community Bank Partners/ Palisades National Bank
Diamond Bancorp Inc./ DG Bancorp Inc.*
Two Roa LLC/ RB Bancorp
Stockmens Ltd. Partnership/ Valentine Bancorporation
Investor group/ Texas Enterprise Bank
BW Acquisition LLC/ Utah Community Bancorp
Bank4Texas Holdings Inc./ Northern Bancshares Inc.

First Niagara Financial Group/ Harleysville National Corp.* **
First American Financial Mgmt Co./ Community Bank of Rowan
Investor group/ Bank of Santa Barbara
Management group/ Bank of Belleville*
Ladder Capital Finance Holdings/ FirstCity Bank of Commerce
Happy Bancshares Inc./ First Canadian Bancorp Inc.
NB&T Financial Group Inc./ Community National Corp.*
United Financial Bancorp/ CNB Financial Corp
Cache Holdings Inc./ Healthcare Bancorp Inc
Danvers Bancorp Inc./ Beverly National Corp.**
Carolina Trust Bank/ Carolina Commerce Bank
Central Bancorp Inc./ Farmers & Stockmens Bank Clayton
Sandhills Bancshares Inc./ TransPecos Banks - Iraan
Foothills Bank/ Yuma Community Bank
Farmers Bancorp Inc./ First State Bank
First Savings Financial Group/ Community First Bank*
Investor group/ Panther Community Bank NA
FCB Florida Bancorp Inc/ Anderen Financial Inc.**
First Community Bancshares Inc/ TriStone Community Bank
Southern Bancorp Inc./ Timberland Bank
Merchants Bancorp Inc./ CB Bancorp Incorporated*
Armed Forces Bank Holding Co./ 2 Bank Subsidiaries**
CommerceWest Bank NA/ Discovery Bancorp
Community Exchange Bancshares/ Hindman Bancshares Inc.
Glacier Bancorp Inc./ First Co.
Pratt Community Bancshares Inc./ First Pratt Bankshares Inc.
New England Bancshares/ Apple Valley Bank & Trust
Farmers&Merchants Bankshares Inc./ Lee County Bancshares Inc.
Premier Financial Bancorp Inc./ Abigail Adams National Bancorp
M&T Bank Corp./ Provident Bankshares Corp.
Chemung Financial Corp./ Canton Bancorp Inc.*
Penseco Financial Services/ Old Forge Bank* **
FSB Investments LLC/ MidWest Community Financial
Midland States Bancorp Inc./ Waterloo Bancshares Inc.*
Big Country Bancshares Inc./ Citizens Bank NA
Yadkin Valley Financial/ American Community Bancshares**
First Sentry Bancshares Inc./ Guaranty Financial Services Inc.
USAmeriBancorp/ Liberty Bank
Educational Services of Amer./ Community Bank
BMC Bancshares Inc./ First National Bank Graford

*Represent transactions included in the Midwest Group
**Represent transactions included in the Selected Subgroup (see below)

          This comparison showed that based on the implied transaction price of $28.65 per O.A.K. share and O.A.K.'s financial condition as of December 31, 2009:
•

The implied transaction price was 111.2% of book value and tangible book value, compared with the National Group comparable transaction group medians of 118.4% and 126.7%, respectively. Midwest Group transactions had median multiples of 97.3% and 100.2% respectively;

•

The implied transaction price to LTM earnings multiple was 143.4 times, compared with the National Group comparable transaction group median of 18.9 times LTM earnings and 15.6 times LTM earnings for the Midwest Group transactions;

•

The implied transaction price was 11.2% of deposits, compared with the National Group comparable transaction group median of 12.7% for all bank transactions and 9.7% for Midwest Group bank transactions;

•	The implied transaction price represented a 1.8% premium to core deposits, compared with the National Group comparable transaction group median of 3.6% and 0.0% for the Midwest Group transactions; and

•

The implied transaction price represented a 65.1% one-day trading premium to O.A.K.'s common stock trading price as of January 6, 2010, compared with the comparable transaction group median one-day premium of 54.5% for the National Group and 85.7% for the Midwest Group transactions.

          Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Analysis of Selected Comparable Transactions - Selected Subgroup

          Donnelly Penman reviewed and compared actual information for seven completed or pending bank merger transactions announced from a period of January 1, 2009 to January 6, 2010 (with deal metrics and transaction values between $50 million and $250 million) throughout the nation. The approximate median transaction metrics were 142.0% of book value, 144.4% of tangible book value, 18.7 times LTM earnings, 20.6% of deposits, 12.1% premium to core deposits, and a 39.1% one-day trading premium. It should be noted that the two most recently announced transactions, Tower Bancorp, Inc/First Chester County Corporation and First Niagara Financial Group, Inc./Harleysville National Corporation (both in Pennsylvania), in this subgroup displayed significantly lower transaction multiples than the group medians stated above and were contemplated at below book value.

          Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Dividend Discount Analysis - O.A.K.

          Donnelly Penman calculated an estimated equity value per share for O.A.K. based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2010 through the fiscal year ending December 31, 2014 and a projected year 2014 terminal value (assuming O.A.K. continued to operate as an independent company). The valuation date contemplated is December 31, 2009. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by O.A.K. senior management for 2010 through 2014. Donnelly Penman further assumed, which was deemed reasonable by O.A.K. management, a dividend distribution of $0.44 per share in 2010 and 2011, followed by an increase to $0.88 per share thereafter. Additionally, the O.A.K. forecast contemplated a common stock capital raise in 2010 of $9.5 million at $16.50 per share deemed necessary by management to support the capital position and growth of Byron Bank.

          This analysis utilized a discount rate of 15.0% and an average of terminal value indications, based on a multiple of 1.50 multiplied by projected 2014 tangible book value and 16.0 multiplied by 2014 net income. The discount rate was derived utilizing the Ibbotson and Associates 2009 Yearbook(1) on cost of equity buildup, in addition to Donnelly Penman analytical judgment. The terminal multiples were estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $26.43. Additionally, Donnelly Penman ran sensitivity analyses based on a range of discounts rates between 13% and 18% and terminal multiples between 110% and 190% of tangible book value and price to earnings multiples between 12.0x and 20.0x. This sensitivity analysis produced value ranges between $20.55 to $32.23 per O.A.K. share.

_______________________
(1) Stocks, Bonds, Bills and Inflation - Valuation Edition 2009 Yearbook, © Ibbotson Associates, Inc. 2009

Management After the Merger

          Upon completion of the merger, the board of directors of the combined organization will consist of 15 members, including the existing directors of Chemical immediately before the effective time of the merger and 2 directors of O.A.K. as selected by Chemical. The officers of the combined organization will be the officers of Chemical immediately before the effective time of the merger.

O.A.K. Shareholders Do Not Have Dissenters' Rights in the Merger

          Michigan law provides that if the consideration in a merger is shares listed on a national securities exchange, the holders of the stock to be exchanged are not entitled to dissenters' rights. Because Chemical's common stock is listed on a national securities exchange (NASDAQ Stock Market), there are no dissenters' rights.

Interests of O.A.K.'s Executive Officers and Directors in the Merger

          O.A.K.'s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other O.A.K. shareholders, generally. The O.A.K. board of directors was aware of these interests and considered them, among other matters, when it adopted the merger agreement and approved the merger.

Patrick K. Gill

          On August 10, 2009, Patrick K. Gill, O.A.K.'s President and Chief Executive Officer, entered into a management continuity agreement with O.A.K. Pursuant to the management continuity agreement, if the merger with Chemical occurs and Mr. Gill's employment is terminated within 6 months before or 36 months after the merger, unless the termination is because of death, disability, by Chemical for cause or by Mr. Gill other than for good reason, Mr. Gill will receive severance benefits. Mr. Gill may also terminate his employment with or without good reason anytime during the period that is 180-210 days after the effective date of the merger and receive the severance benefits.

          Under the management continuity agreement, Mr. Gill's severance benefits would be: (i) a cash amount equal to 2.99 multiplied by the sum of (a) Mr. Gill's annual base salary, plus (b) Mr. Gill's highest actual annual bonus paid during the five full calendar years preceding the merger, which shall be paid in equal bi-weekly installments over 36 months, (ii) continuation of certain health, life and disability insurance for 36 months, and (iii) outplacement services up to a maximum of $10,000.

          If any part of the severance benefits constitute a "parachute payment" under Section 280G of the Code, then, if the aggregate present value of such payments exceeds 2.99 times Mr. Gill's base amount as defined in Section 280G of the Code, then the parachute payments will be reduced to an amount equal to 2.99 times Mr. Gill's base amount.

          On January 7, 2010, Mr. Gill entered into a transition agreement with Chemical. Under the terms of the transition agreement, after the closing Mr. Gill will be employed by Chemical as Chairman of Chemical's West Region. Chemical may terminate Mr. Gill's employment at any time with or without cause. If Mr. Gill's employment is terminated in a manner that would entitle him to benefits under his management and continuity agreement, severance benefits will be paid as set forth in the management and continuity agreement.

          Under his transition agreement, Mr. Gill is entitled to the following payments: (i) annual salary of $285,000, (ii) $40,000 if he does not terminate his employment during the 90 days immediately following the merger, (iii) $45,000 if he does not terminate his employment during the period that is 91-180 days after the merger, and (iv) $40,000 at the closing of the merger as consideration for Mr. Gill extending his non-competition and non-solicitation covenants in his management continuity agreement from 12 months post-termination of employment to 18 months post-termination of employment. Mr. Gill will also receive the first and second payments described in this paragraph if Chemical terminates his employment without cause (as defined in Mr. Gill's management continuity agreement).

          In the event that any of the benefits under Mr. Gill's transition agreement trigger excise tax imposed by Section 409A of the Internal Revenue Code, then Chemical will pay Mr. Gill a gross-up payment equal to any excise tax imposed on the payments.

Joel F. Rahn

          On January 7, 2010, Joel F. Rahn, O.A.K.'s Chief Loan Officer, entered into a retention bonus and non-competition agreement with Chemical. Under the terms of the retention bonus and non-competition agreement, Mr. Rahn will be employed by Chemical as Senior Vice President of Credit Administration. Under the retention bonus and non-competition agreement, Mr. Rahn will: (i) be paid an annual salary of $160,000, (ii) be granted $100,000 of restricted stock units on the closing date of the merger, which will vest 50% on each of the first and second anniversaries of the closing of the merger, if Mr. Rahn is employed with Chemical on those dates, (iii) receive a one time payment of $200,000 as consideration for a covenant not-to-compete that will last at least 18 months after the closing of the merger and may last between 12 to 18 months after termination of employment depending on when and how Mr. Rahn's employment with Chemical terminates, and (iv) be eligible to receive two retention bonus payments totaling $200,000, which will be paid 50% on the first anniversary of the closing and 50% on the second anniversary of the closing, if Mr. Rahn is employed with Chemical on those dates.

          In the event that any of the benefits under Mr. Rahn's retention and non-competition agreement trigger excise tax imposed by Section 409A of the Internal Revenue Code, then Chemical will pay Mr. Rahn a gross-up payment equal to any excise tax imposed on the payments.

James A. Luyk

          On August 10, 2009, James A. Luyk, O.A.K.'s Chief Financial Officer and Chief Operating Officer, entered into a management continuity agreement with O.A.K. Pursuant to the management continuity agreement, if the merger with Chemical occurs and Mr. Luyk's employment is terminated within 6 months before or 36 months after the merger, unless the termination is because of death, disability, by Chemical for cause or by Mr. Luyk other than for good reason, Mr. Luyk will receive severance benefits. Mr. Luyk may also terminate his employment with or without good reason anytime during the period that is 180-210 days after the effective date of the merger and receive the severance benefits.

          Under the management continuity agreement, Mr. Luyk's severance benefits would be: (i) a cash amount equal to 2.75 multiplied by the sum of (a) Mr. Luyk's annual base salary, plus (b) Mr. Luyk's highest actual annual bonus paid during the five full calendar years preceding the merger, which shall be paid in equal bi-weekly installments over 30 months, (ii) continuation of certain health, life and disability insurance for 30 months, and (iii) outplacement services up to a maximum of $10,000.

          If any part of the severance benefits constitute a "parachute payment" under Section 280G of the Code, then, if the aggregate present value of such payments exceeds 2.99 times Mr. Luyk's base amount as defined in Section 280G of the Code, then the parachute payments will be reduced to an amount equal to 2.99 times Mr. Luyk's base amount.

Stock Options

          If the merger is completed as planned, each unexercised stock option to acquire O.A.K. common stock will become an option to purchase the number of shares of Chemical common stock equal to the number of shares of O.A.K. common stock subject to the unexercised option multiplied by 1.306 rounded to the nearest whole share on the following terms:
•

the exercise price per share of Chemical common stock under each unexercised option shall be equal to the exercise price per share of the O.A.K. common stock purchasable under the cancelled option divided by 1.306, rounded to the nearest whole cent;

•	each unexercised option that is an "incentive stock option" shall be adjusted as required by the Internal Revenue Code so as not to constitute a modification, extension or renewal of that option; and

•

Chemical will assume the rights, duties and obligations of O.A.K. under the O.A.K. stock option plans, as amended. The duration and other terms and conditions of the unexercised O.A.K. options shall be the same as the options granted pursuant to the O.A.K. stock option plans, except that any reference to O.A.K will be considered to be a reference to Chemical.

Indemnification and Insurance

          Under the merger agreement Chemical must honor any and all rights to indemnification and advancement of expenses that existed on the date of the merger agreement in favor of present and former directors and officers of O.A.K. and any subsidiary of O.A.K under their articles of incorporation or bylaws. Chemical has agreed to cause the officers and directors of O.A.K. immediately before the effective time of the merger to be covered immediately following the merger and for a period of six years by a directors' and officers' liability insurance policy. These provisions are contractual rights enforceable by O.A.K. directors and officers.

Accounting Treatment

          In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Chemical will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of O.A.K. will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of consummation of the merger and consisting of the shares of Chemical common stock to be issued to former O.A.K. shareholders plus cash in lieu of any fractional shares, exceeds the fair value of the net assets including identifiable intangibles of O.A.K. at the effective date of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of O.A.K. being included in the consolidated income of Chemical beginning from the effective date of the merger.

Material United States Federal Income Tax Consequences

          The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of O.A.K. common stock that exchange their shares of O.A.K. common stock for shares of Chemical common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this prospectus and proxy statement. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

          This discussion addresses only those O.A.K. common shareholders that hold their shares of O.A.K. common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of O.A.K. common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of O.A.K. common stock that received O.A.K. common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of O.A.K. common stock that holds O.A.K. common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

          Determining the actual tax consequences of the merger to you may be complex. It will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

          For purposes of this discussion, the term "U.S. holder" means a beneficial owner of O.A.K. common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

          The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds O.A.K. common stock generally, will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding O.A.K. common stock should consult their own tax advisors.

          The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a condition to the respective obligations of Chemical and O.A.K. to complete the merger that each of Chemical and O.A.K. receives a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Chemical common stock you receive in the merger, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of Chemical common stock you would otherwise be entitled to receive.

THE MERGER AGREEMENT

          The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and proxy statement as Appendix A and is here incorporated by reference. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Structure of the Merger

          At the time the merger becomes effective, O.A.K. will be merged with and into Chemical. The surviving corporation will be Chemical, which will own Byron Bank and all of the other assets of O.A.K. Upon completion of the merger, Chemical would have authorized capital stock of 30,000,000 shares of common stock, par value of $1.00 per share, of which approximately 27,432,648 shares will be issued and outstanding, and 200,000 shares of preferred stock, none of which will be issued or outstanding. The estimated number of shares of Chemical common stock to be outstanding after the merger was determined by reference to the conversion ratio of 1.306 shares of Chemical common stock for each share of O.A.K. common stock, as applied to the 2,703,009 shares of O.A.K. common stock, added to the 23,902,519 shares of Chemical common stock outstanding as of January 31, 2010. The articles of incorporation and bylaws of Chemical as in effect immediately before the effective time of the merger will be the articles of incorporation and bylaws of the combined organization immediately after the effective time of the merger.

What O.A.K. Shareholders will Receive in the Merger

          If the merger agreement is approved and the merger is subsequently completed, each outstanding share of O.A.K. common stock that you hold will be converted into the right to receive 1.306 shares of Chemical common stock.

          Chemical will not issue fractional shares of Chemical common stock in the merger. An O.A.K. shareholder who would otherwise be entitled to receive a fraction of a share of Chemical common stock in the merger will instead receive an amount of cash determined by multiplying that fraction by the average price of Chemical common stock for the 20 trading days ending on the sixth business day prior to the closing date of the merger on which those shares were actually traded in transactions reported on the NASDAQ Stock Market.

          The amount and nature of the merger consideration was established through arm's-length negotiations between Chemical and O.A.K. and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate.

          We cannot assure you that the current fair market value of Chemical common stock or O.A.K. common stock will be equivalent to the fair market value of Chemical common stock or O.A.K. common stock on the effective date of the merger.

Adjustment of Merger Consideration

          The merger consideration is subject to adjustment in certain limited circumstances, including the following:
•

If the aggregate of certain loan loss and shareholders' equity levels (collectively, the "Losses" as defined in section 2.2.5 of the merger agreement) exceed $10,000,000 by an amount up to a maximum of $5,000,000, then the merger consideration will be reduced. The amount by which the merger consideration will be reduced is determined by reference to the transaction value (defined in the merger agreement as $83,793,270). For every dollar that the Losses exceed $10,000,000 (up to a maximum of $5,000,000) the transaction value will be reduced by $1.50. Using a formula set forth in the merger agreement, the merger consideration is then reduced relative to the corresponding reduction in the transaction value. For example, if the Losses totaled $12,000,000, the transaction value would be reduced by $3,000,000 to $80,793,270, and the merger consideration would be reduced from 1.306 shares of Chemical common stock for each share of O.A.K. common stock to 1.260. For additional information on this potential adjustment, see sections 2.2.5, 5.23 and 5.24 of the merger agreement, which are here incorporated by reference.

•

If the number of shares of common stock of Chemical changes before the merger is completed because of a business combination, recapitalization, reclassification, subdivision or other similar change in capitalization, then the nature or amount of consideration to be received by the shareholders of O.A.K. in exchange from their shares of O.A.K. common stock will be adjusted in such manner and at such time as shall be equitable under the circumstances.

Cessation of Shareholder Status

          As of the effective time of the merger, holders of O.A.K. common stock outstanding immediately before the effective time of the merger will cease to be shareholders of O.A.K. and will have no rights as O.A.K. shareholders.

Upset Condition

          If the upset condition exists, O.A.K. has the right to proceed with the merger with no change to the merger consideration, or request Chemical to increase the merger consideration. If O.A.K. requests Chemical to increase the merger consideration, then Chemical can either accept or decline the requested increase to the merger consideration. If Chemical accepts the requested increase, the merger agreement will remain in effect in accordance with its terms except the merger consideration will be increased. If Chemical declines the requested increase, the merger will be abandoned, unless O.A.K. elects to proceed with the merger on the basis of the original merger consideration.

          The upset condition exits if: (i) the final Chemical price is less than $18.98, and (ii) the number determined by dividing the final Chemical price by $23.73 is less than the number obtained by subtracting 0.20 from the quotient obtained by dividing the final index price by the initial index price.

          "Final Chemical price" means the average closing price of Chemical common stock for the 20 trading days ending on the sixth business day prior to the closing date of the merger on which shares of Chemical common stock were actually traded on the NASDAQ Stock Market. "Initial index price" means the closing price of the NASDAQ Bank Index on December 30, 2009. "Final index price" means the closing price of the NASDAQ Bank Index on the 20th trading day ending on the sixth business day prior to the closing date of the merger. For additional information on the upset condition, see sections 2.7 and 2.8 of the merger agreement, which are here incorporated by reference.

Treatment of O.A.K. Stock Options

          If the merger is completed as planned, each unexercised stock option to acquire O.A.K. common stock will become an option to purchase the number of shares of Chemical common stock equal to the number of shares of O.A.K. common stock subject to the unexercised option multiplied by 1.306 rounded to the nearest whole share on the following terms:
•

the exercise price per share of Chemical common stock under each unexercised option shall be equal to the exercise price per share of the O.A.K. common stock purchasable under the cancelled option divided by 1.306, rounded to the nearest whole cent;

•	each unexercised option that is an "incentive stock option" shall be adjusted as required by the Internal Revenue Code so as not to constitute a modification, extension or renewal of that option; and

•

Chemical will assume the rights, duties and obligations of O.A.K. under the O.A.K. stock option plans, as amended. The duration and other terms and conditions of the unexercised O.A.K. options shall be the same as the options granted pursuant to the O.A.K. stock option plans, except that any reference to O.A.K will be considered to be a reference to Chemical.

Conversion of Shares; Exchange of Certificates

          The conversion of O.A.K. common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. After completion of the merger, Chemical will cause the exchange agent to promptly (i) register and issue stock certificates representing shares of Chemical common stock to you, in the name and to the address that appear on O.A.K.'s stock records at the effective time of the merger, or in such other name or to such other address as you specify in transmittal materials received by the exchange agent, and (ii) issue a check for any fractional share in the amount to which you are entitled, if any, after giving effect to any required tax withholding. The above actions of the exchange agent are subject to the exchange agent receiving all O.A.K. stock certificates held by you, or an affidavit of loss and indemnity bond for such certificates, together with properly executed transmittal materials.

Transmittal Materials

          Within 10 business days after the completion of the merger, you will be sent transmittal materials from an exchange agent for use in exchanging your old certificates and to receive the merger consideration. The transmittal materials will also contain instructions with respect to the selection of the option to enroll in Chemical's dividend reinvestment plan. In the absence of a selection to enroll in Chemical's dividend reinvestment plan, you will not be automatically enrolled in Chemical's dividend reinvestment plan.

Withholding

          Chemical and the exchange agent will be entitled to deduct and withhold from the consideration payable to you such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholder from whom they were withheld.

Effective Time of the Merger

          The merger will be completed on the date and time specified in a certificate of merger filed with the State of Michigan. The effective time of the merger is anticipated to be during the second quarter of 2010, if the merger agreement has not been terminated before then. The merger may not be completed until the O.A.K. shareholders approve the merger agreement, until all necessary regulatory approvals and consents are received, and until all of the conditions to the merger set forth in the merger agreement are satisfied or waived.

Representations and Warranties

          The merger agreement contains customary representations and warranties of Chemical and O.A.K. relating to their respective businesses. The representations and warranties of each of Chemical and O.A.K. have been made solely for the benefit of the other party and they should not be relied on by any other person. The representations and warranties of Chemical and O.A.K. do not survive the completion of the merger. For additional information on the representations and warranties of Chemical and O.A.K., see Articles III and IV of the merger agreement.

Business of O.A.K. Pending the Merger

          O.A.K. has agreed to conduct its business, manage its property, and invest its assets only in the usual, regular, and ordinary course and in substantially the same manner as before the merger agreement was signed. In particular, O.A.K. has agreed, among other things, to:

•	refrain from making any change in its articles of incorporation, bylaws, or capital stock except as effected by the merger agreement;

•	refrain from issuing any shares of capital stock, issuing any rights, redeeming shares of stock, or making any changes to capitalization, except as contemplated by the merger agreement;

•	maintain its allowance for loan and lease losses and charge off loans in accordance with past practices and applicable industry, regulatory, and generally accepted accounting standards;

•	refrain from materially changing or modifying any lending or investment policies;

•	refrain from increasing the number of directors and electing or appointing anyone to an executive office, except to reelect incumbent officers and directors;

•

take no action to increase the salary, severance, or other compensation payable to, or fringe or other benefits of, or pay any bonus to, any officer, director, or employee as a class or group, without the prior written consent of Chemical;

•	take no action to enter into any employment agreement that is not terminable without cost or penalty upon 30 days' or less notice;

•

take no action to borrow money without the prior written consent of Chemical, except for federal funds purchased and other borrowings or brokered deposits with a maturity date not later than August 31, 2010;

•

refrain from making a loan in excess of $1,000,000 or any additional or new loan to a customer who is already indebted to O.A.K. in the following amounts: (i) for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $2,000,000, (ii) for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $500,000, and (iii) for any loan customer with one or more loans with a loan grade of 7 or higher, in any amount; in each case without Chemical's consent; and

•

not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of O.A.K. common stock, other than regular quarterly cash dividends on O.A.K. common stock in an amount not to exceed an annual rate of $0.88 per share.

          For additional information on the business of O.A.K. pending the merger, see section 5.3 of the merger agreement.

Bank and Subsidiary Consolidation

          At or after the effective time of the merger, Chemical intends to consolidate Byron Bank and Chemical Bank and the corresponding subsidiaries of Byron Bank and Chemical Bank. O.A.K. has agreed that it will approve, adopt, execute and deliver all documents necessary to effect the consolidation and take other reasonable steps prior to the completion of the merger to effect the consolidations. Completion of the bank consolidation is subject to the approval of the Federal Reserve Board and the Michigan Office of Financial and Insurance Regulation ("OFIR"). The applications to obtain such approvals have been filed with the Federal Reserve Bank and OFIR. Although we do not know of any reason why we will not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Environmental Investigation

          Chemical has certain rights under the merger agreement to investigate the environmental condition of O.A.K.'s real properties. The merger agreement allows Chemical to terminate the merger agreement if the estimated after-tax environmental remediation costs for O.A.K. properties exceeds $850,000, or if the cost of such actions cannot be reasonably estimated.

Employee Matters

          Chemical has agreed to provide each O.A.K. employee who becomes an employee of Chemical with the same employee benefits provided to similarly situated employees of Chemical. All employees of O.A.K. who are employed by Chemical will receive credit for years of service at O.A.K. for all purposes, including eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Chemical employee benefit plan. Chemical has agreed to pay severance payments to all employees of O.A.K. whose job is eliminated as a result of the merger and whose employment is terminated by Chemical other than for cause within six months after completion of the merger. Continuation of certain benefits for eliminated O.A.K. employees is subject to elective continuation through COBRA. Chemical will pay the amount of any COBRA premium exceeding the employee premium expenses for the weeks of severance paid, up to a maximum of 12 weeks.

Indemnification and Insurance

          Under the merger agreement Chemical must honor any and all rights to indemnification and advancement of expenses that existed on the date of the merger agreement in favor of present and former directors and officers of O.A.K. and any subsidiary of O.A.K under their articles of incorporation or bylaws. Chemical has agreed to cause the officers and directors of O.A.K. immediately before the effective time of the merger to be covered immediately following the merger and for a period of six years by a directors' and officers' liability insurance policy. These provisions are contractual rights enforceable by O.A.K. directors and officers.

Exclusive Commitment

          O.A.K. has agreed that it will not directly or indirectly invite, initiate, solicit, or encourage any other party to make any proposal involving the sale of O.A.K. or any O.A.K. subsidiary. Further, O.A.K. has agreed that it will not negotiate with any other party regarding a possible sale of O.A.K. or any O.A.K. subsidiary or provide any nonpublic information about itself or any of O.A.K.'s subsidiaries to any party other than Chemical unless it has received an unsolicited acquisition proposal which the O.A.K. board of directors determines to be a superior proposal. O.A.K. must promptly notify Chemical of all inquires and proposals that it receives relating to a proposed sale of O.A.K. or any O.A.K. subsidiary and must keep Chemical informed on the status and details of any such inquiry or proposal.

Conditions to Complete the Merger

Mutual Conditions to Close

          The obligations of each of Chemical and O.A.K. to complete the merger are subject to the fulfillment of certain conditions, including, among others, the following:
•	the shareholders of O.A.K. must have approved the merger agreement;

•	each governmental agency having jurisdiction over the merger must have approved or consented to the merger;

•	Chemical and O.A.K. must not be subject to any order, decree, or injunction by any court or agency that enjoins or prohibits the completion of the merger; and

•	the registration statement, of which this prospectus and proxy statement is a part, must have been declared effective by the SEC and must not be subject to a stop order or threatened stop order.

Chemical's Conditions to Close

          Chemical's obligation to complete the merger is subject to the fulfillment of additional conditions, including, among others, the following:
•	the representations and warranties made by O.A.K. in the merger agreement must be true and correct when made and as of the effective time of the merger, subject to certain exceptions;

•	O.A.K. must have performed in all material respects all of the agreements, conditions, and covenants made in the merger agreement to be completed at or before the closing;

•	Chemical must have received an opinion from its counsel with respect to certain United States federal income tax consequences of the merger;

•	there must be no pending or threatened proceeding that is reasonably likely to have a material adverse effect on O.A.K.; and

•	the aggregate of the Losses (as defined in section 2.2.5 of the merger agreement) must not exceed $15,000,000.

O.A.K.'s Conditions to Close

          O.A.K.'s obligation to complete the merger is subject to the fulfillment of additional conditions, including, among others, the following:
•	The representations and warranties made by Chemical in the merger agreement must be true and correct when made and as of the effective time of the merger, subject to certain exceptions;

•	Chemical must have performed in all material respects all of the agreements, conditions, and covenants made in the merger agreement to be completed at or before the closing;

•	O.A.K. must have received an opinion from Warner Norcross & Judd LLP (legal counsel for Chemical) with respect to certain United States federal income tax consequences of the merger; and

•

O.A.K. must have received a fairness opinion from Donnelly Penman (financial advisor for O.A.K.), renewed as of a date approximately the date of this prospectus and proxy statement, to the effect that the terms of the merger are fair to O.A.K.'s shareholders from a financial point of view.

          We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this prospectus and proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

          Prior to the merger, the merger agreement may be terminated and the merger abandoned by the mutual consent of the boards of Chemical and O.A.K. or may be terminated by either of them if the merger has not been completed on or before August 31, 2010.

Chemical's Right to Terminate

          In addition, Chemical may terminate the merger agreement and abandon the merger on its own action upon the occurrence of additional events specified in the merger agreement including, among others, the following:
•

if any conditions precedent to Chemical's obligations have not been satisfied or waived by Chemical at such time as such condition can no longer be satisfied notwithstanding O.A.K.'s reasonable efforts to comply with those covenants given by O.A.K. in the merger agreement, or if any conditions precedent to O.A.K.'s obligations have not been satisfied or waived by O.A.K. notwithstanding Chemical's reasonable efforts to comply with those covenants;

•	if O.A.K.'s shareholders fail to approve the merger agreement by the requisite vote of approval at the special shareholders meeting;

•

if Byron Bank receives a rating lower than "satisfactory" under the Community Reinvestment Act as of the closing date of the merger, or if the results of the examination are still pending and Chemical is unable to satisfy itself that Byron Bank will receive a "satisfactory" or higher rating;

•	if one or more events shall have caused or are reasonably likely to cause a material adverse effect on O.A.K.; or

•

if O.A.K. receives a bona fide unsolicited proposal from a third-party to enter into a merger or similar business combination and O.A.K.'s board of directors determines in good faith (based on the advice of legal counsel) that its fiduciary duties to O.A.K.'s shareholders under applicable law require the board of directors to modify, change or withdraw its recommendation for the merger and the board of directors has decided to accept and recommend to the O.A.K. shareholders such unsolicited proposal.

O.A.K.'s Right to Terminate

          In addition, O.A.K. may terminate the merger agreement and abandon the merger on its own action upon the occurrence of additional events specified in the merger agreement including the following:
•

if any conditions precedent to O.A.K.'s obligations have not been met or waived by Chemical at such time as such condition can no longer be satisfied notwithstanding O.A.K.'s reasonable efforts to comply with those covenants given by O.A.K. in the merger agreement, or if any conditions precedent to Chemical's obligations have not been satisfied or waived by O.A.K. notwithstanding Chemical's reasonable efforts to comply with those covenants;

•	if O.A.K.'s shareholders fail to approve the merger agreement by the requisite vote at the special shareholders meeting;

•	if one or more events shall have caused or are reasonably likely to cause a material adverse effect on Chemical; or

•

if O.A.K. receives a bona fide unsolicited proposal from a third-party to enter into a merger or similar business combination and O.A.K.'s board of directors determines in good faith (based on the advice of legal counsel) that its fiduciary duties to O.A.K.'s shareholders under applicable law require the board of directors to modify, change or withdraw its recommendation for the merger and the board of directors has decided to accept and recommend to the O.A.K. shareholders such unsolicited proposal.

Termination Fee

          O.A.K. must pay Chemical a $3,000,000 termination fee if certain events or transactions occur relating to an acquisition transaction (other than the merger) involving O.A.K. or any O.A.K. subsidiary. Chemical is not entitled to the fee if events occur, such as completion of the merger. For additional information about when the termination fee must be paid by O.A.K., see section 8.5 of the merger agreement, which is here incorporated by reference.

COMPARISON OF COMMON SHAREHOLDER RIGHTS

          The rights of Chemical common shareholders are governed by the Michigan Business Corporation Act (the "MBCA") and Chemical's restated articles of incorporation, as amended, and bylaws. The rights of O.A.K. shareholders are governed by the MBCA and O.A.K.'s articles of incorporation, as amended, and bylaws. After the merger, the rights of O.A.K.'s common shareholders who become Chemical common shareholders will be governed by the MBCA and Chemical's restated articles of incorporation, as amended, and bylaws. The following discussion summarizes the material differences between the rights of Chemical common shareholders and the rights of O.A.K. common shareholders. This summary may not contain all of the information that is important to you. This summary is quantified in its entirety by reference to Chemical's restated articles of incorporation, as amended, and bylaws and O.A.K.'s articles of incorporation, as amended, and bylaws, which are here incorporated by reference.

Authorized Capital Stock

          Chemical. Chemical's restated articles of incorporation, as amended, authorizes it to issue up to 30,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, no par value.

As of the record date, there were 23,902,519 shares of Chemical common stock outstanding, and no shares of Chemical preferred stock outstanding.

          O.A.K. O.A.K.'s articles of incorporation, as amended authorizes it to issue up to 4,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, no par value. As of the record date, there were 2,703,009 shares of O.A.K. common stock outstanding, and no shares of O.A.K. preferred stock outstanding.

Size of Board of Directors

          Chemical. Chemical's bylaws provide that its board must consist of at least five directors, but may not exceed 25 directors. The exact number of directors is determined from time to time by the board of directors. Chemical's board of directors currently has 13 members.

          O.A.K. O.A.K.'s articles of incorporation, as amended, provide that the number of members of its board of directors will be determined from time to time by resolution of the board of directors. O.A.K.'s board of directors currently has 7 members.

Classes of Directors

          Chemical. Chemical's board of directors is not classified. Chemical's bylaws provide that each director is elected annually.

          O.A.K. O.A.K.'s board of directors is classified. O.A.K.'s bylaws provide that the board of directors shall be divided into three classes, each class to be as nearly equal in number as possible and to hold office in staggered three-year terms.

Nomination of Director Candidates by Shareholders

          Chemical. Chemical's bylaws provide that a shareholder of record entitled to vote in an election of directors may make a nomination by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting called for election of directors, a notice to Chemical's Secretary that includes certain required information.

          O.A.K. O.A.K.'s articles of incorporation, as amended, provide that a shareholder entitled to vote in the election of directors may make a nomination by delivering written notice (i) with respect to an annual meeting, not later than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting, and (ii) with respect to an election of directors to be held at a special meeting, not later than the close of business on the 10th day following the date on which notice of the special meeting was first mailed to O.A.K.'s shareholders. The notice must include certain required information.

Shareholder Proposals

          Chemical. Chemical's bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders if it is properly presented. For a matter to be properly presented by a shareholder, the shareholder must give notice of the matter in writing to the Secretary of Chemical. The notice must be received at the principal executive offices of Chemical not less than 120 calendar days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting, and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting.

          O.A.K. Under O.A.K.'s articles of incorporation, as amended, O.A.K.'s board will submit proposals of shareholders entitled to vote at such meeting who submit a proposal to O.A.K. not less than 60 days prior to the first anniversary of the preceding year's annual meeting. The notice must include certain required information.

Approval of Business Combinations

          Chemical. The bylaws and articles of incorporation of Chemical, as amended, do not contain any special provisions relating to the approval of business combinations.

          O.A.K. Under O.A.K.'s articles of incorporation, the board of directors may not approve, adopt or recommend any offer by any person or entity, to make a tender or exchange offer, to merge or consolidate O.A.K. with any other entity or to enter into similar transactions unless and until the board of directors has first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of O.A.K. and its shareholders.

UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          The following unaudited pro forma combined balance sheet as of December 31, 2009 and the unaudited pro forma combined income statement for the year ended December 31, 2009, have been prepared to reflect the merger of O.A.K. with and into Chemical as if the merger had occurred on December 31, 2009, with respect to the balance sheet, and as of January 1, 2009, with respect to the income statement, in each case giving effect to the pro forma adjustments described in the accompanying notes. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement.

          The pro forma adjustments are based on estimates and judgments made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts will be made based on the underlying historical financial data and their respective fair values at the time the merger is consummated. The purchase price will be computed based on Chemical's stock price at the consummation date. Chemical's management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances. However, numerous circumstances, including changes in interest rates, changes in economic conditions within the State of Michigan, or new information could cause actual fair values at the time the transaction is consummated to be significantly different than the fair values used in these pro forma financial statements. Chemical intends to engage a valuation specialist to assist in the process of developing fair values as of the effective time of the merger for financial reporting purposes.

          The unaudited pro forma combined financial information has been prepared based on the acquisition method of accounting found in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805 - Business Combinations (ASC 805), assuming 3,530,129 shares of Chemical common stock will be issued in the merger, subject to adjustment in certain limited circumstances. In addition, this assumes that 26,424 stock options will be issued by Chemical in exchange for vested stock options outstanding of O.A.K. In accordance with ASC 805, the purchase price is allocated to O.A.K. assets and liabilities acquired using their estimated fair value values as of December 31, 2009.

          The unaudited pro forma combined balance sheet as of December 31, 2009 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma combined income statement is not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the period indicated, or of the future results of operations of Chemical. These pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes included or incorporated elsewhere in this prospectus and proxy statement.

          These pro forma combined financial statements do not include the effects of any potential cost savings which management believes could result after completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

Chemical Financial Corporation and O.A.K. Financial Corporation
Pro Forma Combined Balance Sheets
December 31, 2009
(Unaudited)
	Chemical	O.A.K.	Pro Forma Adjustments		Pro Forma
	(Dollar amounts in thousands, except per share data)
Assets
Cash and cash equivalents	$360,709	$14,006	$(4,811)	(1)	$369,904
Investment securities	723,818	80,585	-		804,403
Other securities	22,128	5,321	-		27,449
Loans held-for-sale	8,362	5,431	-		13,793
Total loans	2,993,160	692,713	(45,188)	(2)	3,640,685
Allowance for loan losses	(80,841)	(12,973)	12,973	(3)	(80,841)
Net loans	2,912,319	679,740	(32,215)		3,559,844
Premises and equipment, net	53,934	15,078	-		69,012
Goodwill	69,908	-	34,613	(4)	104,521
Other intangible assets	5,408	260	9,215	(5)	14,883
Interest receivable and other assets	94,126	21,352	12,391	(6)	127,869
Total Assets	$4,250,712	$821,773	$19,193		$5,091,678

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$573,159	$83,870	$-		$657,029
Interest-bearing	2,844,966	606,250	3,885	(7)	3,455,101
Total deposits	3,418,125	690,120	3,885		4,112,130
Interest payable and other liabilities	27,708	5,099	3,100	(8)	35,907
Short-term borrowings	240,568	7,483	-		248,051
Federal Home Loan Bank (FHLB) advances	90,000	49,399	2,243	(7)	141,642
Total liabilities	3,776,401	752,101	9,228		4,537,730
Shareholders' equity:
Preferred stock, no par value	-	-	-		-
Common stock, $1 par value per share:	23,891	2,703	(2,703)	(9)	27,421
			3,530	(10)
Additional paid-in capital	347,676	32,778	(32,778)	(9)	427,483
			79,807	(10)
Retained earnings	115,391	32,333	(32,333)	(9)	111,691
			(3,700)	(1)
Accumulated other comprehensive income (loss)	(12,647)	1,858	(1,858)	(9)	(12,647)
Total shareholders' equity	474,311	69,672	9,965		553,948
Total Liabilities and Shareholders' Equity	$4,250,712	$821,773	$19,193		$5,091,678

Book value per share	$19.85	$25.78			$20.20
Tangible book value per share	16.83	25.76			15.97

(1)

Reflects legal, accounting, financial advisory and other non-recurring costs directly attributable to the closing of the transaction which are not expected to have a continuing impact on operations, and therefore, are not included in the Pro Forma Combined Income Statement.

(2)	Adjust loans acquired from O.A.K. to estimated fair value, including both an interest rate component and a credit component for estimated inherent losses within O.A.K.'s loan portfolio.
(3)	Reverse allowance for loan losses for O.A.K. as credit risk is included in the estimated fair value adjustment in (2) above.
(4)	Recognize goodwill after adjusting acquired assets and liabilities of O.A.K. to estimated fair value.

(5)	Recognize estimated fair value of core deposit intangible (CDI) asset associated with O.A.K.'s deposit liabilities assumed.
(6)	Recognition of net deferred tax asset for estimated fair value adjustments at 35%.
(7)	Adjust fixed-rate interest-bearing deposit liabilities and FHLB borrowings to estimated fair value based on discounted future cash flows.
(8)	Adjust for recognition of certain change of control agreements as acquired liabilities of O.A.K.
(9)	Eliminate equity of O.A.K.
(10)	Adjust for issuance of 3,530,129 shares of Chemical common stock (based on December 31, 2009 market price per share of Chemical of $23.58) plus estimated fair value of stock options issued.

Chemical Financial Corporation and O.A.K. Financial Corporation
Pro Forma Combined Income Statement
Year Ended December 31, 2009
(Unaudited)

	Chemical	O.A.K.	Pro Forma Adjustments		Pro Forma
	(Dollar amounts in thousands, except per share data)

Interest income	$192,731	$39,810	$1,788	(11)	$234,329
Interest expense	45,287	14,298	(2,490)	(12)	57,095
Net interest income	147,444	25,512	4,278		177,234
Provision for loan losses	59,000	10,050	-		69,050
Net interest income after provision for loan losses	88,444	15,462	4,278		108,184
Noninterest income	41,119	10,798	-		51,917
Operating expenses	117,610	26,592	1,344	(13)	144,696
			(850)	(14)
Income (loss) before income taxes	11,953	(332)	3,784		15,405
Federal income tax expense (benefit)	1,950	(872)	1,324	(15)	2,402
Net income	$10,003	$540	$2,460		$13,003

Net income per common share:
Basic	$0.42	$0.20			$0.47
Diluted	0.42	0.20			0.47
Weighted average shares outstanding:
Basic	23,890	2,703	3,530	(16)	27,420
Diluted	23,909	2,703	3,530	(16)	27,439

(11)	Adjust for accretion attributable to estimated fair value to loans.
(12)	Adjust for premium amortization attributable to fixed-rate interest-bearing deposit liabilities and FHLB borrowings.
(13)	Adjust for amortization of core deposit intangible over a period of 10 years on an accelerated basis.
(14)	Adjust for non-recurring transaction related expenses included in the 2009 income statements of Chemical and O.A.K.
(15)	Recognize the tax impact of pro forma acquisition adjustments at 35%.
(16)	Pro forma shares computed by multiplying the merger exchange ratio of 1.306 shares by O.A.K.'s 2.703 million shares outstanding.

CHEMICAL FINANCIAL CORPORATION

          Chemical is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and incorporated in the State of Michigan. Chemical is headquartered in Midland, Michigan. Chemical owns Chemical Bank, which offers a full range of commercial banking services through 129 banking offices spread over 31 counties in Michigan's lower peninsula.

          As of December 31, 2009, Chemical and its subsidiaries had consolidated total assets of approximately $4.25 billion, net loans of approximately $2.91 billion, deposits of approximately $3.42 billion and shareholders' equity of approximately $474 million. At December 31, 2009, Chemical Bank employed a total of 1,427 full-time equivalent employees.

          You can find more information about Chemical and Chemical's filings with the SEC under "Where You Can Find More Information" on page 105 and "Incorporation of Certain Information by Reference" on page 105.

Recent Developments

          There have been no material changes in Chemical's affairs that have occurred since December 31, 2008 that have not been described in a report on Form 10-Q or Form 8-K filed under the Securities Exchange Act of 1934.

Ownership of Chemical Common Stock

          The information under Part III, Item 12 in Chemical's latest Annual Report on Form 10-K is here incorporated by reference.

Directors and Executive Officers

          The information in paragraph one of Part III, Item 10 and the information under the heading "Supplemental Item: Executive Officers of the Registrant" in Chemical's latest Annual Report on Form 10-K is here incorporated by reference.

Executive Compensation

          The information under Part III, Item 11 in Chemical's latest Annual Report on Form 10-K is here incorporated by reference.

Transactions with Related Persons

          The information under Part III, Item 13 in Chemical's latest Annual Report on Form 10-K is here incorporated by reference.

Consolidated Financial Statements

          The audited consolidated financial statements of Chemical and its subsidiaries and related notes as of and for the year ended December 31, 2009, filed with Chemical's Annual Report on Form 10-K for the year ended December 31, 2009, are here incorporated by reference.

O.A.K. FINANCIAL CORPORATION

          O.A.K. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and incorporated in the State of Michigan. O.A.K. is headquartered in Byron Center, Michigan. O.A.K. owns Byron Bank, which has 14 banking offices serving 14 communities in Kent, Ottawa and Allegan Counties in west Michigan.

          As of December 31, 2009, O.A.K. and its subsidiaries had consolidated total assets of approximately $821,773,000, net loans of approximately $679,740,000, deposits of approximately $690,120,000 and shareholders'

equity of approximately $69,672,000. At December 31, 2009, O.A.K. and its subsidiaries employed 157 full time and 95 part-time employees.

          You can find more information about O.A.K. and O.A.K.'s filings with the SEC under "Where You Can Find Information" on page 105.

Properties

          O.A.K. and Byron Bank own a total of 13 offices and lease one office in west Michigan. The offices are located in Kent, Ottawa, and Allegan Counties. The individual properties are not material to O.A.K.'s or Byron Bank's business or to the consolidated financials. Each property is considered adequate for current and anticipated needs.

Description of Business

          O.A.K. conducts no business except for the provision of certain management and operational services to Byron Bank, the collection of dividends from Byron Bank and the payment of dividends to O.A.K.'s shareholders. The executive office of O.A.K. is located at 2445 84th Street, S.W., Byron Center, Michigan 49315. While O.A.K.'s chief decision makers monitor the revenue streams of various products and services, operations are managed and financial performance is evaluated on a company wide basis. Accordingly, all of O.A.K.'s operations are considered by management to be aggregated in one reportable operating segment - commercial banking.

          Byron Bank was organized in 1921 as a Michigan banking corporation. The executive office of Byron Bank is located at 2445 84th Street, S.W., Byron Center, Michigan 49315. Byron Bank's main office is located in Byron Center and it serves other communities with a total of 14 offices. The area in which the Byron Bank's offices are located, which is primarily south and west of the city of Grand Rapids, has historically been rural in character but now has a growing suburban population as the Grand Rapids metropolitan area expands.

          Byron Bank provides a broad range of financial products and services through its branch network in west Michigan. A typical branch includes a full service lobby, most with drive-thru service and automatic teller machines. Byron Bank provides a wide range of commercial and personal banking services, including but not limited to: real estate, consumer and commercial loans, checking accounts, savings accounts, certificates of deposit, safe deposit boxes, internet banking, electronic ATM banking, telephone banking and other electronic banking services. Currently, Byron Bank does not offer trust services.

          Byron Bank owns a subsidiary, Byron Investment Services, Inc., which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Byron Investment Services owns Byron Insurance Agency, Inc., which offers property and casualty, life, disability and long-term care insurance. OAK Title Insurance Agency, Inc., a wholly owned subsidiary of Byron Investments Services, Inc., offers title insurance, through a joint venture with a regional title agency.

Effect of Government Monetary Policies

          Earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States Government, its agencies, and the Federal Reserve Board. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order to, among other things, curb inflation or avoid a recession. The policies of the Federal Reserve Board have a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities, and through its regulation of, among other things, the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

Bank Competition

          Byron Bank has 14 offices, one within each of the communities it serves. Within these communities, its principal competitors are Comerica Bank, JP Morgan Chase, Fifth-Third Bank, Flagstar Bank, PNC Bank, Huntington National Bank, Macatawa Bank, Mercantile Bank of Michigan, United Bank of Michigan, and various credit unions. Additional competition comes from internet based financial services companies and other national banks offering web based services. Byron Bank's products, services, and pricing are competitive within the markets served.

          The financial services industry is very competitive. Principal methods of competition include loan and deposit pricing and the quality of services provided. The deregulation of the financial service industry has led to increased competition among banks and other financial institutions for funds, which traditionally have been deposited with commercial banks. The enactment of the Gramm-Leach-Bliley Act of 1999, which permits the combination of banks, insurance companies, and securities firms, has also increased competition in the financial services industry.

Source of Revenue

          Byron Bank's principal sources of revenue include net interest income and non-interest income. The net interest revenue is the difference between the interest Byron Bank earns on loans and investments and the interest Byron Bank pays on deposits and other interest bearing borrowed funds. Non-interest revenue includes deposit service charges, insurance premium income, brokerage fees, mortgage banking revenue, and other fees collected for services provided. Mortgage banking revenue includes the gains resulting from the origination and sale of mortgage loans and fees received for servicing mortgage loans for others. The sources of income for the three most recent years are as follows:
Percent of total revenue:	2009	2008*	2007
Net interest revenue	70.3%	74.1%	73.9%
Non-interest revenue	17.7%	18.6%	18.8%
Insurance premiums and brokerage fees	3.1%	3.7%	4.2%
Mortgage banking revenue	8.9%	3.6%	3.1%

* 2008 revenue totals exclude the impairment charge on investment securities.

Supervision and Regulation

          The following is a summary of certain statutes and regulations affecting O.A.K. and Byron Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on O.A.K., Byron Bank and the business of O.A.K. and Byron Bank.

General

          Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of O.A.K. and Byron Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the OFIR, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

          Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to O.A.K. and Byron Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance fund, the depositors of Byron Bank, and the public, rather than stockholders of Byron Bank or O.A.K. Federal law and regulations establish supervisory standards applicable to the lending activities of Byron Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Recent Regulatory Developments

          Emergency Economic Stabilization Act of 2008. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (EESA) was enacted. EESA enables the federal government, under terms and conditions to be developed by the Secretary of the Treasury, to insure troubled assets, including mortgage-backed securities, and collect premiums from participating financial institutions. EESA includes, among other provisions: (a) the $700 billion Troubled Assets Relief Program (TARP), under which the Secretary of the Treasury is authorized to purchase, insure, hold, and sell a wide variety of financial instruments, and (b) an increase in the amount of deposit insurance provided by the FDIC. Under the TARP program, the Department of Treasury authorized a voluntary capital purchase program (CPP) to purchase senior preferred shares of qualifying financial institutions that elected to participate by November 14, 2008. Our application to participate in the TARP program was approved, however after careful consideration we decided not to participate in the program.

          Federal Deposit Insurance Corporation (FDIC). EESA temporarily raised the limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and on May 20, 2009, this temporary increase in the insurance limit was extended until December 31, 2013. Separate from EESA, in October 2008, the FDIC also announced the Temporary Liquidity Guarantee Program. Under one component of this program, the FDIC temporarily provides unlimited coverage for noninterest bearing transaction deposit accounts through June 30, 2010.

          Financial Stability Plan. On February 10, 2009, the Financial Stability Plan (FSP) was announced by the U.S. Treasury Department. The FSP is a comprehensive set of measures intended to shore up the financial system. The core elements of the plan include making bank capital injections, creating a public-private investment fund to buy troubled assets, establishing guidelines for loan modification programs and expanding the Federal Reserve lending program. The U.S. Treasury Department has indicated more details regarding the FSP are to be announced at a future date.

          American Recovery and Reinvestment Act of 2009. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (ARRA) was enacted. ARRA is intended to provide a stimulus to the U.S. economy in light of the significant economic downturn. ARRA includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, healthcare, and infrastructure, including the energy structure. ARRA also includes numerous non-economic recovery related items, including a limitation on executive compensation in federally aided financial institutions. Under ARRA, an institution will be subject to a number of restrictions and standards through-out the period in which any obligation arising from financial assistance provided under TARP remains outstanding.

          Homeowner Affordability and Stability Plan. On February 18, 2009, the Homeowner Affordability and Stability Plan (HASP) was announced by the President of the United States. HASP is intended to support a recovery in the housing market and ensure that workers can continue to pay off their mortgages through the following elements:
•	Provide access to low-cost refinancing for responsible homeowners suffering from falling home prices.
•	A $75 billion homeowner stability initiative to prevent foreclosure and help responsible families stay in their homes.
•	Support low mortgage rates by strengthening confidence in Fannie Mae and Freddie Mac.

          In addition, the U.S. Government, the Federal Reserve, the Treasury, the FDIC and other governmental and regulatory bodies have taken, or may be considering taking, other actions to address the financial crisis. There can be no assurance, however, as to the actual impact of these actions on the financial markets and their potential impact on our business.

O.A.K.

          General. O.A.K. is a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, O.A.K. is subject to periodic examination by the Federal Reserve Board, and is required to file with the Federal Reserve Board periodic reports of its operations and such additional information as the Federal Reserve Board may require.

          In accordance with Federal Reserve Board policy, O.A.K. is expected to act as a source of financial strength to Byron Bank and to commit resources to support Byron Bank in circumstances where O.A.K. might not do so absent such policy. In addition, if OFIR deems Byron Bank's capital to be impaired, OFIR may require Byron Bank to restore its capital by a special assessment upon O.A.K. as Byron Bank's sole shareholder. If O.A.K. were to fail to pay any such assessment, the directors of Byron Bank would be required, under Michigan law, to sell the shares of Byron Bank's stock owned by O.A.K. to the highest bidder at either a public or private auction and use the proceeds of the sale to restore Byron Bank's capital.

          Investments and Activities. In general, any direct or indirect acquisition by O.A.K. of any voting shares of any bank which would result in O.A.K.'s direct or indirect ownership or control of more than 5 percent of any class of voting shares of such bank, and any merger or consolidation of O.A.K. with another bank company, will require the prior written approval of the Federal Reserve Board under the BHCA.

          The merger or consolidation of an existing bank subsidiary of O.A.K. with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the OFIR under the Michigan Banking Code, may be required.

          With certain limited exceptions, the BHCA prohibits any bank holding company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. Well-capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve Board, provided that written notice of the new activity is given to the Federal Reserve Board within 10 business days after the activity is commenced. If a bank holding company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank holding company.

          Eligible bank holding companies that elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of non-banking activities, including securities and insurance activities and any other activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Bank Holding Company Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank or financial holding companies.

          Securities Regulation. O.A.K.'s common stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It is therefore subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act. On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law. The Sarbanes-Oxley Act provides for numerous changes to the reporting, accounting, corporate governance and business practices of companies as well as financial and other professionals who have involvement with the U.S. public markets. O.A.K. is generally subject to these requirements as well as SEC rules and regulation that implement the provisions of the Act. At June 30, 2009, O.A.K.'s aggregate market value dropped below $50 million and as a result O.A.K. is now a "smaller reporting company" under SEC rules and is subject to the disclosure requirements and filing deadlines for smaller reporting companies.

          Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses. The Federal Reserve Board's capital guidelines for bank holding companies are essentially the same as those described below for Byron Bank.

          Dividends. O.A.K. is a corporation separate and distinct from Byron Bank. Most of O.A.K.'s revenues are received by it in the form of dividends paid by Byron Bank. Thus, O.A.K.'s ability to pay dividends to its stockholders is indirectly limited by statutory restrictions on Byron Bank's ability to pay dividends described below. Further, in a policy statement, the Federal Reserve Board expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by O.A.K. for an insured bank which fails to meet specified capital levels.

          In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if, after the distribution, a corporation, such as O.A.K., can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution.

          The merger agreement limits our quarterly dividend to a maximum of $0.22 per share.

Byron Bank

          General. Byron Bank is a Michigan banking corporation, is a member of the Federal Reserve System and its deposit accounts are insured by the Deposit Insurance Fund (the "DIF") of the FDIC. As a Federal Reserve System member and a Michigan chartered bank, Byron Bank is subject to the examination, supervision, reporting and enforcement requirements of the Federal Reserve Board as its primary federal regulator and OFIR, as the chartering authority for Michigan banks. These agencies and the federal and state laws applicable to Byron Bank and its operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

          Deposit Insurance. As an FDIC-insured institution, Byron Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of four categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium.

          In early 2006, Congress passed the Federal Deposit Insurance Reform Act of 2005, which made certain changes to the Federal deposit insurance program. These changes included merging the Bank Insurance Fund and the Savings Association Insurance Fund (the "SAIF"), increasing retirement account coverage to $250,000 and providing for inflationary adjustments to general coverage beginning in 2010, providing the FDIC with authority to set the fund's reserve ratio within a specified range, and requiring dividends to banks if the reserve ratio exceeds certain levels. On September 9, 2009, the FDIC approved a rule to finalize the deposit insurance coverage regulations to reflect an extension of the temporary increase in standard maximum deposit insurance amount to $250,000 through December 31, 2013.

          On October 14, 2008 the FDIC announced the Temporary Liquidity Guarantee Program (TLGP). The program (1) guarantees newly issued senior unsecured debt of eligible institutions, including FDIC-insured banks and thrifts, as well as certain holding companies (the Debt Guarantee Program), and (2) provides full deposit insurance coverage for non-interest bearing deposit transaction accounts in FDIC insured institutions, regardless of the dollar amount (the Transaction Account Guarantee Program). The insurance on senior unsecured debt, under the Transaction Account Guarantee Program, would be assessed an annualized fee based upon the maturity of the debt. The fee will be lower for shorter-term debt and higher for longer-term debt. The insurance on non-interest bearing transaction deposit accounts, under the Transaction Account Guarantee Program, would be assessed a fee equal to 10 basis points on deposits not otherwise covered by the existing deposit insurance limit of $250,000. On August 29, 2009, the FDIC announced that the deposit insurance coverage under the Transaction Account Guarantee Program, which was scheduled to expire December 31, 2009, has been extended through June 30, 2010. The fee will be equal to 15 basis points, 20 basis points, or 25 basis points, depending on the Risk Category assigned to the institution under the FDIC's risk-based premium system. Debt, under the Debt Guarantee Program, must have been issued by October 31, 2009 and is guaranteed until its maturity date or June 30, 2012, whichever comes first. Participation in both the Transaction Account Guarantee and Debt Guarantee Program were optional. Byron Bank elected to participate in both the Debt Guarantee Program and Transaction Account Guarantee Program. Byron Bank did not issue any debt under the Debt Guarantee Program.

          On November 12, 2009, the FDIC adopted a final rule on assessment regulations to require depository institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, on December 30, 2009. The projected assessment base for each quarter represents the September 31, 2009, assessment base increased quarterly by a 5 percent annual growth rate. This rule resulted in a prepaid assessment totaling $4.3 million for Byron Bank.

          FICO Assessments. Byron Bank, as a member of the DIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the SAIF, which insures the deposits of thrift institutions. From now until the maturity of the outstanding FICO obligations in 2019, DIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.030 percent of deposits.

          OFIR Assessments. Michigan banks are required to pay supervisory fees to OFIR to fund the operations of OFIS. The amount of supervisory fees paid by a bank is based upon the bank's total assets, as reported to OFIR.

          Capital Requirements. The Federal Reserve has established the following minimum capital standards for state-chartered, member banks, such as Byron Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total average assets of 3 percent for the most highly-rated banks with minimum requirements of 4 percent to 5 percent for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8 percent, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of stockholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions.

          Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Leverage Ratio
Well capitalized	10% or above	6% or above	5% or above
Adequately capitalized	8% or above	4% or above	4% or above
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%
Critically undercapitalized	--	--	A ratio of tangible equity to total assets of 2% or less

          As of December 31, 2009 Byron Bank's ratios exceeded minimum requirements for the "well capitalized" category.

          Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

          In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

          Dividends. Under Michigan law, Byron Bank is restricted as to the maximum amount of dividends it may pay on its common stock. Byron Bank may not pay dividends except out of net income after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have surplus amounting to at least 20 percent of its capital after the payment of the dividend.

          As a member of the Federal Reserve System, Byron Bank is required by federal law to obtain the prior approval of the Federal Reserve Board for the declaration or payment of a dividend, if the total of all dividends declared by Byron Bank's board of directors in any year will exceed the total of (i) Byron Bank's retained net income (as defined and interpreted by regulation) for that year plus (ii) the retained net income for the preceding two years, less any required transfers to surplus. Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Further, federal regulatory agencies can prohibit a banking institution or bank holding company from engaging in unsafe and unsound business practices and could prohibit payment of dividends if such payment could be deemed an unsafe and unsound business practice.

          Insider Transactions. Byron Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to O.A.K. or its subsidiaries, on investments in the stock or other securities of O.A.K. or its subsidiaries and the acceptance of the stock or other securities of O.A.K. or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by Byron Bank to its directors and officers, to directors and officers of O.A.K. and its subsidiaries, to principal stockholders of O.A.K., and to "related interests" of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of O.A.K. or one of its subsidiaries or a principal shareholder of O.A.K. may obtain credit from banks with which Byron Bank maintains a correspondent relationship.

          Safety and Soundness Standards. Pursuant to FDICIA, the FDIC adopted guidelines to establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

          Investments and Other Activities. Under federal law and regulations, Federal Reserve System member banks and FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by regulations, also prohibits state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the bank's primary federal regulator determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the bank's primary federal regulator in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of Byron Bank.

          Consumer Protection Laws. Byron Bank's business includes making a variety of types of loans to individuals. In making these loans, Byron Bank is subject to State usury and regulatory laws and to various federal statutes, including the privacy of consumer financial information provisions of the Gramm-Leach-Bliley Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, and regulations issued under each of those statutes. These laws generally prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of Byron Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, Byron Bank is subject to extensive regulation under State and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon Byron Bank and its directors and officers.

          The USA Patriot Act. The Patriot Act contains sweeping anti-money laundering and financial transparency laws. Under the Act and implementing regulations, among other requirements financial institutions must establish anti-money laundering programs that include (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program. Financial institutions must also implement a risk-based customer identification program in connection with opening new accounts. The program must contain requirements for identity verification, record-keeping, comparison of information to government-maintained lists, and notice to customers. Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

          Branching Authority. Michigan banks, such as Byron Bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals.

          Banks may establish interstate branch networks through acquisitions of other banks. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed only if specifically authorized by state law.

          Michigan permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of OFIR, (1) acquisition of Michigan banks by FDIC-insured banks, savings banks or savings and loan associations located in other states, (2) sale by a Michigan bank of branches to an FDIC-insured bank, savings bank or savings and loan association located in a state in which a Michigan bank could purchase branches of the purchasing entity, (3) consolidation of Michigan banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, (4) establishment of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting a Michigan bank to establish a branch in such jurisdiction, and (5) establishment by foreign banks of branches located in Michigan.

          Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge through the investor relations link on our website, at www.BankAtByron.com. The reports are also available through the SEC website.

Legal Proceedings

          From time to time, O.A.K. and its subsidiaries may be involved in various legal proceedings that are incidental to their business. In the opinion of management, O.A.K. is not a party to any current legal proceedings that are material to its financial condition, either individually or in the aggregate.

Market for and Dividends on Common Stock

          The following table sets forth the range of high and low sales prices of O.A.K.'s common stock during 2009 and 2008, based on information available to O.A.K., as well as per share cash dividends declared during those periods.

	Sales Prices		Cash Dividends Declared
2009	High	Low
First Quarter	$19.99	$15.25	$0.22
Second Quarter	$18.95	$15.75	$0.22
Third Quarter	$21.25	$17.50	$0.22
Fourth Quarter	$21.50	$17.00	$0.22

2008	High	Low
First Quarter	$31.50	$29.05	$0.22
Second Quarter	$30.10	$27.00	$0.22
Third Quarter	$28.28	$20.50	$0.22
Fourth Quarter	$22.75	$18.90	$0.22

          At February 1, 2010, O.A.K. had 731 record holders of O.A.K. common stock. In addition to these record holders, O.A.K. estimates that there were approximately 450 beneficial owners of O.A.K. common stock who own their shares through brokers or banks. The O.A.K. common stock is traded and quoted on the OTC Bulletin Board under the symbol "OKFC."

          O.A.K. is a holding company and substantially all of its assets are held by its subsidiaries. O.A.K.'s ability to pay dividends to its shareholders depends primarily on the Byron Bank's ability to pay dividends to O.A.K. Dividend payments and extensions of credit to O.A.K. from Byron Bank are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings imposed by law and regulatory agencies with authority over Byron Bank. The ability of Byron Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. The merger agreement limits O.A.K.'s quarterly dividend to a maximum of $0.22 per share.

Ownership of O.A.K. Common Stock

          On March 5, 2010, the record date for determination of shareholders entitled to vote at the special meeting, there were 2,703,009 outstanding shares of common stock of O.A.K. Shares cannot be voted unless the shareholder of record is present at the meeting or is represented by proxy. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 5, 2010.

Five Percent Shareholders

          As of February 16, 2010, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of O.A.K. except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percent of Class
Charles Andringa 2807 Bridgeside Drive Caledonia, MI 49316	142,412	5.27%
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	162,667(1)	6.02%
Gordon J. Van Singel 7261Brooklyn SE Grand Rapids, MI 49508 John A. Van Singel 2201 Pleasant Pond SW Byron Center, MI 49315	282,935(2)	10.47%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 11, 2010.
(2)

The number and nature of shares represented by the 13D/A is based upon the most recent filing with the SEC, dated January 10, 2010. The reporting persons include: Willard J Van Singel Trust (Gordon J. Van Singel, trustee) 41,298 shares; Willard J. Van Singel 2008 Grantor Retained Annuity Trust (Gordon J. Van Singel and John A. Van Singel, co-trustees) 46,756 shares; Willard J. Van Singel Martial Trust (Gordon J. Van Singel, trustee) 68,989 shares; Van Singel Foundation (Gordon J. Van Singel and John A. Van Singel, directors) 34,495 shares; Van Singel Holdings, LLC. (John A. Van Singel, manager) 68,883 shares; Gordon J. Van Singel 5,981 shares; and John A. Van Singel 16,533 shares.

Ownership by Management

          The information in the following table sets forth the beneficial ownership of the O.A.K.'s common stock by each of its directors, nominees and executive officers and by all directors and executive officers as a group as of February 16, 2010.
Person	Amount and Nature of Beneficial Ownership		Approximate Percent of Class
Patrick K. Gill	8,054	(1)	*
James A. Luyk	4,231	(2)	*
Joel F. Rahn	1,023		*
Robert F. Dentzman	266		*
David G. Van Solkema	4,886	(3)	*
Grace O. Shearer	650		*
James B. Meyer	1,270		*
Norman J. Fifelski	6,252	(3)	*
Stephanie L. Leonardos	400		*
All current executive officers and directors as a group (consisting of 9 persons)	27,032	(4)	1.00%

* Less than one percent
(1)	Includes 2,662 shares subject to stock options exercisable within 60 days.
(2)	Includes 2,715 shares subject to stock options exercisable within 60 days.
(3)	Includes 1,331 shares subject to stock options exercisable within 60 days.
(4)	Includes 8,039 shares with respect to which executive officers and directors have the right to acquire beneficial ownership within 60 days.

Selected Financial Data
	Year Ended December 31,
	2009	2008	2007	2006	2005
Consolidated Results of Operations:
Interest income	$39,810	$43,305	$46,083	$41,053	$32,052
Interest expense	14,298	18,928	22,571	18,074	10,884
Net interest income	25,512	24,377	23,512	22,979	21,168
Provision for loan losses	10,050	4,955	1,221	540	480
Non-interest income	10,798	5,308	8,243	6,349	5,479
Non-interest expenses	26,592	23,589	21,519	18,873	17,631
Income before federal income taxes	(332)	1,141	9,015	9,915	8,536
Federal income taxes	(872)	(395)	2,286	2,893	2,478
Net income	$540	$1,536	$6,729	$7,022	$6,058

Per Share Data:
Net income	$0.20	$0.57	$2.49	$2.60	$2.24
Cash dividends declared	$0.88	$0.88	$0.86	$0.75	$0.59
Book Value	$25.78	$26.03	$26.20	$24.35	$22.42
Weighted average shares outstanding	2,703	2,703	2,703	2,703	2,705

Consolidated Balance Sheet Data:
Total assets	$821,773	$840,311	$743,446	$669,372	$591,085
Loans, net of unearned income	692,713	686,932	582,296	514,538	453,879
Allowance for loan losses	12,973	9,130	7,008	7,510	7,160
Deposits	690,120	677,269	565,448	567,007	487,797
Stockholders' equity	69,672	70,355	70,813	65,821	60,595

Consolidated Financial Ratios:
Tax equivalent net interest income to average earning assets	3.34%	3.40%	3.63%	3.92%	4.04%
Return on average equity	0.76%	2.13%	9.85%	11.15%	10.28%
Return on average assets	0.06%	0.20%	0.95%	1.11%	1.07%
Non-performing assets	1.68%	0.63%	0.93%	0.17%	0.30%
Efficiency ratio	72.50%	69.10%	66.10%	63.30%	64.80%
Dividend payout ratio	440.22%	154.88%	33.82%	26.15%	21.47%
Equity to asset ratio	8.48%	8.37%	9.53%	9.84%	10.25%
Tier 1 leverage ratio	8.16%	8.04%	9.64%	9.97%	10.40%

Management's Discussion and Analysis of Financial Condition and Results of Operations

          The following financial review presents O.A.K.'s management's discussion and analysis of consolidated financial condition and results of operations during the period of 2007 through 2009. The discussion should be read in conjunction with O.A.K.'s consolidated financial statements and accompanying notes.

Critical Accounting Policies

          As described under "Supervision and Regulation," the financial services industry is highly regulated. Furthermore, the nature of the financial services industry is such that, other than described below, the use of estimates and management judgment are not likely to present a material risk to the financial statements. In cases where estimates or management judgment are required, internal controls and processes are established to provide assurance that such estimates and management judgments are materially correct to the best of management's knowledge.

          Allowance for loan losses - Accounting for loan classifications, accrual status, and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, generally accepted accounting principles, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council and the joint policy statement on the allowance for loan losses methodologies issued by the Federal Financial Institutions Examination Council, Federal Deposit Insurance Corporation, and various other regulatory agencies. Accordingly, the allowance for loan losses includes a reserve calculation based on an evaluation of loans determined to be impaired, risk ratings, historical losses, loans past due, general and local economic conditions, trends, portfolio concentrations, collateral values and other subjective factors.

          Commercial loan rating system and identification of impaired loans - O.A.K. has a defined risk rating system that is designed to assess the risk of individual loans and overall risk of the commercial loan portfolio. The system assigns a risk weighting to factors such as cash flow, collateral, financial condition, operating performance, repayment history, management, and strength of the industry. An assessment of risk is performed as a part of the loan approval process as well as periodic updates based on the circumstances of the individual loan. Also, in addition to routine examinations by bank regulators, O.A.K. employs external loan review services to assess the accuracy of risk ratings.

          Fair value of securities available-for-sale - Securities available-for-sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. O.A.K. determines whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. In determining fair value for financial assets the use of assumptions about future cash flows and appropriately risk-adjusted discount rates are acceptable when relevant observable inputs are not available. In some cases an entity may determine that observable inputs require significant adjustment based on unobservable data. More information on the specific methods used to determine fair values of O.A.K.'s securities available-for-sale at December 31, 2009 can be found under "Fair Values of Financial Instruments" in the accompanying notes to the consolidated financial statements.

          Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

Financial Condition

Summary

          Total assets declined $19 million, or 2 percent during 2009 to $822 million. For the year, available for sale securities declined $27 million, or 25 percent, total loans outstanding increased $6 million, or 1 percent and total deposits increased $13 million, or 2 percent. The decline in available for sale securities was the result of the sale of investment securities, primarily for asset and liability management purposes. The increase in total loans was due to an increase in commercial loans, which increased $4 million, or 1 percent, in 2009 and commercial real estate, which increased $2 million, or 1 percent, in 2009. The increase in total deposits was due to increases in checking and savings accounts of $42 million, or 13 percent, which were partially offset by declines in time deposits of $29 million, or 8 percent. A discussion of changes in balance sheet amounts by major categories follows.

Securities (in thousands)

          O.A.K. maintains a diversified securities portfolio, which includes obligations of government sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities, money market preferred stocks, and preferred stocks. The primary objective of O.A.K.'s investing activities is to provide a source of liquidity, provide for safety of the principal invested and manage O.A.K.'s exposure to changes in interest rates.
Securities available-for-sale:	Amortized Cost	Fair Value	Amount Pledged
December 31, 2009	$77,771	$80,585	$28,221
December 31, 2008	$106,186	$107,251	$54,306

          O.A.K. pledges some of O.A.K.'s securities to secure Federal Home Loan Bank borrowings, to secure repurchase agreements and for other purposes as required or permitted by law. During 2009, O.A.K. reduced the amount of pledged securities as part of O.A.K.'s overall liquidity and asset and liability management activities. O.A.K. also has securities pledged at the Federal Reserve Bank Discount Window as part of O.A.K.'s liquidity contingency plan.

          All of O.A.K.'s securities are classified as available-for-sale. As a result, changes in market value are recognized as adjustments to the carrying amount on the balance sheet and gains or losses are reported, net of tax, as an adjustment to Byron Bank's stockholders' equity. O.A.K.'s total holdings declined approximately $27 million from December 31, 2008 to December 31, 2009. The decrease is largely the result of the asset liability management of Byron Bank in relation to the loan and deposit growth experienced in 2009. The tax equivalent yield on O.A.K.'s investment portfolio was 5.10 percent for 2009, compared to 5.29 percent for 2008.

          O.A.K. owned four money market preferred "MMP" securities, which O.A.K. had purchased in 2007 with an original par value totaling $7.5 million. These securities were marketed and sold as liquid, short-term investments in highly rated corporations. The market for MMP securities, a type of auction-rate-securities ("ARS"), froze in February 2008 when all the ARS market-maker, (broker-dealer) firms ceased making a market. Most of the broker-dealers have reached settlement agreements with the State Attorney Generals and/or the Securities and Exchange Commission.

          Due to the high level of uncertainty surrounding the ARS, management applied a conservative approach to account for these securities. An unrealized loss of $3.2 million was recorded in 2008 as an other-than-temporary impairment, using the illiquid market price of the underlying collateral at December 31, 2008 to determine the "fair-market" value.

          At December 31, 2009, three of the four auction rate securities had converted to their underlying collateral of preferred stock and the four securities had a combined unrealized gain of $1.9 million. All four issuers of these securities continue to be highly rated by Standard & Poor's Corporation. Additionally, all four securities are current on all interest and dividend payments. After the impairment charge, the tax-equivalent book yield on these securities is approximately 10.3 percent.

          No assurance can be provided regarding the future performance of these securities. It is possible that further market deterioration would require additional impairment charges. Conversely, it is possible that one or all of these securities would be repurchased at amounts that would allow the reversal of the recorded impairment charges.

          O.A.K. also owns capital stock in the Federal Reserve Bank System ("FRB") and the Federal Home Loan Bank of Indianapolis ("FHLBI"), which are classified as restricted investments.

Schedule of Maturities of Investment Securities and Weighted Average Yields

          The following is a schedule of contractual maturities and their weighted average yield of each category of investment securities at December 31, 2009. The weighted average interest rates have been computed on a fully taxable equivalent basis, using a 34 percent tax rate, based on amortized cost.

	Maturing (dollars in thousands)
	Due Within One Year		One to Five Years		Five to Ten Years		After Ten Years
Available for Sale:	Fair Value	Avg. Yield	Fair Value	Avg. Yield	Fair Value	Avg. Yield	Fair Value	Avg. Yield
US government securities	$2,816	5.71%	$13,403	2.20%	$2,978	3.60%	$-	-
Mortgage-backed securities	773	3.62%	3,823	3.68%	438	2.99%	239	3.68%
States and Political Subdivisions	7,054	5.82%	12,853	5.60%	27,568	5.94%	2,438	6.23%
Other Securities	-	-	-	-	-	-	6,202	10.33%
Total Securities	$10,643	5.63%	$30,079	3.84%	$30,984	5.67%	$8,879	9.02%

The Loan Portfolio

          O.A.K.'s lending policy is intended to reduce credit risk, enhance earnings and guide the lending officers in making credit decisions. The board of directors of Byron Bank approves the loan authority for each lender and has appointed a Chief Lending Officer who is responsible for the supervision of the lending activities of Byron Bank. O.A.K. uses the services of an independent third party, to periodically review the credit quality of the loan portfolio, separate from the loan approval process. These reviews are submitted to the Risk Management Officer and to the Audit Committee.

          Requests for credit are considered on the basis of the creditworthiness of each applicant, without consideration of race, color, religion, national origin, sex, marital status, physical handicap, age, or the receipt of income from public assistance programs. Consideration is given to the applicant's capacity for repayment based on cash flow, collateral, capital and alternative sources of repayment. Loan applications are accepted at all of O.A.K.'s offices and are approved within the limits of each lending officer's authority. Loan requests in excess of specific lending officers' authority, are required to be presented to the Commercial Loan Committee, the Director's Loan Committee or the board of directors for review and approval.

          O.A.K. does not have any foreign loans and there were no large concentrations of loans that are not disclosed as a separate category. O.A.K.'s largest concentration of loans is to businesses in the form of commercial loans and real estate mortgages. Management reviews the concentration, and changes in concentrations of loans, using the method of coding the commercial loan portfolio by North American Industry Classification System (NAICS) code.

          During 2009 O.A.K.'s commercial real estate and commercial loan portfolios increased $4 million and $2 million, respectively. The commercial and commercial real-estate loan portfolios are the primary source of growth for Byron Bank's total loan portfolios and are expected to continue to be in the future. Loans for construction and land development increased $5 million in 2009, due largely to advances on existing lines of credit. Loans secured by residential real estate declined $5 million, from December 31, 2008 to December 31, 2009. The decline was primarily from the significant refinancing activity of residential mortgages that occurred in 2009. Consumer loans declined less than $1 million from December 31, 2008 to December 31, 2009. The slight decline in total consumer loans is the result of declines in both O.A.K.'s direct and indirect consumer lending business.

          It is O.A.K.'s general practice to sell all conforming residential real estate loans. During 2009, O.A.K. sold loans totaling about $2 million with the servicing rights retained and $160 million with the servicing rights released. As a result of fewer loans being sold with servicing rights retained, O.A.K.'s servicing portfolio continues to decline. At December 31, 2009 and 2008, O.A.K. was servicing loans for others totaling approximately $102 million and $136 million, respectively.

          In addition to the communities served by O.A.K.'s branches, principal lending markets include nearby communities and metropolitan areas. O.A.K. has been able to expand O.A.K.'s services to the broader market through O.A.K.'s Mobile Banking service. Subject to established underwriting criteria, O.A.K. will occasionally participate with other financial institutions to reduce O.A.K.'s exposure to risk on certain large commercial loans or to fund loans, which would otherwise exceed Byron Bank's legal lending limit if made solely by Byron Bank.

Loan Portfolio Composition (in thousands)
	Year ended December 31,
	2009		2008		2007
	Amount	%	Amount	%	Amount	%
Commercial Real Estate	$315,545	45%	$311,654	45%	$255,530	44%
Commercial	171,900	25%	169,762	25%	140,054	24%
Residential Real Estate	108,684	16%	113,787	17%	98,219	17%
Construction and Land Development	83,492	12%	78,103	11%	73,546	13%
Consumer	13,092	2%	13,626	2%	14,947	2%
Total loans	$692,713	100%	$686,932	100%	$582,296	100%

	2006		2005
	Amount	%	Amount	%
Commercial Real Estate	$227,323	44%	$205,748	45%
Commercial	107,510	21%	87,503	19%
Residential Real Estate	84,359	17%	84,419	19%
Construction and Land Development	78,037	15%	56,294	13%
Consumer	17,309	3%	19,915	4%
Total loans	$514,538	100%	$453,879	100%

          Commercial, Construction and Land Development and Commercial Real-Estate Loans: Business loans are originated for a variety of purposes, including working capital financing, machinery and equipment acquisition and the financing of commercial real-estate. The loans are generally secured by all assets of the borrower and are underwritten based on an assessment of the industry in which the borrower operates, management, economic conditions, cash flow, owners equity and collateral. Commercial real-estate loans are secured by properties located in Byron Bank's primary market area.

          Residential Real-Estate Loans: Residential real-estate loans are originated in O.A.K.'s primary market area. Generally, O.A.K. sells all salable loans in the secondary market. Loans are underwritten to the Secondary Market Investors Guidelines using the automated underwriting system designed by the investor that will be purchasing a particular loan. On occasion, residential real-estate loans will be retained in Byron Bank's portfolio. Personal loans secured by the equity in the borrower's residence are also granted for a variety of needs.

          Consumer Loans: Consumer loans are originated for a variety of purposes, including the acquisition of new and used automobiles, boats and recreational vehicles. Consumer loans are underwritten based on the borrowers' credit history, monthly income, stability of employment, the amount of the down payment and the type of collateral.

          Management takes steps in the loan administration area to ensure that O.A.K.'s underwriting standards are adequate. However, asset quality is also dependent upon general and local economic conditions and other factors outside of O.A.K.'s control.

Non-performing Assets (in thousands)

          Non-performing assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due and other real estate, which has been acquired primarily through foreclosure and is awaiting disposition. Loans, including loans considered impaired under SFAS No. 118 and SFAS No. 114, are generally placed on a non-accrual basis when principal or interest is past due 90 days or more or when, in the opinion of management, full collection of principal and interest is unlikely.
	December 31,
	2009	2008	2007	2006	2005
Non-accrual loans	$9,494	$2,973	$4,337	$954	$1,178
90 days or more past due and still accruing	310	83	1,351	-	374
Total non-performing loans	9,804	3,056	5,688	954	1,552
Other real estate	3,961	2,276	1,245	186	248
Total non-performing assets	$13,765	$5,332	$6,933	$1,140	$1,800

Non-performing loans to total loans	1.42%	0.44%	0.98%	0.19%	0.34%
Non-performing assets to total assets	1.68%	0.63%	0.93%	0.17%	0.30%
Allowance for loan losses to total loans	1.87%	1.33%	1.20%	1.46%	1.58%
Allowance for loan losses as a percentage of non-performing loans	132%	299%	123%	787%	461%

          Total non-performing assets finished the year at $13.8 million, up $8.5 million from December 31, 2008. Total non-performing assets represent 1.68 percent of total assets, at December 31, 2009, compared to .63 percent at December 31, 2008. Non-accrual loans increased $6.5 million from December 31, 2008 to December 31, 2009. A large percentage of the balance at December 31, 2009 consists of credits related to construction and real-estate development. Loans that were 90 days or more past due and still accruing interest increased less than $1 million from December 31, 2008 to December 31, 2009. Other real estate increased $1.7 million from December 31, 2008 to December 31, 2009.

          There continues to be significant economic weakness and credit quality continues to be under pressure due to the decline in real estate values and the weakening economy. As a result, the allowance for loan losses as a percentage of portfolio loans increased from 1.33 percent at December 31, 2008 to 1.87 percent at December 31, 2009. As of December 31, 2009 there were no other interest bearing assets, which required classification.

Foregone Interest on Non-Performing Loans (in thousands)

          The table below presents the interest income that would have been earned on non-performing loans outstanding for the years presented had those loans been accruing interest in accordance with the original terms of the loan agreements (pro forma interest) and the amount of interest income actually included in net interest income for those years.
	For the Year Ended December 31,
	2009		2008		2007
	Non- accrual	Restructured	Non- accrual	Restructured	Non- accrual	Restructured
Pro forma interest	$ 951	$ -	$ 242	$ 2	$ 379	$ 1
Interest earned	431	-	110	2	213	1
Foregone interest income	$ 520	$ -	$ 132	$ -	$ 166	$ -

	2006		2005
	Non- accrual	Restructured	Non- accrual	Restructured
Pro forma interest	$ 99	$ -	$ 110	$ 5
Interest earned	5	-	4	5
Foregone interest income	$ 94	$ -	$ 106	$ -

Allowance for Loan Losses (dollars in thousands)
	Year Ended December 31,
	2009	2008	2007	2006	2005
Balance at beginning of year	$9,130	$7,008	$7,510	$7,160	$6,846

Charge-offs:
Commercial real estate	(2,256)	(1,471)	(149)	(55)	-
Residential real estate	(588)	(585)	(150)	-	(25)
Commercial	(3,144)	(434)	(1,323)	(89)	(12)
Consumer	(416)	(456)	(190)	(289)	(413)
	(6,404)	(2,946)	(1,812)	(433)	(450)
Recoveries:
Commercial real estate	-	8	-	2	2
Residential real estate	7	4	-	-	-
Commercial	123	46	11	51	76
Consumer	67	55	78	190	206
	197	113	89	243	284

Net charge-offs	(6,207)	(2,833)	(1,723)	(190)	(166)

Additions (Reductions) to allowance charged (credited) to operations	10,050	4,955	1,221	540	480

Balance at end of year	$12,973	$9,130	$7,008	$7,510	$7,160

Net charge-offs as a percent of average loans	.89%	.45%	.31%	.04%	.04%

          During 2009, O.A.K. recorded approximately $6.2 million in net loans charged off, or .89 percent of average loans outstanding. That compares to $2.8 million in net loans charged off, or .45 percent of average loans outstanding in 2008. The increase is across broad categories of loans, resulting from the current economic environment and its affect on borrowers, combined with the declines in real estate values.

Allocation of the Allowance for Loan Losses (dollars in thousands)

          The allowance for loan losses is analyzed quarterly by management. In so doing, management assigns a portion of the allowance to specific credits that have been identified as problem loans, reviews past loss experience, the local economy and a number of other factors. Management believes that the allowance for loan losses is adequate.
	Year ended December 31,
	2009		2008		2007
	Allowance Amount	% of Total Allowance	Allowance Amount	% of Total Allowance	Allowance Amount	% of Total Allowance
Commercial and commercial real estate	$ 11,300	87%	$ 7,589	83%	$ 5,608	80%
Real estate mortgages	538	4%	461	5%	377	6%
Consumer	1,135	9%	1,080	12%	926	13%
Unallocated	-	0%	-	0%	97	1%
Total	$ 12,973	100%	$ 9,130	100%	$ 7,008	100%

	2006		2005
	Allowance Amount	% of Total Allowance	Allowance Amount	% of Total Allowance
Commercial and commercial real estate	$ 6,130	82%	$ 5,615	78%
Real estate mortgages	333	4%	328	5%
Consumer	1,008	13%	1,082	15%
Unallocated	39	1%	135	2%
Total	$ 7,510	100%	$ 7,160	100%

          In determining the adequacy of the allowance for loan losses, management determines (i) a specific allocation for loans when a loss is probable, (ii) an allocation based on credit risk rating for other adversely rated loans, (iii) an allocation based on historical losses for various categories of loans, and (iv) subjective factors including local and general economic factors and trends. The allowance for loan losses as a percent of total loans reflects management's assessment of the credit quality of Byron Bank's loan portfolio.

          The first element reflects O.A.K.'s estimate of probable losses based upon O.A.K.'s systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

          The second element reflects the application of O.A.K.'s loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor.

          The third element is determined by assigning allocations based principally upon the five-year average of loss experience for each type of loan. Additionally, an allocation is provided based on the current delinquency rate for some loan categories. Loss analyses are conducted at least annually.

          The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects O.A.K.'s attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. O.A.K. also considers a number of subjective factors when determining the allowance for loan losses, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and general terms of the loan portfolios.

          Considerable attention has been devoted to the national housing market and the national economy. The Michigan economy continues to struggle due to the current housing slump, the struggling auto industry and high unemployment rates. The economy in West Michigan, while slightly stronger than the state as a whole, is still significantly influenced by the conditions of the economy across the state and throughout the nation. Although highly subjective, the economic conditions in Michigan are reflected in the amount reserved in the allowance for possible loan losses.

          Actual losses experienced in the future could vary from the estimated allocation of the loan loss reserve. Changes in local and national economic factors could affect the adequacy of the allowance for loan losses.

Sources of Funds

          The primary sources of funding for Byron Bank are deposits (including brokered deposits), Federal Home Loan Bank advances, federal funds purchased and other borrowed funds. An increase in the consumers' savings rate contributed to a $13 million, or 2 percent, increase in deposits from December 31, 2008 to December 31, 2009. Checking accounts increased $13 million and money market and savings accounts increased $29 million in 2009. These increases were partially offset by a $29 million decline in time deposits. The decline in time deposits includes a $13 million decline in brokered time deposits.

          O.A.K. was also able to reduce O.A.K.'s use of non-deposit funding sources such as Fed funds purchased, repurchase agreements and Federal Home Loan Bank advances, during 2009. Total other borrowings declined $30 million from December 31, 2008 to December 31, 2009. Federal funds purchased declined $1 million, repurchase agreements declined $15 million, and FHLB advances declined $14 million.

          Deposits are gathered from the communities Byron Bank serves. Increasing core deposits is a key element of O.A.K.'s strategic plan. In addition to the traditional bank offices, O.A.K. provides a wide array of alternative electronic methods to serve customers. Use of Byron Bank's cash management products as well as business sweep products has continued to increase during the past year. O.A.K. expects these products to continue to be excellent tools in marketing to potential business customers. Mobile Banking, a business banking courier service in West Michigan that provides convenient, safe, and reliable pick-up and delivery for a variety of items including cash, checks and important Bank documents, has also been beneficial in increasing O.A.K.'s customer base. This service continues to be a key factor in attracting new business customers to Byron Bank.

Average Deposit Balances (dollars in thousands)

          The following table lists the total average deposit balances during 2009 and 2008 and the weighted average rates paid on the funds provided:
	Average for the Year
	2009		2008
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$81,137	-	$73,177	-
NOW Accounts	159,636	0.32%	154,480	1.41%
MMDA/Savings	98,493	0.32%	87,404	0.85%
Time - less than $100,000	90,317	2.67%	107,337	3.75%
Time - greater than $100,000	258,112	3.03%	189,478	4.12%
Total Deposits	$687,695	1.61%	$611,876	2.40%

          O.A.K. continues to operate in a very competitive environment. Management monitors interest rates at other financial institutions in the area to insure that its rates are competitive with the market. O.A.K. also offers a wide variety of products to meet the various needs of O.A.K.'s customers. O.A.K. offers business and consumer checking accounts, regular and money market savings accounts, and certificates of deposit with many term options. The decline in short-term market interest rates, that occurred at the end of 2008, contributed to a significant decrease in the average rates paid on deposits.

Repurchase Agreements, Federal Funds Purchased and Borrowed Funds (dollars in thousands)
	December 31, 2009			December 31, 2008
	Average Balance	Average Maturity	Average Rate	Average Balance	Average Maturity	Average Rate
Repurchase agreements	$ 13,073	4 months	4.78%	$ 20,350	9 months	4.83%
FHLB Borrowings	58,563	34 months	4.43%	56,651	32 months	4.82%
Federal funds purchased	1,698	1 day	0.98%	17,891	1 day	2.77%
Other borrowings	898	1 day	0.00%	519	1 day	1.43%
	$ 74,232		4.36%	$ 95,411		4.41%

          The repurchase agreements are fixed rate borrowings arrangements that are secured by U.S. federal agency securities. These securities are being held by the counterparty to the repurchase agreement. The maximum amounts outstanding at any month end during both 2008 and 2009 were $20 million. The yield on the repurchase agreements was 4.83 percent at December 31, 2008 and 4.78 percent at December 31, 2009.

          The majority of Byron Bank's FHLB borrowings have a fixed term and fixed interest rate, some of which can be called by the issuer after a lockout period. At December 31, 2008 O.A.K. also had a variable rate FHLB advance, which could be pre-paid at any time and was paid-off during 2009.

Results of Operations

Summary

          Net income was $540,000 in 2009, down 65 percent from the $1,536,000 reported for 2008. Basic and diluted earnings per share for the full year amounted to $0.20 in 2009, compared to the $0.57 reported in 2008. The results for 2009 were significantly influenced by a $5,095,000 increase in the provision for loan losses, a $366,000 increase in loan and collection expenses, a $676,000 increase in losses on ORE properties and a $1,101,000 increase in FDIC insurance premiums.

          Net income declined 77 percent from 2007 to 2008. Increases in net interest income, service charges on deposit accounts and mortgage banking revenue, were offset by a higher provision for loan losses, an impairment charge on investment securities, losses on other real estate and higher loan and collection expenses. This resulted in a decline in earnings per share from $2.49 in 2007 to $0.57 in 2008.

Earnings Performance (in thousands, except per share data)
	Year Ended December 31,
	2009	2008	2007
Net income	$540	$1,536	$6,729
Per share of common stock	$0.20	$0.57	$2.49
Earnings ratios:
Return on average assets	0.06%	0.20%	0.95%
Return on average equity	0.76%	2.13%	9.85%

          Net interest income increased $1,135,000, or 5 percent in 2009, compared to 2008. This was primarily due to the 6 percent increase in average earning assets for the year, compared to 2008, and was partially offset by a slight decline in the net interest margin, from 3.40 percent in 2008 to 3.34 percent in 2009. Non-interest income increased $5,490,000, or 103 percent from 2008 to 2009, which was the result of a $2,029,000 increase in mortgage banking revenue in 2009 and the $3,231,000 impairment charge auction rate securities that was taken in 2008. Excluding the impairment charge on investments, non-interest income increased 26 percent in 2009, compared to 2008. Service charges on deposits declined 5 percent and insurance premiums and brokerage fees declined 7 percent in 2009, compared to 2008. Total non-interest expenses increased $3,003,000, or 13 percent from 2008 to 2009. This was the result of a 6 percent increase in salaries and benefits expenses, a 114 percent increase in losses on other real estate, and a 248 percent increase in FDIC fees.

          Net interest income increased $865,000, or 4 percent in 2008, compared to 2007. This was due to the increase in average earning assets that occurred during the year, which was partially offset by a decline in the net interest margin from 2007 to 2008. Average earning assets increased $76 million from 2007 to 2008. The net interest margin was 3.40 percent in 2008 compared to 3.63 percent in 2007. Non-interest income declined $2,935,000, or 36 percent from 2007 to 2008. The decline can be attributed to a $3,231,000 impairment charge on Byron Bank's money-market preferred (MMP) auction rate securities. The impairment charge represented approximately 43% of the $7.5 million par value of these securities. While it is normal for security values to rise and fall, it was determined that the decline in market value of the MMP's was determined to be other-than-temporary. Deposit service charges increased 4 percent and mortgage banking fees increased 19 percent in 2008, compared to 2007. Total non-interest expenses increased $2,070,000 million, or 10 percent from 2007 to 2008. This was largely due to increases in occupancy expenses related to O.A.K.'s new East Paris branch and the renovation of a couple of older branches, increases in FDIC fees, losses on other real estate and loan collection costs.

Net Interest Income (in thousands)

          The following schedule presents the average daily balances, interest income (on a fully taxable-equivalent basis) and interest expense and average rates earned and paid for O.A.K.'s major categories of assets, liabilities, and stockholders' equity for the periods indicated:

	Year ended December 31,
	2009			2008			2007
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Federal funds sold	$47	$-	0.08%	$1,407	$27	1.92%	$1,615	$79	4.87%
Securities:
Taxable	45,101	1,653	3.66%	57,012	2,671	4.68%	64,577	2,974	4.61%
Tax-exempt(1)	53,361	3,369	6.31%	59,810	3,509	5.87%	56,806	3,131	5.51%
Loans and leases(2)(3)	694,740	35,804	5.15%	627,748	28,098	6.07%	547,082	40,731	7.45%
Total earning assets/ total interest income	793,249	$40,826	5.15%	745,977	$44,305	5.94%	670,080	$46,915	7.00%

Cash and due from banks	15,078			12,366			11,895
All other assets	30,129			26,204			23,995
Total assets	$838,456			$784,547			$705,970

Liabilities and Stockholders' Equity
Interest bearing deposits:
MMDA, Savings/NOW accounts	$258,129	$819	0.31%	$241,884	$2,927	1.21%	$230,542	$6,353	2.76%
Time	348,429	10,243	2.94%	296,815	11,828	3.98%	267,073	12,890	4.83%
Securities sold under agreements to repurchase and federal funds purchased	14,771	642	4.35%	38,241	1,479	3.87%	16,348	861	5.27%
Other borrowed money	59,461	2,594	4.36%	57,170	2,694	4.71%	46,114	2,467	5.35%
Total interest bearing liabilities/ total interest expense	680,790	$14,298	2.10%	634,110	$18,928	2.98%	560,077	$22,571	4.03%

Non-interest bearing deposits	81,137			73,177			71,164
All other liabilities	5,284			5,106			6,090
Total liabilities	767,211			712,393			637,331

Total stockholders' equity	71,245			72,154			68,639
Total liabilities and equity	$838,456			$784,547			$705,970

Net interest income-FTE		$26,528			$25,377			$24,342
Net interest margin as a percentage of average earning assets - FTE			3.34%			3.40%			3.63%

(1)	Interest income on tax-exempt securities and loans is presented on a fully tax equivalent basis assuming a marginal tax rate of 34 percent.
(2)

Non-accrual loans and leases and loans held for sale have been included in the average loans and lease balances. Average non-accrual loans were approximately $6,090,000, $3,771,000 and $2,702,000 in 2009, 2008 and 2007 respectively.

(3)	Interest on loans includes net origination fees totaling $84,000 in 2009, $81,000 in 2008, and $102,000 in 2007.

          Net interest income is O.A.K.'s principal source of income. In the current year, tax equivalent net interest income increased $1,159,000 to $26,536,000 million in 2009, a 5 percent increase from 2008. This resulted in a net interest margin, as a percentage of average earning assets, on a fully taxable equivalent basis, of 3.34 percent.

          In 2009, the yield on total earning assets declined 79 basis points, compared to a 88 basis point decline in the total interest-bearing liabilities cost of funds. The decline in the interest yield was primarily the result of a decline in the yield that was earned on variable rate loans, due to lower interest rates. The decline in the cost of funds was a result of declines in the interest rates paid on deposits and a decline in the cost of purchased funding. The decline in the cost of purchased funding was primarily due to a liquidity premium that was placed on purchased funding in 2008 because of the financial crisis and global liquidity crisis. The liquidity premium has eased in response to the government sponsored actions to increase liquidity in the financial system. The net result was a 6 basis point decline in the net interest margin, from 3.40 percent in 2008 to 3.34 percent in 2009.

          In 2008, the yield on total earning assets declined 106 basis points, compared to a 105 basis point decline in the total interest-bearing liabilities cost of funds. The decline in the interest yield was also the result of a decline in the yield that was earned on variable rate loans, due to the decline in short term interest rates. The decline in the cost of funds was a result of decline in the interest rates paid on deposits and a shift of funds to lower cost alternative sources of funds. This resulted in O.A.K.'s net interest margin declining 23 basis points, from 3.63 percent in 2007 to 3.40 percent in 2008.

          The decline in short-term interest rates that occurred in late 2008 put pressure on the net interest margin in the early part of 2009. The net interest margin improved steadily throughout 2009 as higher cost fixed rate funding sources repriced at lower interest rates. The net interest margin is also considerably affected by the monetary policies of the U.S. government, local competition and level of economic activity. There is no assurance regarding rates and Byron Bank's net interest margin.

Change in Tax Equivalent Net Interest Income (in thousands)
	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Net	Volume	Rate	Net
Increase (decrease) in interest income(1)
Federal funds sold	$(13)	$(13)	$(27)	$(9)	$(43)	$(52)
Securities:
Taxable	(498)	(520)	(1,018)	(353)	50	(303)
Tax Exempt(2)	(395)	255	(140)	171	207	378
Loans(2)	3,812	(6,106)	(2,294)	5,513	(8,146)	(2,633)
Total interest income	2,906	(6,384)	(3,479)	5,322	(7,932)	(2,610)

Increase (decrease) in interest expense
Interest bearing deposits:
Savings/NOW Accounts	185	(2,294)	(2,108)	299	(3,726)	(3,427)
Time	1,842	(3,427)	(1,585)	1,338	(2,400)	(1,062)
Federal funds purchased	(278)	(200)	(478)	75	(441)	(366)
Other Borrowed Money	(242)	(217)	(459)	1,524	(313)	1,211
Total Interest Expense	1,507	(6,138)	(4,630)	3,236	(6,880)	(3,644)

Net interest income (FTE)	$1,399	$(246)	$1,151	$2,086	$(1,052)	$1,034

(1)	The change in interest due to changes in both balance and rate has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	Interest income on tax-exempt securities and loans is presented on a fully tax equivalent basis assuming a marginal tax rate of 34 percent.

          Interest from loans is the primary source of interest income for Byron Bank. Net interest income is significantly influenced by results of Byron Bank's lending activities. Fully tax equivalent interest income decreased $3,479,000 from 2008 to 2009, compared to a $4,630,000 decrease in interest expense for the same period, resulting in a $1,151,000 million increase in fully tax equivalent net interest income. The increase in net interest income that was the result of the growth in earning assets was partially offset by the decline in the net interest margin.

          Fully tax equivalent interest income decreased $2,610,000 from 2007 to 2008, compared to a $3,644,000 decrease in interest expense for the same period, resulting in a $1,034,000 increase in fully tax equivalent net interest income. The increase in net interest income that was the result of the growth in earning assets was largely offset by the decline in net interest income that was the result of the decline in interest rates.

          Byron Bank's asset/liability committee seeks to manage sources and uses of funds and to monitor the gap in maturities of these funds to maintain a steady net interest margin in varying market conditions.

Composition of Average Earning Assets and Interest Paying Liabilities
	Year ended December 31,
	2009	2008	2007
As a percent of average earning assets
Loans	88%	84%	82%
Other earning assets	12%	16%	18%
Average earning assets	100%	100%	100%

Savings and NOW accounts	33%	32%	34%
Time deposits	44%	40%	40%
Repurchase agreements, fed funds purchased and other borrowings	9%	13%	9%
Average interest bearing liabilities	86%	85%	83%

Average earning asset to total assets	95%	95%	95%
Free funds ratio	14%	15%	17%

          Byron Bank's earning asset ratio has remained at 95 percent for 2009, 2008 and 2007.

          The free funds ratio, funds on which Byron Bank does not pay interest, was 14 percent in 2009, compared to 15 percent in 2007 and 17 percent in 2006. The decline is mainly the result of the increase in interest bearing deposits.

Provision and Allowance for Loan Loss

          The provision for loan losses charged to earnings was $10,050,000 in 2009. This compares to a charge of $4,955,000 in 2008 and $1,221,000 in 2007. The significant increases in the provision that was charged to earnings in both 2008 and 2009 reflects continued credit deterioration in the weakened economy as well as significant declines in collateral values. Due to the current state of the economy, both in Michigan and nationally, O.A.K. is projecting that the provision for loan losses charged to income in 2010 will remain at an elevated level. The actual provision charged to income may vary from the projected amount based on changes in these factors.

          Management monitors the underwriting standards and loan administration of Byron Bank, to ensure that they are appropriate. Future changes in asset quality will be subject to continued adherence to established policies and the general economic conditions of the markets in which Byron Bank operates.

Non-interest Income (in thousands)
	Year Ended December 31,
	2009	2008	2007
Service charges on deposit accounts	$5,165	$5,416	$5,224
Net gains on asset sales:
Loans	3,264	1,323	1,049
Securities	649	57	12
Impairment of investment securities	-	(3,231)	-
Amortization of mortgage servicing rights	(341)	(426)	(446)
Loan servicing fees	310	391	443
Insurance premium revenue	845	857	969
Brokerage revenue	298	371	356
Other	608	550	636
Total non-interest income	$10,798	$5,308	$8,243

          Non-interest income increased $5,490,000, or 103 percent in 2009, compared to 2008. The increase was primarily the result of a $1,941,000 increase in gains from the sale of mortgage loans, a $592,000 increase in net gains from the sale of investment securities and the $3,231,000 impairment charge on the on auction rate securities, which occurred in 2008. The increase in gains on the sale of loans was due to the considerable increase in mortgage refinance activity that occurred in 2009. The higher net gains from the sale of securities was the result of the sale of securities for asset liability management purposes. Service charges on deposit accounts declined $251,000, or 5 percent in 2009, compared to 2008. The decline was due to lower NSF fees resulting from the increase in the consumer savings rate. Brokerage revenue declined $73,000 in 2009, compared to 2008, due to lower investment activity in response to the market uncertainly.

          Non-interest income declined $2,935,000, or 36 percent in 2008, compared to 2007. The decline was the result of the $3,231,000 impairment charge on Byron Bank's money-market preferred securities, due to deterioration in the market value of these securities. Excluding this charge, non-interest income increased $296,000, or 4 percent, in 2008, compared to 2007. Service charges on deposit accounts increased $192,000, or 4 percent in 2008, compared to 2007. The increase was due to increases in ATM fee income, resulting from the placement of several new offsite ATM's during 2008. Net gains on the sale of loans increased $274,000, or 26 percent in 2008, compared to 2007. The increase was due to increased mortgage activity as well as income derived from the sale of the guaranteed portion of some SBA loans. Insurance premium revenue declined $112,000, or 12 percent from 2007 to 2008. This was due to a decline in annual profit-sharing income received from the insurance underwriters, which is based on the production of the insurance agency and the loss rate of the policyholders.

Net Gains on the Sale of Real Estate Mortgage Loans (in thousands)
	Year ended December 31,
	2009	2008	2007

Total real estate mortgage loan originations	$172,729	$83,091	$72,949

Real estate mortgage loan sales, servicing retained	$1,649	$426	$497

Real estate mortgage loan sales, servicing released	$159,631	$68,780	$60,692

Net gains on the sale of real estate mortgage loans	$3,253	$1,228	$1,002

Net gains as a percent of real estate mortgage loan sales	2.02%	1.77%	1.64%

          The gain on the sale of real estate loans increased 165 percent from 2008 to 2009. Mortgage refinancing activity was high for the first three quarters of 2009, declining slightly during the fourth quarter. Total real estate mortgages originated totaled $173 million in 2009, compared to $83 million, in 2008. O.A.K. sells the majority of the loans that O.A.K. originates with servicing rights released. Selling loans with servicing rights released reduces Byron Bank's exposure to changes in the value of the servicing rights, due to changes in interest rates. Net gains as a percentage of real estate mortgage loan sales for 2009 was 2.02 percent, compared to 1.77 percent in 2008.

          The gain on the sale of real estate loans increased 23 percent from 2007 to 2008. O.A.K. experienced high volume of mortgage refinancing activity both early in 2008 and late in 2008 as interest rates on mortgages dropped for periods of time. Total real estate mortgages originated totaled $83 million in 2008, compared to $73 million in originations in 2007. Net gains as a percentage of real estate mortgage loan sales for 2008 was 1.77, compared to 1.64 percent in 2007.

          Net gains on the sale of loans are generally a function of the volume of loans sold. The volume of loans sold is dependent upon O.A.K.'s ability to originate loans, which is particularly sensitive to the absolute level of interest rates. Net gains on the sale of real estate mortgage loans are also dependent upon economic and competitive factors as well as management's ability to effectively manage O.A.K.'s exposure to changes in interest rates. Byron Bank aggressively markets its real estate services.

Realized Gains and Losses on the Sale of Securities (in thousands)
Year ended December 31,
	Proceeds	Gains	Losses	Net
2009	$24,310	$ 649	$ -	$ 649
2008	$ 8,778	$ 57	$ -	$ 57
2007	$ 3,844	$ 29	$ 17	$ 12

          O.A.K. recognized a net gain of $649,000 on the sale of securities in 2009, compared to a net gain of $57,000 in 2008 and a net gain of $12,000 in 2007. In addition to providing interest income and secondary liquidity, O.A.K.'s securities portfolio is an important part of O.A.K.'s asset and liability management plan. Generally, the majority of the securities in the investment portfolio are classified as available for sale to provide flexibility in managing O.A.K.'s liquidity and interest rate risk.

Non-interest Expense (in thousands)
	Year ended December 31,
	2009	2008	2007
Salaries	$10,701	$10,194	$10,223
Employee benefits	2,516	2,313	2,170
Occupancy	1,890	1,847	1,581
Equipment	1,283	1,305	1,134
Data processing and software	2,037	2,132	1,899
Professional and legal fees	1,259	864	838
Printing, supplies and postage	761	768	737
Marketing	350	496	510
FDIC insurance fees	1,545	444	173
Loss (gain) on other real estate	1,267	591	(45)
Loan and collection	886	520	231
Telephone	558	324	234
Other	1,539	1,791	2,068
Total non-interest expense	$26,592	$23,589	$21,519

          Non-interest expense increased $3,003,000, or 13 percent in 2009, compared to 2008. Salaries and employee benefits expenses increased $710,000 or 6 percent from 2008 to 2009. The increase is primarily from higher incentive compensation related to the increased mortgage production that occurred in 2009, as well as an increase in employee medical insurance costs. Occupancy and equipment costs increased $21,000, or less than 1 percent in 2009, compared to 2008. Capital expenditures were reduced in 2009, keeping depreciation expenses relatively flat for the year. Professional and legal fees, losses on other real estate and loan and collection cost combined for an increase of $1,437,000, or 73 percent in 2009, compared to 2008. The increases in all three expense categories are primarily related to the collection, maintenance and disposition of non-performing assets. Also included in professional and legal fees is approximately $200,000 in expenses related to the merger. FDIC insurance fees increased $1,101,000, or 248 percent in 2009, compared to 2008. The increase in FDIC insurance fees reflects higher FDIC insurance premiums, addition premiums related to the FDIC's Temporary Liquidity Guarantee Program (TLGP) and a special assessment of $385,000 that occurred in the second quarter of 2009. Telephone expense increased $234,000, or 72 percent in 2009, compared to 2008. The increase was primarily related to line upgrades, which occurred in the fourth quarter of 2008, to improve data processing efficiencies.

          Non-interest expense increased $2,070,000, or 10 percent in 2008, compared to 2007. Salaries and employee benefits expenses increased $114,000 or less than 1 percent from 2007 to 2008. Increases from normal annual salary adjustments and increases in employee medical insurance costs were largely offset by the reversal of annual incentive accruals in the fourth quarter of 2008. Occupancy and equipment costs increased $437,000, or 16 percent in 2008, compared to 2007. The increase is the result of the addition of O.A.K.'s new East Paris branch as well as the renovation of a couple of older branches. Data processing and software expenses increased $233,000, or 12 percent in 2008, compared to 2007, as O.A.K. continues to invest in technology and software upgrades. FDIC insurance fees increased $271,000, or 157 percent in 2008, compared to 2007. The increase in FDIC insurance fees reflects the full utilization of Byron Bank's FDIC credits during 2007. The loss on other real estate and loan and collection costs increased $925,000, or 497 percent, from 2007 to 2008. The increase is a result of a decline in credit quality and the significant decline in real estate values.

Provision for Income Taxes

          The provision for income taxes was a credit of $872,000 in 2009, compared with a credit of $395,000 in 2008 and an expense of $2,286,000 in 2007. The resulting credits in both 2009 and 2008 are due to the percentage of income that is exempt from federal taxes in comparison to O.A.K.'s overall income before taxes.

Liquidity and Capital Resources

Capital

          Capital provides the foundation for future growth and expansion. The major component of capital is stockholders' equity. Stockholders' equity was $69.7 million at December 31, 2009, a decline of $0.7 million, or 1 percent from a year ago. The decrease resulted from the dividends that were paid during 2009 being higher than O.A.K.'s net income for the year. This was partially offset by an increase in accumulated other comprehensive income. O.A.K. generally funds growth from existing capital and the retention of earnings. O.A.K. regularly reviews the capital level of Byron Bank and O.A.K.

          In 2009, O.A.K. declared cash dividends totaling $2.4 million, approximately 440 percent of earnings. In 2008, O.A.K. declared cash dividends totaling $2.4 million, approximately 155 percent of earnings.

          On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 ("EESA"), which provides the U.S. Secretary of Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. On October 14, 2008 the U.S. Treasury Department announced the Treasury Capital Purchase Program ("CPP"), which provided direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. This was a voluntary capital purchase program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the economy. Participation in this program was not automatic and was subject to approval by the Treasury.

          The Treasury Capital Purchase Program required that participating entities have preferred securities authorized for issuance. On October 16, 2008, O.A.K.'s board of directors adopted a resolution to amend O.A.K.'s articles of incorporation to authorize the issuance of 500,000 shares of preferred stock. The resolution was voted on and approved at a special meeting of the shareholders that was held on December 22, 2008, which was adjourned to January 9, 2009.

          O.A.K. applied for $20 million in funds under the Capital Purchase Program and received approval of the application from the U.S. Treasury in January, 2009. After careful consideration and evaluation, a decision was made to decline participation in the program. O.A.K. believed that its capital is adequate to support O.A.K.'s business. Furthermore, the constraints and uncertainty of participating in the CPP outweighed the expected benefits.

Capital Resources (in thousands)

          Under the regulatory "risk-based" capital guidelines in effect for both banks and bank holding companies, minimum capital levels are based upon perceived risk in O.A.K.'s various asset categories. These guidelines assign risk weights to on-balance sheet and off-balance sheet categories in arriving at total risk-adjusted assets. Regulatory capital is divided by the computed total of risk adjusted assets to arrive at the minimum levels prescribed by the Federal Reserve Board at December 31, 2009, as shown in the table below:

	Regulatory Requirements		December 31,
	Adequately Capitalized	Well Capitalized	2009	2008
Tier 1 capital			$67,766	$69,551
Tier 2 capital			9,856	9,130
Total qualifying capital			$77,622	$78,681

Tier 1 leverage ratio	4%	5%	8.13%	8.53%
Tier 1 risk-based capital	4%	6%	9.25%	9.51%
Total risk-based capital	8%	10%	10.60%	10.76%

Interest Rate Risk

          The primary components of the balance sheet are interest-earning assets, which are funded by interest-bearing liabilities. The differences in cash flows of these rate sensitive assets and liabilities, combined with shifts, or changes in the overall market yield curve result in interest rate risk. Interest rate risk is the change in net interest income due to interest rate changes. Interest rate risk is inherent to banking and cannot be eliminated.

          The Asset and Liability Management Committee (ALCO) is responsible for overseeing the financial management of net interest income, liquidity, investment activities, and other related activities. In regard to interest rate risk, management has relied on re-pricing GAP analysis, which is a traditional method of assessing interest rate risk. Recognizing that there is no single measure that absolutely measures current or future risk, management also relies on a simulation analysis to assess risk in dynamic interest rate environments.

Maturities and Sensitivities of Loans to Changes in Interest Rates

          The following table shows the amount of total loans outstanding as of December 31, 2009, which based on scheduled maturity dates, are due in the periods indicated:
	Maturing (in thousands)
	1 year or less	1 - 5 years	After 5 years	Total
Commercial Real Estate	$50,010	$217,769	$45,877	$313,656
Other Commercial	82,054	72,916	16,930	171,900
Residential Real Estate	10,767	41,705	56,212	106,684
Construction and Land Development	35,574	47,025	2,782	85,381
Consumer	1,685	4,965	6,442	13,092
Totals	$180,090	$384,380	$128,243	$692,713
Allowance for Loan Losses				(12,973)
Total Loans Receivable, Net				$679,740

          Below is a schedule of the amounts maturing or re-pricing as of December 31, 2009, which are classified according to their sensitivity to changes in interest rates:
	Interest Sensitivity (in thousands)
	Fixed Rate	Variable Rate	Total
Due within 3 months	$44,625	$88,264	$132,889
Due after 3 months within 1 year	121,438	796	122,234
Due after one but within five years	356,603	449	357,052
Due after five years	80,538	-	80,538
Totals	$603,204	$89,509	$692,713
Allowance for loan losses			(12,973)
Total loans receivable, net			$679,740

          At December 31, 2009, Byron Bank had $289 million in variable rate loans that had reached their contractual floors and are therefore being reported as fixed rate loans in the table above. The table below shows the number of basis points that interest rates would need to increase before these loans would begin to float with changes in interest rates.
Variable Rate Loans at Floors (in thousands)
Basis point increase	Amount
Up to 50 basis points	$24,851
Between 50 and 100 basis points	150,091
Between 100 and 150 basis points	73,169
Between 150 and 200 basis points	20,342
Greater than 200 basis points	20,862
Total loans at floors	$289,315

Asset/Liability Gap Position (in thousands)
	December 31, 2009
	0-3 Months	4-12 Months		1-5 Years	5+ Years	Total
Assets:
Fed funds sold and due from time	$-	$-		$-	$-	$-
Loans	394,283	45,031		201,889	51,510	692,713
Securities (including restricted investments)	19,291	3,276		24,732	38,607	85,906
Loans held for sale	5,431	-		-	-	5,431
Other assets, net	-	-		-	-	37,723
Total Assets	$419,005	$48,307		$226,621	$90,117	$821,773

Liabilities and Equity:
Savings and NOW	$229,482	$3,018		$16,097	$30,444	$279,041
Time	77,510	93,556		154,191	1,952	327,209
Other borrowings	11,486	22,280		22,568	548	56,882
Non-interest bearing deposits	-	-		-	-	83,870
Other liabilities	-	-		-	-	5,099
Stockholders' equity	-	-		-	-	69,672
Total liabilities and stockholders' equity	$318,478	$118,854		$192,856	$32,944	$821,773

Rate sensitivity gap and ratios:
Gap for period	$100,527	$(70,547)		$65,499	$54,445
Cumulative gap	$100,527	$29,980		$59,734	$114,179
Period gap ratio	1.32	0.41		1.34	2.55
Cumulative gap ratio	1.32	1.07		1.09	1.17
Gap /Total Earning assets
Period	24.0%	(146.0%	)	14.9%	63.4%
Cumulative	24.0%	(6.4%	)	9.2%	15.4%

          The asset/liability gap reflects the projected repayment and maturities of Byron Bank's loans, investments, deposits and borrowings. Management has made a number of assumptions to improve the usefulness of the gap analysis and to manage interest rate risk. The assumptions include, but are not limited to, prepayments on loans, repayment speeds on certain investment securities, and the likelihood of certain call and put features on financial instruments being exercised. Management attempts to reflect the sensitivity of assets and liabilities; however, customer behavior in different rate and economic environments is not entirely predictable. As such, interest rate risk cannot be eliminated.

          At December 31, 2009 the cumulative one-year liability gap position was approximately 6 percent of earning assets. The previous table reflects that Byron Bank has an asset-repricing gap of approximately $101 million at 3 months and an asset-repricing gap of $30 million at one year. Management recognizes that GAP analysis alone is not a reliable measure of interest rate risk. Management is comfortable with Byron Bank's current GAP position and interest rate exposure and will continue to monitor Byron Bank's sensitivity to changes in interest rates. Management regularly reviews the asset liability gap position and other available information to manage the overall interest rate risk of Byron Bank.

Market Risk

          Byron Bank complements its stable core deposit base with alternate sources of funds, which include advances from the Federal Home Loan Bank, brokered certificates of deposit from outside its market area, federal funds purchased and repurchase agreements. Management evaluates the funding needs and makes a decision, whether to fund internally or from alternate sources, based on current interest rates and terms. To date, Byron Bank has not employed the use of derivative financial instruments in managing the risk of changes in interest rates.

Changes in Market Value of Portfolio Equity and Net Interest Income (dollars in thousands)
Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
300 basis point rise	$56,304	2.3%	$31,602	11.3%
200 basis point rise	$56,951	3.5%	$30,599	7.8%
100 basis point rise	$56,632	2.9%	$29,568	4.1%
Base rate	$55,032	-	$28,391	-
100 basis point decline	$59,963	9.0%	$26,769	(5.7%	)
200 basis point decline	$68,655	24.8%	$24,802	(12.6%	)
300 basis point decline	$78,531	42.7%	$22,762	(19.8%	)

(1)	Simulation analyses calculate the change in the net present value of O.A.K.'s assets and liabilities, under parallel shifts in interest rates, by discounting the estimated future cash flows.
(2)	Simulation analyses calculate the change in net interest income, under parallel shifts in interest rates over the next 12 months based on a static balance sheet.

          Simulation models are useful tools, but require numerous assumptions that have a significant impact on the measured interest rate risk. The use of simulation models requires numerous assumptions, which could impact the results. Simulation models require the ability to accurately predict customer behavior to interest rate changes, changes in the competitive environment and other economic factors.

Liquidity

          Liquidity is measured by O.A.K.'s ability to raise funds through deposits, borrowed funds, capital or cash flow from the repayment of loans and investment securities. These funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans and operate O.A.K. Liquidity is primarily achieved through the growth of deposits and liquid assets such as securities available for sale, matured securities, and federal funds sold. Asset and liability management is the process of managing the balance sheet to achieve a mix of earning assets and liabilities that maximizes profitability, while providing adequate liquidity.

          O.A.K.'s liquidity strategy is to fund loan growth with deposits and other borrowed funds and to maintain an adequate level of short-term and medium-term investments to meet typical daily loan and deposit activity. The growth of Byron Bank's loan portfolio during 2009 was primarily funded through the growth of checking and savings accounts. Checking and savings deposits increased by $42 million from December 31, 2008 to December 31, 2009.

          Byron Bank has the ability to borrow money on a daily basis through one of its correspondent banks using an established federal funds purchased line of credit. Byron Bank has established an unsecured federal funds purchased borrowing limit totaling $25 million. At December 31, 2009, Byron Bank had less than $1 million in federal funds purchased. During 2009, Byron Bank's federal funds purchased position averaged $1.7 million. In addition, as a member of the Federal Home Loan Bank of Indianapolis ("FHLBI"), Byron Bank has access to FHLBI's borrowing programs. At December 31, 2009, FHLB advances totaled $49.4 million and Byron Bank could borrow an additional $31.6 million without pledging any additional collateral.

          In 2008, O.A.K. expanded its liquidity contingency plan by pledging collateral at the Federal Reserve Discount Window. At December 31, 2009, O.A.K. had approximately $7.6 million of municipal securities, which were unable to be pledged towards other borrowings, pledge at the Federal Reserve Discount Window.

          Net cash flows from operating activities can fluctuate from year to year based on the amount of O.A.K.'s earnings for the year, the provision for loan losses recorded during the year, the dollar amount of mortgage loans originated compared to the amount of mortgage loans sold, and the gain generated from the sale of those loans. The changes from 2008 to 2009 are largely due to lower net income, a higher provision for loan losses, higher gains from the sale of loans and investment securities and the impairment charge on investment securities taken in 2008. The changes from 2007 to 2008 are primarily due to lower net income, a higher provision for loan losses and the impairment charge on investment securities taken in 2008.

          Cash flows from investment activities reflect cash used to fund the increase in total loans, cash received from the maturity and sale of available for sale securities and the reinvestment of that cash through the purchase of new securities. The changes in cash flows from investment activities are mainly the result of the growth of Byron Bank's loan portfolio and net proceeds from the maturities, sales and purchases of available for sale securities. Total loans increased by $12 million from 2008 to 2009 compared to an increase of $107 million from 2007 to 2008. Net proceeded from the maturities, sales and purchases of investment securities were $29 million in 2009 compared to $8 million in 2008 and a net use of funds of less than $1 million in 2007.

          Net cash flows from financing activities reflect the increases or decreases in the products used to fund the loan growth of Byron Bank. The cash flows from financing activities of Byron Bank's was a use of funds of $20 million in 2009, and funds provided of $95 million and $67 million in 2008 and 2007, respectively.

          O.A.K.'s cash and cash equivalents declined $1 million, to $14 million at December 31, 2009. Overall liquidity is primarily determined by deposit and loan growth in addition to borrowing and security investment activity.

Contractual Obligations (dollars in thousands)
	Payments Due by Period
	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years	Total
Time deposits	$171,066	$100,279	$53,912	$1,951	$327,208
Federal funds purchased	850	-	-	-	850
FHLB advances	21,800	8,715	11,468	7,416	49,399
Repurchase agreements	5,600	-	-	-	5,600
Other borrowed funds	1,033	-	-	-	1,033
Total contractual cash obligations	$200,349	$108,994	$65,380	$9,367	$384,090

Other Commercial Commitments
	Amount of Commitment Expiration Per Period
	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years	Total
Commitments to grant loans	$14,530	$-	$-	$-	$14,530
Unfunded commitment under commercial and other lines of credit	133,377	13,059	5,392	1,508	153,336
Unfunded commitments under home equity lines of credit	53,488	-	-	-	53,488
Commercial and standby letters of credit	3,874	190	-	-	4,064
Total commitments	$205,269	$13,249	$5,392	$1,508	$225,418

          All of the commercial commitments are underwritten using the commercial loan underwriting guidelines. The amount of unfunded commitments declined 15% from 2008 to 2009.

Impact of Inflation

          The majority of assets and liabilities of financial institutions are monetary in nature. Generally, changes in interest rates have a more significant impact than inflation on the earnings of Byron Bank. Although influenced by inflation, changes in rates do not necessarily move in either the same magnitude or direction as changes in the price of goods and services. Inflation does impact the growth of total assets, creating a need to increase equity capital at a higher rate to maintain an adequate equity-to-assets ratio, which in turn reduces the amount of earnings available for cash dividends.

Selected Quarterly Financial Data (Unaudited):
   (in thousands, except per share data)
	Three Months Ended
	March 31	June 30	September 30		December 31
Periods Ended, 2009
Total Assets	$836,745	$840,887	$840,095		$821,773
Net Interest Income	5,985	6,290	6,569		6,668
Provision for Loan Losses	975	1,375	4,500		3,200
Net Income (loss)	$1,250	$1,010	$(1,308)		$(412)

Earnings (loss) per Share	$0.46	$0.38	$(0.49)		$(0.15)
Book Value per Share	$25,75	$26.28	$26.38		$25.78
Return on Average Assets	0.60%	0.48%	(0.62%	)	(0.20%	)
Return on Stockholders' Equity	7.14%	5.68%	(7.18%	)	(2.30%	)
Efficiency Ratio	71.2%	71.7%	76.5%		78.5%

Periods Ended, 2008
Total Assets	$764,608	$787,055	$802,256		$840,311
Net Interest Income	6,018	6,235	6,106		6,018
Provision for Loan Losses	675	930	1,400		1,950
Net Income	$1,482	$1,199	$737		$(1,882)

Earnings per Share	$0.55	$0.44	$0.27		$(0.69)
Book Value per Share	$26.77	$26.37	$26.49		$26.03
Return on Average Assets	0.80%	0.62%	0.37%		(0.92%	)
Return on Stockholders' Equity	8.29%	6.64%	4.06%		(10.45%	)
Efficiency Ratio	66.1%	69.0%	70.0%		71.0%

Quantitative and Qualitative Disclosures About Market Risk

          A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. O.A.K. currently does not enter into futures, forwards, swaps, or options. However, O.A.K. is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by O.A.K. Standby letters of credit are conditional commitments issued by O.A.K. to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by O.A.K. until the instrument is exercised.

          O.A.K.'s exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to manage the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize these risks. Tools used by management include the standard GAP report and a simulation model. O.A.K. has no market risk sensitive instruments held for trading purposes. (See "Management's Discussion and Analysis of Results of Operations - Liquidity and Capital Resources - Interest Rate Risk" and "Management's Discussion and Analysis of Results of Operations - Liquidity and Capital Resources - Market Risk" above).

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          None.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
O.A.K. Financial Corporation and Subsidiaries

          We have audited the accompanying balance sheets of O.A.K. Financial Corporation as of December 31, 2009 and 2008, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. We also have audited the Company's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying financial statements. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

          A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of O.A.K. Financial Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, O.A.K. Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

          As discussed in Note 20, the Company entered into a definitive agreement and plan of merger on January 7, 2010 with Chemical Financial Corporation.

Auburn Hill, Michigan
February 8, 2010

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)	December 31,
ASSETS	2009	2008

Cash and due from banks	$14,006	$15,411

Available-for-sale securities	80,585	107,251

Loans held for sale	5,431	2,762

Total loans	692,713	686,932
Allowance for loan losses	(12,973)	(9,130)
Net loans	679,740	677,802

Accrued interest receivable	3,601	3,967
Premises and equipment, net	15,078	16,782
Restricted investments	5,321	5,101
Other assets	18,011	11,235
Total assets	$821,773	$840,311

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$83,870	$76,585
Interest bearing	606,250	600,684
Total deposits	690,120	677,269

Federal funds purchased	850	2,300
Repurchase Agreements	5,600	20,350
FHLB advances	49,399	63,655
Other borrowed funds	1,033	1,030
Other liabilities	5,099	5,352
Total liabilities	752,101	769,956

Stockholders' equity
Preferred stock, no par value; 500,000 shares authorized	-	-
Common stock, $1 par value; 4,000,000 shares authorized,
Shares issued and outstanding: 2,703,009 at December 31,
2009 and 2008	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	32,333	34,171
Accumulated other comprehensive income	1,858	703
Total stockholders' equity	69,672	70,355
Total liabilities and stockholders' equity	$821,773	$840,311

The accompanying notes are an integral part of these consolidated financial statements.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except earnings per share)	Year Ended December 31,
	2009	2008	2007
Interest income
Interest and fees on loans	$35,776	$38,082	$40,717
Available-for-sale securities	3,859	4,984	5,129
Restricted investments	166	212	158
Other	9	27	79
Total interest income	39,810	43,305	46,083

Interest expense
Deposits	11,062	14,755	19,244
Federal funds purchased	17	495	861
Repurchase agreements	625	984	535
FHLB advances	2,580	2,680	1,892
Other borrowed funds	14	14	39
Total interest expense	14,298	18,928	22,571

Net interest income	25,512	24,377	23,512

Provision for loan losses	10,050	4,955	1,221

Net interest income after provision for
loan losses	15,462	19,422	22,291

Non-interest income
Service charges on deposit accounts	5,165	5,416	5,224
Mortgage banking	3,222	1,193	999
Net gain (loss) on available for sale securities	649	(3,174)	12
Insurance premiums and brokerage fees	1,143	1,228	1,325
Other	619	645	683
Total non-interest income	10,798	5,308	8,243

Non-interest expenses
Salaries	10,701	10,194	10,223
Employee benefits	2,516	2,313	2,170
Occupancy (net)	1,890	1,847	1,581
Furniture and fixtures	1,283	1,305	1,134
Data processing and software	2,037	2,132	1,899
Professional and legal fees	1,259	864	838
Loss (gain) on other real estate	1,267	591	(45)
Loan and collection	886	520	231
FDIC fees	1,545	444	173
Other	3,208	3,379	3,315
Total non-interest expenses	26,592	23,589	21,519

Income before federal income taxes	(332)	1,141	9,015

Federal income taxes	(872)	(395)	2,286

Net income	$540	$1,536	$6,729

Income per common share:
Basic	$0.20	$0.57	$2.49
Diluted	$0.20	$0.57	$2.49

The accompanying notes are an integral part of these consolidated financial statements.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands)	Year Ended December 31,
	2009	2008	2007

Shares of common stock issued and outstanding
Balance, beginning of year	2,703	2,703	2,458
Stock dividend	-	-	245
Balance, end of year	2,703	2,703	2,703

Common stock
Balance, beginning of year	$2,703	$2,703	$2,458
Stock dividend	-	-	245
Balance, end of year	$2,703	$2,703	$2,703

Additional paid-in-capital
Balance, beginning of year	$32,778	$32,778	$23,880
Stock dividend	-	-	8,898
Balance, end of year	$32,778	$32,778	$32,778

Retained earnings
Balance, beginning of year	$34,171	$35,014	$39,767
Net income	540	1,536	6,729
Stock dividend	-	-	(9,157)
Cash dividends declared	(2,378)	(2,379)	(2,325)
Balance, end of year	$32,333	$34,171	$35,014

Accumulated other comprehensive (loss) income
Balance, beginning of year	$703	$318	$(283)
Other comprehensive income	1,155	385	601
Balance, end of year	$1,858	$703	$318

Total stockholders' equity	$69,672	$70,355	$70,813

The accompanying notes are an integral part of these consolidated financial statements.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income	$540	$1,536	$6,729
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation and amortization	1,415	1,393	1,213
Provision for loan losses	10,050	4,955	1,221
Proceeds from sales of loans held for sale	164,534	70,433	62,191
Originations of loans held for sale	(163,950)	(68,471)	(63,065)
Net gain on sales of available-for-sale securities	(649)	(57)	(12)
Impairment of available-for-sale securities	-	3,231	-
Net gain on sales of loans held for sale	(3,253)	(1,228)	(1,002)
Net amortization of investment premiums	486	160	275
Net (gain) loss on sales of property and equipment	(2)	(10)	4
Deferred federal income taxes	(1,494)	(1,939)	19
Changes in operating assets and liabilities,
which provided (used) cash:
Accrued interest receivable	366	(387)	138
Other assets	(5,282)	(734)	(1,352)
Other liabilities	(848)	(385)	(80)
Net cash provided by operating activities	1,913	8,497	6,279

Cash flows from investing activities
Available-for-sale securities
Proceeds from maturities	31,570	43,516	35,463
Proceeds from sales	24,310	8,778	3,844
Purchases	(27,301)	(44,670)	(39,703)
Net purchases of restricted investments at par	(220)	(1,722)	(281)
Net increase in loans held for investment	(11,988)	(107,469)	(69,484)
Purchases of premises and equipment	(280)	(2,024)	(1,594)
Proceeds from the sale of premises and equipment	571	31	6
Net cash provided (used) in investing activities	16,662	(103,560)	(71,749)

Cash flows from financing activities
Net increase (decrease) in deposits	12,851	111,820	(1,558)
Net increase (decrease) in TT&L note	3	594	(3,564)
Proceeds from FHLB borrowings	91,000	63,404	23,000
Repayments of FHLB borrowings	(105,256)	(43,007)	(3,979)
Dividends declared	(2,378)	(2,379)	(2,285)
Net (decrease) increase in repurchase agreements	(14,750)	-	20,350
Net (decrease) increase in fed funds purchased	(1,450)	(35,300)	34,550
Net cash (used) provided by financing activities	(19,980)	95,132	66,514

Net (decrease) increase in cash and cash equivalents	(1,405)	69	1,044

Cash and cash equivalents, beginning of year	15,411	15,342	14,298

Cash and cash equivalents, end of year	$14,006	$15,411	$15,342

Supplementary cash flows information
Interest paid	$15,006	$23,863	$23,343
Income taxes paid	$1,507	$1,661	$2,719

Non-cash activities
Loans transferred to other real estate	$5,013	$4,259	$2,431

The accompanying notes are an integral part of these consolidated financial statements.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          OAK Financial Corporation (the "Corporation") and its subsidiaries provide a variety of financial services typically provided in the commercial banking industry. The Corporation is a Bank Holding Company and owns the stock of Byron Bank (the "Bank"). The Bank's commercial banking activities include checking and savings accounts, commercial lending, direct consumer financing, and mortgage lending. The Bank also provides mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services, as well as property and casualty, life, disability and long-term care insurance products through two subsidiary companies, Byron Investment Services and Byron Insurance Agency. The principal markets are suburban communities south and west of Grand Rapids in Kent, Ottawa and Allegan counties. The economies of these communities are relatively stable and reasonably diversified. The bank's primary competitors include both large and local financial institutions. The Bank is State chartered and is a member of the Federal Reserve Bank ("FRB"). The Bank is subject to the regulations and supervision of the FDIC, the FRB and the Michigan Office of Financial and Insurance Regulation ("OFIR") and undergoes periodic examinations by these regulatory authorities.

          The accounting and reporting policies and practices of the Corporation conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. We have certain critical accounting policies, including accounting for the allowance for loan losses, the fair market value of investment securities and the valuation of deferred tax assets, that require us to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. The fair value of financial instruments is particularly sensitive to estimates and assumption. Actual results may vary from these estimates.

          Principles of Consolidation: The consolidated financial statements include the accounts of OAK Financial Corporation and its subsidiaries. The income, expense, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany transactions and accounts.

          Statement of Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from other financial institutions, and federal funds sold. We report net cash flows for customer loan and deposit transactions.

          Securities: Securities can be classified as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading securities. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2009 and 2008. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans: Loans are reported at their outstanding unpaid principal balances adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest on loans is accrued over the term of the loan based on the principal amount outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. When the accrual of interest is discontinued, all uncollected accrued interest is reversed. Payments received on loans that are on non-accrual are generally applied to the principal balance until the loan qualifies to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

          Allowance for Loan Losses: Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level, which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based on historical loan loss experience, and (iv) additional allowances based on subjective factors, including changes in lending policies and procedures, local and general economic business conditions and trends, portfolio concentrations, experience and depth of lending management, and external conditions that may effect the performance of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any losses, which occur. Collection efforts continue and recoveries may occur after a loan is charged against the allowance.

          A loan is considered impaired when full payment under the loan or lease terms is not expected. Impairment is evaluated by assessing payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification. Impairment of commercial and construction loans is measured on a loan by loan basis using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

          Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

          Other Real Estate Owned: Other real estate owned includes any real estate, other than Bank premises, owned or controlled by O.A.K. and its consolidated subsidiaries. These consist primarily of assets for which the Company has received physical possession of the property through foreclosure proceedings. These assets are reported at either the fair value of the asset, minus the estimated costs to sell the asset, or the cost of the asset. If the fair value of the asset, minus the estimated costs to sell the asset, is less than the asset's cost, the deficiency is recognized as a valuation allowance against the asset, which is created through a charge to expense.

          Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and accelerated methods over the useful lives of the respective assets. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized. These assets are reviewed for impairment.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Servicing: Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices of similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance.

          Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequence of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The Corporation and its subsidiary file a consolidated federal income tax return on a calendar year basis.

          Off Balance Sheet Instruments: In the ordinary course of business, the Bank enters into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and forward contracts for the sale of mortgage loans held for sale. Unless otherwise required, these financial instruments are recorded when they are funded.

          Derivative Financial Instruments: Derivatives are required to be recorded on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting. The Bank does not currently designate the use of any derivatives as hedges.

          The fair-value of derivative financial instruments, not designated as hedges, are recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges are recognized currently in earnings.

          Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on - and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

          Earnings Per Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares that could be issued under the stock option plan.

          Comprehensive Income: Comprehensive income consists of net income and other comprehensive income, which includes the unrealized gains and losses on available-for-sale securities. The unrealized gains and losses on available-for-sale securities are reported as a separate component of the equity section of the balance sheet, net of tax.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

          Stock Compensation Plans: The Corporation accounts for stock option plans using the fair value method. No compensation cost related to stock options was recognized during 2009, 2008 or 2007, as no options were granted in those years.

          Segment Reporting: While management monitors the revenue streams of various products and services offered, operations are managed and financial performance is evaluated on a company wide basis. Accordingly, all of the Corporation's operations are considered by management to be aggregated in one reportable operating segment.

          Restricted Investments: The Bank is a member of the Federal Home Loan Bank System and is required to invest in capital stock of the Federal Home Loan Bank of Indianapolis ("FHLB"). The amount of the required investment is determined and adjusted periodically by the FHLB. The investment is carried at cost plus the value assigned to stock dividends.

          The Bank is also a member of the Federal Reserve Bank System. The amount of the required investment is determined by the FRB at the time the Bank becomes a member. The amount of the investment may be adjusted thereafter and is carried at cost.

          Reclassifications: Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform with the 2009 presentation.

          Subsequent Events: The financial statements and related disclosures include evaluation of events up through and including February 8, 2010, which is the date the financial statements were available to be issued.

          Recent Pronouncements: The Financial Accounting Standards Board issued new guidance in 2009 on the accounting for transfers of financial assets.  The new guidance eliminates the concept of a qualifying special-purpose entity.  Other changes from current accounting standards include new de-recognition criteria for a transfer to be accounted for as a sale, and a changes to the amount of recognized gain/loss on transfers accounted for as a sale when beneficial interests are received by the transferor.  This new standard will be applied prospectively to new transfers of financial assets and will be effective for the first annual period beginning after November 15, 2009 and interim periods within that first annual period.  Early application is prohibited.  The Company is currently assessing the impact this new standard will have on its financial statements.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. COMPREHENSIVE INCOME (in thousands)

          The components of comprehensive income and related tax effects for the year ended December 31, are as follows:
	2009	2008	2007
Unrealized gains (losses) on available-for-sale
securities arising during the year	$2,398	$(2,592)	$923

Reclassification adjustment for realized and unrealized
gains (losses) included in net income	649	(3,174)	12

Other comprehensive income
before income taxes	1,749	582	911

Income taxes related to
other comprehensive income	594	197	310

Other comprehensive income	1,155	385	601

Net income	540	1,536	6,729

Comprehensive income	$1,695	$1,921	$7,330

NOTE 3. RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

          The Bank is required to deposit certain amounts with the Federal Reserve Bank. These reserve balances vary depending upon the level of certain customer deposits in the Bank. At December 31, 2009 and 2008, those required reserve balances were $1,238,000 and $1,105,000, respectively.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. AVAILABLE-FOR-SALE SECURITIES (in thousands)

          The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities, all of which are classified as available-for-sale as of December 31, are as follows:
2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government securities	$19,061	$174	$38	$19,197
Mortgage-backed securities	5,158	126	11	5,273
States and political subdivisions	49,283	943	313	49,913
Other	4,269	1,933	-	6,202
Total	$77,771	$3,176	$362	$80,585

2008
U.S. government securities	$22,969	$253	$-	$23,222
Mortgage-backed securities	18,316	310	44	18,582
States and political subdivisions	60,632	945	399	61,178
Other	4,269	-	-	4,269
Total	$106,186	$1,508	$443	$107,251

          Investment securities with carrying values of approximately $28.2 million and $54.3 million at December 31, 2009 and 2008, respectively, were pledged to secure borrowing arrangements disclosed in notes 9 and 10 or for other purposes as required or permitted by law.

          The amortized cost and fair value of available-for-sale securities by contractual maturity at December 31, 2009 is shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Fair Value
Due in one year or less	$9,819	$9,870
Due after one year through five years	25,920	26,256
Due after five years through ten years	30,227	30,546
Due after ten years	6,647	8,640
Subtotal	72,613	75,312

Mortgage-backed securities	5,158	5,273

Total	$77,771	$80,585

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. AVAILABLE-FOR-SALE SECURITIES (Continued)

          The gross gains and gross losses realized on sales for the years ended December 31 are as follows:
	2009	2008	2007
Gross realized gains	$649	$57	$29
Gross realized losses	-	-	(17)
Net realized gain on sales of
available-for-sale securities	$649	$57	$12

          The unrealized losses shown in the following table resulted primarily from changes in market rates across the yield curve. The issuers of the bonds are of high quality and the fair value is expected to recover as the bonds approach the maturity date. The Bank has the intent and ability to hold the bonds for foreseeable future and therefore the unrealized losses on securities are considered temporary and have not been recognized into income. At December 31, 2009, the Corporation had 32 securities that were in a loss position, compared to 55 securities that were in a loss position at December 31, 2008.

December 31, 2009	Less than 12 months		12 months or longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government securities	$5,786	$38	$-	$-	$5,786	$38
Mortgage-backed securities	547	9	612	2	1,159	11
States and political subdivisions	5,033	95	3,223	218	8,256	313
	$11,366	$142	$3,835	$220	$15,201	$362

December 31, 2008	Less than 12 months		12 months or longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government securities	$-	$-	$-	$-	$-	$-
Mortgage-backed securities	1,624	28	3,049	16	4,673	44
States and political subdivisions	11,391	348	3,337	51	14,728	399
	$13,015	$376	$6,386	$67	$19,401	$443

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES (in thousands)

Major loan classifications at December 31, are as follows:
	2009	2008
Commercial real estate	$315,545	$311,654
Commercial	171,900	169,762
Residential real estate	108,684	113,787
Construction and land development	83,492	78,103
Consumer	13,092	13,626
Total loans	$692,713	$686,932

The following is an analysis of changes in the allowance for loan losses for the years ended December 31:
	2009	2008	2007
Balance, beginning of year	$9,130	$7,008	$7,510
Provision for loan losses	10,050	4,955	1,221
Recoveries	197	113	89
Loans charged off	(6,404)	(2,946)	(1,812)
Balance, end of year	$12,973	$9,130	$7,008

The following is a summary of information pertaining to impaired loans as of December 31:
	2009	2008
Impaired loans without a valuation allowance	$6,570	$1,606
Impaired loans with a valuation allowance	2,493	1,367
Total impaired loans	$9,063	$2,973

Valuation allowance related to impaired loans	$1,223	$459
Total non-accrual loans	$9,494	$2,973
Total loans past due ninety days or more and still accruing	$310	$83

The following is a summary of information pertaining to impaired loans for the years ended December 31:
	2009	2008	2007
Average investment in impaired loans	$7,083	$3,126	$958

Interest income recognized on impaired loans	$-	$-	$-

Interest income recognized on a cash basis on impaired loans	$-	$-	$-

No additional funds are committed to be advanced in connection with impaired loans.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. PREMISES AND EQUIPMENT (in thousands)

A summary of premises and equipment at December 31 follows:
	2009	2008
Land and land improvements	$3,254	$3,461
Building and improvements	15,083	15,619
Furniture and equipment	9,751	9,723
Total premises and equipment	28,088	28,803

Less accumulated depreciation	13,010	12,021
Premises and equipment, net	$15,078	$16,782

Depreciation expense for each of the years ending December 31, 2009, 2008 and 2007 was $1.4 million, $1.4 million and $1.2 million, respectively.

NOTE 7. SERVICING (in thousands)

          Mortgage servicing rights ("MSR"s) reflect the present value of the future income stream from mortgage servicing fees, ancillary income from processing mortgage related payments, delinquency effects and overnight income of processing ("float"). The value is the sum of the present value of these future income streams, which is impacted by assumptions on prepayment or decay rates, mortgage classifications and the applied discount rate.

          The process is to classify the serviced mortgages into groups based on maturity, payment terms, seasoning and interest rate. The result is a series of mortgage pools with homogeneous characteristics, which are then subjected to appropriate prepayment speeds to derive a future stream of expected cash flows for each pool. The current industry accepted rate is used to discount the future cash flows. The sum of the present value of each pool is the mortgage servicing portion of the valuation. The Bank employs an independent third party to determine the fair value of the mortgage servicing rights.

          Loans serviced for others are not included on the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $102 million and $136 million at December 31, 2009 and 2008, respectively.

          The balance of capitalized servicing rights, net of valuation allowance, included in other assets at December 31, 2009 and 2008, was $212,000 and $538,000 respectively. The fair value of these rights was $800,000 and $1,400,000, at December 31, 2009 and 2008, respectively. The fair value of servicing rights was determined using an average discount rate of 7.69 percent in 2009 and 7.94 percent in 2008, with prepayment speeds ranging from 0 percent to 30.6 percent in 2009 and from 0 percent to 19.3 percent in 2008.

          The following table summarizes the mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:
	2009	2008	2007
Mortgage servicing rights capitalized	$14	$4	$5

Mortgage servicing rights amortized	$341	$426	$446

Valuation Allowances:
Balance at beginning or year	-	-	-
Net change in valuation allowance	-	-	-
Balance at end of year	$-	$-	$-

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. DEPOSITS (dollars in thousands)

Deposits at year-end were as follows:
	2009	2008
Noninterest-bearing demand	$83,871	$76,585
Interest-bearing checking	163,110	157,160
Money market and savings	115,931	86,878
Time deposits less than $100,000	88,110	101,455
Time deposits greater than $100,000	239,098	255,191
Total deposits	$690,120	$677,269

At December 31, 2009, scheduled maturities of certificates of deposit are as follows:
2010	$171,066
2011	51,073
2012	49,206
2013	46,068
2014	7,844
2015	1,951
Total time deposits	$327,208

Brokered time deposits totaled approximately $189 million and $202 million at December 31, 2009 and 2008.

NOTE 9. FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS (dollars in thousands)

          The Bank has the ability to borrow money on a daily basis through one of its correspondent banks using an established federal funds purchased line of credit. The Bank has established an unsecured federal funds purchased borrowing limit totaling $25 million at December 31, 2009. At December 31, 2009 and 2008 the Bank had $0.9 million and $2.3 million outstanding, respectively. During 2009, the Bank's federal funds purchased position averaged $1.7 million, compared to an average federal funds purchased position of $17.9 million for 2008. The average rate paid on federal funds purchased during 2009 and 2008 were 0.98% and 2.77%, respectively.

          Repurchase agreements are financing arrangements secured by U.S. federal agency securities. At December 31, 2009, the Bank had one repurchase agreement totaling $5.6 million. This borrowing was secured by securities that had a carrying amount of $7.1 million at December 31, 2009. At maturity, the securities underlying the arrangements are returned to the Bank.

The repurchase agreement at December 31, 2009 and its contractual maturity is as follows:
	Balance	Rates
Due in 2010	$5,600	4.62%
Total repurchase agreements	$5,600

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FHLB ADVANCES AND OTHER BORROWED FUNDS (dollars in thousands)

          Each Federal Home Loan Bank advance is payable at its maturity date, and may be subject to a prepayment fee if paid prior to the maturity date. Advances with put options held by the Federal Home Loan Bank amounted to $16.8 million at December 31, 2009 and 2008. At December 31, 2009 and 2008, the Federal Home Loan Bank borrowings were collateralized by a blanket lien on all qualified 1 to 4 family residential mortgage loans, consumer home equity loans, and specifically identified commercial real estate and U.S. government agency securities. U.S. government agency securities pledged to FHLB borrowings had carrying values of approximately $11.9 and $14.5 million, at December 31, 2009 and 2008, respectively. The total available credit for FHLB borrowings at December 31, 2009 and December 31, 2008, was $81.0 million and $80.5 million, respectively. At December 31, 2009, the Bank had no variable rate FHLB advances and fixed rate FHLB advances totaled $49.4 million. The average interest rate on the FHLB borrowings was 4.43 percent and 4.74 percent, for 2009 and 2008, respectively.

The Federal Home Loan Bank advances at December 31, 2009 and their contractual maturities are as follows:
	Balance	Rates
Due in 2010	$21,800	3.47% - 5.99%
Due in 2011	3,715	3.90% - 5.09%
Due in 2012	5,000	2.31% - 2.62%
Due in 2013	4,216	2.91% - 3.70%
Due in 2014	7,252	4.39% - 5.30%
Due in 2015	7,416	3.33% - 4.05%
Total FHLB advances	$49,399

          Other borrowed funds as of December 31, 2009 and December 31, 2008, were comprised entirely of TT&L notes, with balances of $1,033,000 and $1,030,000, respectively.

NOTE 11. FEDERAL INCOME TAXES (in thousands)

The provision for federal income taxes for the years ended December 31 consists of:
	2009	2008	2007
Current	$622	$1,544	$2,267
Deferred expense (benefit)	(1,494)	(1,939)	19
Federal income tax expense	$(872)	$(395)	$2,286

A reconciliation between federal income tax expense and the amount computed by applying the statutory federal income tax rate of 34 percent to income before taxes for the years ended December 31, is as follows:
	2009	2008	2007
Statutory rate applied to income
before income taxes	$(113)	$388	$3,065
Effect of tax-exempt interest income	(728)	(742)	(626)
Other - net	(31)	(41)	(153)
Federal income tax expense	$(872)	$(395)	$2,286

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. FEDERAL INCOME TAXES (Continued)

The net deferred income tax asset recorded includes the following amounts of deferred tax assets and liabilities:
	2009	2008
Deferred tax assets
Allowance for loan losses	$4,411	$3,104
Deferred compensation plan	407	395
Deferred loan fees	50	73
Non-accrual interest	157	70
Valuation allowance on other real estate	84	84
Valuation allowance on securities available for sale	1,099	1,099
Other	39	110
Total deferred tax assets	6,247	4,935

Deferred tax liabilities
Depreciation	(667)	(699)
Discount accretion	(13)	(56)
Unrealized gain on securities available for sale	(960)	(362)
Loan servicing rights	(72)	(183)
Other	(114)	(110)
Total deferred tax liabilities	(1,826)	(1,410)

Net deferred tax asset	$4,421	$3,525

          An impairment charge recorded on the Company's auction rate securities, in the fourth quarter of 2008, resulted in a deferred tax asset of $1.1 million. If the Company were to sell these securities, the associated loss would be considered a capital loss, which can only be recovered through offsetting capital gains. The Company's management has identified strategies that could be used to generate capital gains to offset the capital loss, if the value of these securities does not recover. The fair value of these securities at December 31, 2009, was significantly higher than the book value of the securities after the impairment charge was taken. The result of this would be a reduced capital loss if the securities were sold. Management has not determined if, or when, it would implement these strategies.

NOTE 12. RELATED PARTY TRANSACTIONS

          Certain directors, executive officers and their related interests were loan customers of the Bank. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions and do not represent more than a normal risk of collectibility or present other unfavorable features. The total loans outstanding to these customers aggregated approximately $64,000 and $83,000 at December 31, 2009 and 2008, respectively. During 2009, there were no new loans and repayments were approximately $19,000.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. OFF-BALANCE SHEET ACTIVITIES (in thousands)

          The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve to varying degrees elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank follows the same credit policy to make such commitments, including collateral, as is followed for those loans recorded in the consolidated financial statements; no significant losses are anticipated as a result of these commitments.

          At December 31, 2009 and 2008, the following financial instruments were outstanding whose contract amounts represent credit risk:
	Contract Amount
	2009	2008

Commitments to grant loans	$ 14,530	$ 15,404
Unfunded commitments under commercial and other lines of credit	153,336	187,686
Unfunded commitments under home equity lines of credit	53,488	54,295
Commercial and standby letters of credit	4,064	7,853

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

          Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed. A portion of these commitments are unsecured.

          Commercial and standby letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

          Mandatory forward sales commitments: The Bank will occasionally enter into commitments to sell loans (service released) with investors, whereby the agreed upon price for the loan or group of loans is determined prior to the sale of the loans. These commitments have expiration dates ranging from 45 to 75 days, and contain late fee provisions and pair-off fee provisions if the loans are not delivered timely. The bank does not designate these derivatives as hedging instruments and does not recognize the change in their fair value in earnings. The fair value for mandatory forward sales commitments is based on current market prices versus the committed prices. At December 31, 2009 the Bank had one mandatory forward sales commitment totaling $80,000.

          Rate lock commitments with customers: The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. We do not designate these derivatives as hedging instruments. At December 31, 2009 we had $10.7 million in rate lock commitments with customers, which were placed with our investors on "Best Efforts" contracts.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (dollars in thousands)

          The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by its primary regulator, the FRB. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the FRB that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities, capital and certain off-balance-sheet items as defined in the regulations and calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measurements established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. Management believes that, at December 31, 2009, the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2009 the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the most recent notification that management believes has changed the Bank's category.

          The Corporation's and the Bank's actual capital amounts and ratios at December 31, 2009 and 2008 are also presented in the table below:
	Actual		Minimum Capital Requirement		Minimum to be well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2009
Total capital (to risk weighted assets)
Consolidated	$77,622	10.60%	$58,606	8.00%	N/A	N/A
Bank	$76,204	10.41%	$58,550	8.00%	$73,188	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	$67,766	9.25%	$29,303	4.00%	N/A	N/A
Bank	$66,348	9.07%	$29,275	4.00%	$43,913	6.00%
Tier 1 capital (to average assets)
Consolidated	$67,766	8.13%	$33,350	4.00%	N/A	N/A
Bank	$66,348	8.00%	$33,177	4.00%	$41,471	5.00%

At December 31, 2008
Total capital (to risk weighted assets)
Consolidated	$78,681	10.76%	$58,516	8.00%	N/A	N/A
Bank	$74,606	10.21%	$58,441	8.00%	$73,052	10.00%
Tier 1 capital (to risk weighted assets)
Consolidated	$69,551	9.51%	$29,258	4.00%	N/A	N/A
Bank	$65,476	8.96%	$29,221	4.00%	$43,831	6.00%
Tier 1 capital (to average assets)
Consolidated	$69,551	8.53%	$32,611	4.00%	N/A	N/A
Bank	$65,476	8.04%	$32,577	4.00%	$40,721	5.00%

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

          The Bank is also subject to limitations under the Federal Reserve Act on the amount of loans or advances that can be extended to the Corporation and dividends that can be paid to the Corporation. Loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis. Generally, approval is needed if total dividends declared in any calendar year exceed the retained "net profit" (as defined in the Federal Reserve Act) of that year plus the retained "net profit" of the preceding two years. In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. At January 1, 2010, the Corporation's subsidiary bank, without obtaining prior governmental approvals, could declare aggregate dividends equal to the net profits (as measured under current regulations), if any, earned for the period from January 1, 2010 through the date of declaration less approximately $0.5 million from retained net profits of the proceeding two years. During 2009, the Corporation's subsidiary bank did not pay any dividend to the Corporation. Dividends paid by the Corporation during 2009 were paid through the Corporation's cash on hand and the sale of available for sale securities.

          On October 16, 2008 the Corporation's Board of Directors adopted a resolution to amend the articles of incorporation to authorize the issuance of 500,000 share of preferred stock. The resolution was voted on and approved at a special meeting of the shareholders that was held on December 22, 2008 and adjourned to January 9, 2009.

NOTE 15. EMPLOYEE BENEFIT PLANS AND POST RETIREMENT BENEFITS

          The Corporation maintains a 401(k) covering substantially all employees. The Corporation matches employee contributions to the 401(k) up to a maximum of 4.5 percent of employees' eligible wages. The total Corporation contributions to the 401(k) match were $395,000, $353,000, and $334,000 for 2009, 2008 and 2007 respectively. The Corporation does not offer any other pension or retirement plans.

          The Bank offers a deferred compensation plan for all directors who elect to participate. The cost of the plan was $135,000, $89,000 and $120,000 in 2009, 2008, and 2007, respectively. The accrued benefit obligation for this plan was $1,197,000 and $1,161,000 as of December 31, 2009 and 2008, respectively, and is included in other liabilities. The Bank has purchased life insurance policies on the participating directors to fund the deferred compensation. The cash surrender value of the policies was $2,475,000 and $2,508,000 at December 31, 2009 and 2008, respectively, and is included in other assets.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. STOCK OPTIONS

          The Corporation maintains stock option plans for non-employee directors (the Director's Plan) and employees and officers of the Corporation and its subsidiary (the Employees' Plan). The stock compensation plans were established in 1999, and authorize the issue of up to 219,615 options under the Employees' Plan and up to 46,585 options under the Directors' Plan. Both the Employees' Plan and the Directors' Plan expired on January 28, 2009. Stock options granted prior to the expiration of the plan can be exercised for a period of 10 years from the date granted.

          Generally options under both plans become exercisable after the first anniversary of the award date. The option exercise price is at least 100 percent of the market value of the common stock at the grant date. No options have been granted during the periods presented below.

The following tables summarize information about stock option transactions:
	2009		2008		2007
	Shares	Average Option Price	Shares	Average Option Price	Shares	Average Option Price
Outstanding, beginning of year	34,055	$36.73	34,055	$36.73	34,055	$36.73
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Expired	(5,036)	37.57	(2,662)	37.47	-	-
Outstanding, end of year	26,357	$36.49	31,393	$36.67	34,055	$36.73

Exercisable, end of year	26,357	$36.49	31,393	$36.67	34,055	$36.73

Exercise Price	Number Outstanding December 31, 2009	Weighted Average Remaining Contractual Life	Number of Options Exercisable December 31, 2009	Weighted Average Exercise Price December 31, 2009
$33.43	9,933	2.1 years	9,933	$33.43
$33.81	1,331	4.2 years	1,331	$33.81
$34.71	1,815	5.4 years	1,815	$34.71
$37.57	7,154	1.1 years	7,154	$37.57
$41.32	6,124	0.1 years	6,124	$41.32
Total	26,357	1.7 years	26,357	$36.49

          All options expire 10 years after the date of the grant.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. EARNINGS PER SHARE (in thousands, except earnings per share)

          A reconciliation of basic and diluted earnings per share for the years ended December 31, follows:
	2009	2008	2007

Net income	$540	$1,536	$6,729

Average common shares outstanding	2,703	2,703	2,703
Assumed exercise of dilutive stock options	-	-	1
Average common shares outstanding, including the assumed exercise of dilutive stock options	2,703	2,703	2,704

Net income per share:
Basic	$0.20	$0.57	$2.49
Diluted	$0.20	$0.57	$2.49

NOTE 18. FAIR VALUE

          The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis at December 31, 2009, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

          In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

          Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

          Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

          In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

          The company had no investment securities available for sale at December 31, 2009 or December 31, 2008, for which it utilized significant Level 3 inputs to determine fair value.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. FAIR VALUE (continued)

Disclosures concerning assets and liabilities measured at fair value are as follows:

Assets and Liabilities Measured at Fair Value on a Recurring Basis (dollars in thousands)
	Quoted Prices in Active Markets for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-sale securities
December 31, 2009	$30,672	$49,913	$ -	$80,585
December 31, 2008	$41,804	$65,447	$ -	$107,251

          The Company also has certain assets that are measured at fair value on a nonrecurring basis.  These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).   The following table presents the Company's assets carried at fair value on a nonrecurring basis as of December 31, 2009.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis (dollars in thousands)
	Quoted Prices in Active Markets for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Change in Fair Value for the period ended December 31,
Impaired loans (net)
December 31, 2009	$ -	$ -	$7,840	$7,840	($5,903)
December 31, 2008	$ -	$ -	$2,513	$2,513	($1,890)

Other real estate
December 31, 2009	$ -	$ -	$3,961	$3,961	($712)
December 31, 2008	$ -	$ -	$2,276	$2,276	($401)

          The fair value of impaired loans accounted for under accounting standards related to loan impairment, is estimated using either discounted cash flows or collateral value.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral.  In accordance with accounting standard related to fair value measurements and disclosures, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. Impaired loans are categorized as Level 3 assets because the values are based on available collateral (typically based on outside appraisals) and customized discounting criteria, if deemed necessary. The change in fair value of impaired loans is accounted for in the allowance for loan losses (see Note 5).

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. FAIR VALUE (continued)

          Other real estate is reported at either the fair value of the real estate, minus the estimated costs to sell the asset, or the cost of the asset. The determination of the fair value of the real estate relies primarily on appraisals from third parties. If the fair value of the real estate, minus the estimated costs to sell the asset, is less than the asset's cost, the deficiency is recognized as a valuation allowance against the asset through a charge to expense. The valuation allowance is therefore increased or decreased, through charges or credits to expense, for changes in the asset's fair value or estimated selling costs.

          The Company also has other assets, which under certain conditions, are subject to measurement at fair value. These assets include mortgage servicing rights and loans held for sale. The Company estimated the fair values of these assets utilizing Level 3 inputs, including, the discounted present value of expected future cash flows. At December 31, 2009, we estimate that there is no impairment of these assets and therefore, no impairment charge to other expense was required to adjust these assets to their estimated fair values.

          The carrying amount and estimated fair values of financial instruments at December 31, are as follows:
	2009		2008

	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$14,006	$14,006	$15,411	$15,411
Available-for-sale securities	80,585	80,585	107,251	107,251
Loans receivable, net	679,740	682,527	677,802	696,278
Loans held for sale	5,431	5,531	2,762	2,804
Accrued interest receivable	3,601	3,601	3,967	3,967
Restricted investments	5,321	5,321	5,101	5,101

Financial liabilities
Deposits	$690,120	$700,734	$677,269	$675,008
FHLB advances and other borrowed funds	50,432	52,209	64,685	64,575
Repurchase Agreements	5,600	5,599	20,350	20,901
Federal funds purchased	850	850	2,300	2,300

          Carrying amount is the estimated fair value of cash and cash equivalents, accrued interest receivable and payable, restricted investments, demand deposits, short-term borrowings, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing.

          Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. OAK FINANCIAL CORPORATION (PARENT COMPANY ONLY) CONDENSED FINANCIAL INFORMATION (in thousands)

          The following summarizes parent company only condensed balance sheets as of December 31, 2009 and 2008 and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 2009, 2008 and 2007:

Condensed Balance Sheets
	2009	2008
Assets
Cash	$726	$2,368
Investment in subsidiary	68,270	66,306
Available-for-sale securities	1,494	2,316
Other Assets	91	41

Total assets	$70,581	$71,031

Liabilities and shareholders' equity
Other liabilities	$909	$676
Stockholders' equity	69,672	70,355

Total liabilities and stockholders' equity	$70,581	$71,031

Condensed Statements of Income
	2009	2008	2007
Income
Dividends from subsidiary	$-	$2,900	$3,400
Interest from available-for-sale securities	89	92	87
Net gain on sales of available-for-sale securities	29	-	-
Total income	118	2,992	3,487

Total expenses	606	288	216

Income before income taxes and equity in undistributed net income of subsidiary	(488)	2,704	3,271
Applicable income tax provision (benefit)	(196)	(98)	(68)
	(292)	2,802	3,339

(Distributions in excess of earnings) Equity in undistributed earnings of subsidiary	832	(1,266)	3,390
Net income	$540	$1,536	$6,729

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. OAK FINANCIAL CORPORATION (PARENT COMPANY ONLY) CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows
	2009	2008	2007
Cash flows from operating activities
Net income	$540	$1,536	$6,729

Adjustments to reconcile net income to net cash provided by operating activities
Distributions in excess of earnings (Undistributed earnings) of subsidiary	(832)	1,266	(3,390)
Net gain on sales of available-for-sale securities	(29)	-	-
Amortization of available-for-sale securities	5	7	4
Changes in other assets	(50)	(1)	10
Changes in other liabilities	223	16	52
Net cash (used) provided by operating activities	(143)	2,824	3,405

Cash flows from investing activities
Available-for-sale securities
Proceeds from maturities	-	125	550
Proceeds from sales	880	-	-
Purchases	-	(493)	(703)
Net cash provided (used) by investing activities	880	(368)	(153)

Cash flows from financing activities
Dividends paid	(2,379)	(2,379)	(2,305)
Net cash used in financing activities	(2,379)	(2,379)	(2,305)

Net (decrease) increase in cash and cash equivalents	(1,642)	77	947

Cash and cash equivalents, beginning of year	2,368	2,291	1,344

Cash and cash equivalents, end of year	$726	$2,368	$2,291

NOTE 20. SUBSEQUENT EVENT - PROPOSED MERGER WITH CHEMICAL FINANCIAL CORPORATION

          On January 7, 2010, Chemical Financial Corporation ("Chemical") and the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will merge with and into Chemical (the "Merger"). Following the Merger, Byron Bank, the wholly owned subsidiary of the Company, will be consolidated with and into Chemical Bank, a wholly owned subsidiary of Chemical. Under the terms of the Merger Agreement, as of the effective time of the Merger shareholders of the Company will receive 1.306 shares of Chemical stock for each share of common stock they own, subject to adjustments under certain specified situations.

          Consummation of the Merger is subject to approval by the Company's shareholders, receipt of appropriate regulatory approvals, and certain other closing conditions. Subject to the terms and conditions of the Merger Agreement, the transaction is expected to be completed in the second quarter of 2010.

LEGAL OPINION

          Warner Norcross & Judd LLP will issue an opinion upon certain legal matters to the effect that the merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

EXPERTS

          The consolidated financial statements of Chemical as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated balance sheets of O.A.K. and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, appear herein in reliance upon the reports of Plante & Moran, PLLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

          In connection with its role as financial adviser to O.A.K., Donnelly Penman has rendered a fairness opinion and will receive professional fees in connection with its services of approximately $690,000, plus reimbursement for all reasonable expenses. O.A.K. has agreed to indemnify Donnelly Penman against certain liabilities, including certain liabilities which may arise under the securities laws.

SHAREHOLDER PROPOSALS

          If you would like a proposal to be presented at Chemical's annual meeting of shareholders in 2011 and if you would like your proposal to be considered for inclusion in Chemical's proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical in accordance with Securities and Exchange Commission Rule 14a-8. Chemical must receive your proposal by November 4, 2010 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2011 annual meeting of shareholders must similarly be received by Chemical by November 4, 2010. If the merger is completed, there will be no annual meeting of O.A.K. in 2011 or in future years.

WHERE YOU CAN FIND MORE INFORMATION

          Both Chemical and O.A.K. file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, Chemical and O.A.K. file such reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. The reports and other information that Chemical and O.A.K. file with the SEC is also available at Chemical's website at www.chemicalbankmi.com and O.A.K.'s website at www.bankatbyron.com. The information on our Internet sites is not a part of this prospectus and proxy statement.

          You should rely only on the information contained in or incorporated by reference into this prospectus and proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this prospectus and proxy statement. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than the date of this prospectus and proxy statement, and neither the delivery of this prospectus and proxy statement to you nor the issuance of Chemical common stock under it shall create any implication to the contrary.

          We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the information incorporated by reference into this prospectus and proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus and proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus and proxy statement does not extend to you. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies.

          We will provide to each person, including any beneficial owner, to whom this prospectus and proxy statement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus and proxy statement but not delivered with this prospectus and proxy statement. We will provide this information upon written or oral request at no cost to you. You may obtain such documents without charge by requesting them in writing or by telephone from the applicable companies at the following addresses:
Chemical Financial Corporation Attention: Investor Information 333 E. Main Street Midland, Michigan 48640 (989) 839-5350	O.A.K. Financial Corporation Attention: Investor Relations 2445 84th Street, S.W. Byron Center, Michigan 49315 (616) 588-7418

          If you would like to request documents, please do so by April 9, 2010, to receive them before the O.A.K. special meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by Chemical with the SEC are incorporated by reference into this prospectus and proxy statement. You should carefully read and consider all of these documents before making an investment decision.

(a)	Annual Report on Form 10-K for the year ended December 31, 2009.

(b)	All other reports filed by Chemical pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)

The description of Chemical's common stock, $1 par value per share, which is contained in Chemical's Form 8-A registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

          Chemical also incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and proxy statement and prior to the date of O.A.K.'s special shareholder's meeting described herein (other than the portions of those documents not deemed to be filed).

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

O.A.K. FINANCIAL CORPORATION

AND

CHEMICAL FINANCIAL CORPORATION

Dated as of January 7, 2010

A-i

3.19	Public Communications; Securities Offering	A-17

ARTICLE IV - O.A.K.'S REPRESENTATIONS AND WARRANTIES		A-17

4.1	Authorization, No Conflicts, Etc.	A-18
4.2	Organization and Good Standing	A-19
4.3	Subsidiaries	A-19
4.4	Capital Stock	A-20
4.5	Financial Statements	A-20
4.6	Absence of Certain Changes or Events	A-21
4.7	Absence of Material Adverse Changes	A-21
4.8	Legal Proceedings	A-21
4.9	Regulatory Filings	A-22
4.10	No Indemnification Claims	A-22
4.11	Conduct of Business	A-22
4.12	Proxy Statement, Etc.	A-22
4.13	Agreements With Bank Regulators	A-22
4.14	Tax Matters	A-23
4.15	Title to Properties	A-25
4.16	Condition of Real Property	A-25
4.17	Real and Personal Property Leases	A-26
4.18	Required Licenses, Permits, Etc.	A-27
4.19	Material Contracts and Change of Control	A-27
4.20	Certain Employment Matters	A-29
4.21	Employee Benefit Plans	A-30
4.22	Environmental Matters	A-33
4.23	Duties as Fiduciary	A-34
4.24	Investment Bankers and Brokers	A-35
4.25	Fairness Opinion	A-35
4.26	O.A.K.-Related Persons	A-35
4.27	Change in Business Relationships	A-36
4.28	Insurance	A-36
4.29	Books and Records	A-36
4.30	Loan Guarantees	A-36
4.31	Events Since December 31, 2008	A-36
4.32	Allowance for Loan Losses	A-38
4.33	Loans and Investments	A-38
4.34	Loan Origination and Servicing	A-38
4.35	No Insider Trading	A-38
4.36	Securities Laws Matters	A-38
4.37	Joint Ventures; Strategic Alliances	A-39
4.38	Policies and Procedures	A-39

ARTICLE V - COVENANTS PENDING CLOSING		A-39

5.1	Disclosure Statements; Additional Information	A-39
5.2	Changes Affecting Representations	A-40
5.3	O.A.K.'s Conduct of Business Pending the Effective Time	A-40
5.4	Approval of Plan of Merger by Shareholders	A-44

A-ii

5.5	Dividends	A-45
5.6	Technology-Related Contracts	A-45
5.7	Indemnification and Insurance	A-46
5.8	Exclusive Commitment	A-47
5.9	Other Filings	A-48
5.10	Miscellaneous Agreements and Consents	A-48
5.11	Registration Statement	A-48
5.12	Access and Investigation	A-49
5.13	Confidentiality	A-49
5.14	Environmental Investigation	A-50
5.15	Termination of 401(k) Plan	A-51
5.16	Bank Consolidation	A-51
5.17	Public Announcements	A-51
5.18	Regulatory and Shareholder Approvals	A-52
5.19	Update of Titles, Rights, Etc.	A-52
5.20	Exchange of Financial Information	A-52
5.21	Certain Employment Covenants	A-52
5.22	Executive Agreements	A-54
5.23	Shareholders' Equity	A-54
5.24	Loan Loss Levels	A-56
5.25	Transaction-Related Expenses	A-56
5.26	Estoppels	A-56
5.27	Notification of Change in Business Relationships	A-56
5.28	O.A.K. Employee Leasing Company	A-57
5.29	Data Conversion	A-57

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS		A-57

6.1	Renewal of Representations and Warranties, Etc.	A-57
6.2	Registration Statement	A-58
6.3	Required Regulatory Approvals	A-58
6.4	Shareholder Approval	A-58
6.5	Order, Decree, Etc.	A-58
6.6	Listing of Shares	A-58
6.7	Proceedings	A-58
6.8	Certificate as to Outstanding Shares	A-58
6.9	Change of Control Waivers	A-58
6.10	Tax Matters	A-59
6.11	Fairness Opinion	A-59
6.12	Loan Loss and Shareholders' Equity Levels	A-59

ARTICLE VII - CONDITIONS PRECEDENT TO O.A.K.'S OBLIGATIONS		A-60

7.1	Renewal of Representations and Warranties, Etc.	A-60
7.2	Required Regulatory Approvals	A-60
7.3	Shareholder Approval	A-60
7.4	Order, Decree, Etc.	A-60
7.5	Fairness Opinion	A-60
7.6	Listing of Shares	A-61

A-iii

7.7	Registration Statement	A-61
7.8	Tax Matters	A-61

ARTICLE VIII - ABANDONMENT OF MERGER		A-61

8.1	Mutual Abandonment	A-61
8.2	Upset Date	A-61
8.3	Chemical's Rights to Terminate	A-62
8.4	O.A.K.'s Rights to Terminate	A-62
8.5	Effect of Termination	A-63

ARTICLE IX - MISCELLANEOUS		A-65

9.1	"Material Adverse Effect" Defined	A-65
9.2	"Knowledge" Defined; "Person" Defined; "Affiliate" Defined	A-66
9.3	Nonsurvival of Representations, Warranties, and Agreements	A-66
9.4	Amendment	A-66
9.5	Expenses	A-66
9.6	Specific Enforcement	A-66
9.7	Jurisdiction; Venue; Jury	A-67
9.8	Waiver	A-67
9.9	Notices	A-67
9.10	Governing Law	A-68
9.11	Entire Agreement; Amendment	A-68
9.12	Third Party Beneficiaries	A-68
9.13	Counterparts	A-68
9.14	Headings, Etc.	A-68
9.15	Calculation of Dates and Deadlines	A-68
9.16	Severability	A-68
9.17	Further Assurances; Privileges	A-69

Index of Exhibits

Exhibit A-Retention Bonus and Non-competition Agreement
Exhibit B-Retention Bonus and Non-competition Agreement
Exhibit C-Transition Agreement

[Exhibits Omitted]

A-iv

GLOSSARY OF DEFINED TERMS

          The following terms used in this Agreement and Plan of Merger have the meanings given to them on the pages indicated below:

2010 PTO	A-53
Accounting Firm	A-55
Acquisition Proposal	A-47
Acquisition Transaction	A-47
Adjusted Merger Consideration	A-11
Adjusted Transaction Value	A-6
Affiliate	A-66
Affiliated	A-66
Agencies	A-54
Bank Consolidation	A-51
Bank Consolidation Agreement	A-51
Benefit Reduction	A-54
Business Day	A-2
CERCLA	A-34
Certificate of Merger	A-2
Chemical	A-1
Chemical Allocation	A-56
Chemical Call Reports	A-14
Chemical Common Stock	A-4
Chemical Disclosure Statement	A-11
Chemical Investment Banker	A-16
Chemical Permitted Issuances	A-6
Chemical Subsidiaries	A-12
Chemical Subsidiary	A-12
Chemical's Financial Statements	A-14
Chemical's Representatives	A-17
Closing	A-2
Closing Balance Sheet	A-55
Closing Report	A-55
Code	A-1
Constituent Corporation	A-1
Continuation Coverage	A-46
Continuing Employee	A-52
Control	A-19
Data Conversion	A-57
Effective Time	A-2
Environmental Laws	A-34
Environmental Risks	A-50
ERISA	A-30
Excess Parachute Payment	A-24
Exchange Agent	A-7
Exercise Period	A-10
FDI Act	A-12
FDIC	A-14
Federal Bank Holding Company Act	A-12
Federal Reserve Board	A-13
Fee Termination Event	A-65
Fiduciary Event	A-45
Final Chemical Price	A-10
Final Statement Date	A-55
Floor Chemical Price	A-10
GAAP	A-14
Hazardous Substance	A-34
Increase Notice	A-11
Individual Specific Loan Potential Adjustment	A-56
Initial Chemical Price	A-10
Initial Index Price	A-10
Initial Triggering Event	A-64
Investigated Property	A-50
Investment Banker Fees	A-56
IRS	A-24
Knowledge	A-66
Losses	A-6
Management Continuity Agreements	A-54
MBCA	A-1
Merger	A-1
Merger Consideration	A-5
Michigan Banking Code	A-12
Nonspecific Loan Charge-Offs	A-56
Nonspecific Loans	A-56
O.A.K.	A-1
O.A.K. Allocation Schedule	A-56
O.A.K. Call Reports	A-21
O.A.K. Common Stock	A-4
O.A.K. Disclosure Statement	A-17
O.A.K. Employee Benefit Plan	A-30
O.A.K. Identified Loan Reserves and Charge-Offs	A-56
O.A.K. Investment Banker	A-35
O.A.K. Permitted Issuances	A-6
O.A.K. Plan	A-51

A-v

O.A.K. Premises	A-33
O.A.K. Shareholder Approval	A-18
O.A.K. Stock Option Plans	A-6
O.A.K. Subsidiaries	A-18
O.A.K. Subsidiary	A-18
O.A.K.-Related Person	A-35
O.A.K.'s Financial Statements	A-20
O.A.K.'s Leased Real Property	A-25
O.A.K.'s Leases	A-26
O.A.K.'s Real Property	A-25
O.A.K.'s Representatives	A-35
Old Certificates	A-7
PBGC	A-30
Per Share Adjusted Transaction Value	A-6
Person	A-66
Phase I Assessment	A-50
Phase II Assessment	A-50
Plan of Merger	A-1
Pricing Period	A-10
Prospectus and Proxy Statement	A-16
PTO Policy	A-53
Reduced Merger Consideration	A-6
Registration Statement	A-16
Retention and Transition Agreements	A-54
SEC	A-9
SEC Documents	A-38
Securities Act	A-38
Shareholder Meeting	A-16
Shareholders' Equity	A-54
Single Triggering Event	A-63
SOX	A-39
Specific Loan Potential Adjustment	A-56
Specific Loan Reserves and Charge-Offs	A-56
Specific Loans	A-56
Stock Distribution	A-5
Subsequent Triggering Event	A-65
Subsidiaries Consolidation	A-51
Superior Proposal	A-45
Surviving Corporation	A-1
Tail Coverage	A-46
Tax Returns	A-23
Taxes	A-23
Technology-Related Contracts	A-45
Termination Fee	A-63
Transaction Documents	A-16
Transaction Value	A-6
Unexercised Options	A-9
Upset Condition	A-10
Upset Date	A-2

A-vi

AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger (this "Plan of Merger") is made as of January 7, 2010, by and between O.A.K. Financial Corporation, a Michigan corporation ("O.A.K."), and Chemical Financial Corporation, a Michigan corporation, ("Chemical").

PRELIMINARY STATEMENT

                    A.          The respective Boards of Directors of each of O.A.K. and Chemical have approved the acquisition by Chemical of O.A.K. upon the terms and subject to the conditions set forth in this Plan of Merger; and

                    B.          In furtherance of such acquisition, the respective Boards of Directors of each of O.A.K. and Chemical have approved the merger of O.A.K. with and into Chemical (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the "MBCA") and any other applicable law; and

                    C.          The Board of Directors of O.A.K. has, in light of and subject to the terms and conditions set forth in this Plan of Merger, unanimously (i) determined that (1) the consideration to be paid for each share of O.A.K. Common Stock in the Merger is fair to the shareholders of O.A.K., and (2) the Merger is otherwise in the best interests of O.A.K. and its shareholders, and (ii) resolved to adopt this Plan of Merger and the transactions contemplated by it and to recommend approval by the shareholders of O.A.K. of this Plan of Merger; and

                    D.          For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be and is adopted as a "Plan of Reorganization" for the purposes of Sections 354 and 361 of the Code; and

                    E.          The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                    In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, the parties agree as follows:

ARTICLE I - THE TRANSACTION

                    Subject to the terms and conditions of this Plan of Merger, the Merger shall be completed in the following manner:

                    1.1          Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, O.A.K. shall be merged with and into Chemical and the separate corporate existence of O.A.K. shall cease. O.A.K. and Chemical are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Chemical (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. If Chemical is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Chemical from a financial, tax, or accounting perspective, then O.A.K. shall cooperate with Chemical to effect a restructuring of such transactions, provided that such restructuring is presented before the Shareholder Meeting, the Merger continues to qualify as a tax free reorganization under the Code, the Effective Time of the Merger is not delayed by more than 30 days and the alternative structure does not alter or change the amount or kind of Merger Consideration provided for in this Plan of Merger nor reduce the net after tax proceeds received by the shareholders of O.A.K.

                    1.2          The Closing. The "Closing" for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, NW, Grand Rapids, Michigan 49503, commencing at 11 a.m. local time on the earliest date specified by either O.A.K. or Chemical upon five Business Days' written notice (or at the election of Chemical, on the last Business Day of the month in which the Closing would otherwise occur in accordance with this Section 1.2) after the last to occur of the following events: (i) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to complete the Merger; (ii) approval of this Plan of Merger by the shareholders of O.A.K.; and (iii) a registration statement covering the shares of Chemical Common Stock to be issued in the Merger shall have been declared effective by all applicable federal and state securities regulators and such declaration shall not have been withdrawn or suspended. Notwithstanding the preceding sentence, Chemical may at its option delay the Closing to the last Business Day of the month following the month in which the date first specified by O.A.K. pursuant to this section occurs if such delay is considered by Chemical to be necessary to prevent costs to or a burden upon Chemical, Chemical Bank or their respective personnel and to permit Chemical to implement the Data Conversion on the same date as the Effective Time of the Merger. Scheduling or commencing the Closing shall not, however, constitute a waiver of the respective conditions precedent of the parties as set forth in Articles VI and VII.

                    1.3          Effective Time of Merger. Upon completion of the Closing, O.A.K. and Chemical shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than five Business Days after the Closing occurs. As used in this Plan of Merger, the term "Business Day" means any day other than a day on which the Nasdaq Stock Market® is closed. O.A.K. and Chemical agree that the Effective Time shall not be later than August 31, 2010 ("Upset Date"), unless otherwise mutually agreed by O.A.K. and Chemical.

                    1.4          Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of O.A.K. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. O.A.K. grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of O.A.K. to take any and all such actions contemplated by this Plan of Merger.

                    1.5          Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

                              1.5.1          Name. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

                              1.5.2          Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Chemical as in effect immediately prior to the Effective Time, without change.

                              1.5.3          Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Chemical as in effect immediately prior to the Effective Time, without change.

                              1.5.4          Officers. The officers of the Surviving Corporation shall be the officers of Chemical immediately before the Effective Time.

                              1.5.5          Directors. The directors of the Surviving Corporation shall be the directors of Chemical immediately before the effective time plus two directors of O.A.K. as selected by Chemical.

                    1.6          Closing Deliverables.

                              1.6.1          O.A.K. Closing Deliverables. O.A.K. shall deliver or cause to be delivered to Chemical at or before the Closing:

                                        (a)          The executed certificates described in Section 6.1.3;

                                        (b)          The executed certificates described in Section 6.8;

                                        (c)          The Articles of Incorporation or Articles of Organization, as applicable, of O.A.K. and each O.A.K. Subsidiary, certified as of a date within five Business Days prior to the Closing by the appropriate governmental authority;

                                        (d)          A good standing certificate (or its equivalent) for O.A.K. and each O.A.K. Subsidiary, dated within five Business Days of the Closing and issued by the appropriate governmental authority;

                                        (e)          The executed Certificate of Merger; and

                                        (f)          All other previously undelivered documents, agreements, instruments, writings, and certificates required to be delivered by this Plan of Merger or as Chemical may reasonably request no later than five Business Days before the Closing necessary to effect the transactions provided for by this Plan of Merger, in form and substance reasonably satisfactory to Chemical.

                              1.6.2          Chemical Closing Deliverables. Chemical shall deliver or cause to be delivered to O.A.K. at or before the Closing:

                                        (a)          The executed certificates described in Section 7.1.3;

                                        (b)          The tax opinion described in Sections 6.10 and 7.8;

                                        (c)          The executed Certificate of Merger; and

                                        (d)          All other previously undelivered documents, agreements, instruments, writings, and certificates required to be delivered by this Plan of Merger or as O.A.K. may reasonably request no later than five Business Days before the Closing necessary to effect the transactions provided for by this Plan of Merger, in form and substance reasonably satisfactory to O.A.K.

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES

                    Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, each share of common stock, $1.00 par value per share, of O.A.K. ("O.A.K. Common Stock") shall be converted into the right to receive the Merger Consideration, as follows:

                    2.1          Conversion of Shares. As of the Effective Time:

                              2.1.1          Conversion of O.A.K. Common Stock. Except as provided in this Article II, each share of O.A.K. Common Stock outstanding immediately prior to the Effective Time will, without any action on the part of any shareholder, be converted automatically into the right to receive the Merger Consideration. No interest shall accrue or be payable with respect to the Merger Consideration.

                              2.1.2          No Conversion of Chemical Common Stock. Each share of common stock, $1.00 par value per share, of Chemical ("Chemical Common Stock") issued and outstanding immediately prior to the Effective Time will, without any action on the part of Chemical, continue as one share of common stock of the Surviving Corporation. Outstanding certificates representing shares of Chemical Common Stock shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

                              2.1.3          Stock Held by Chemical. Each share of O.A.K. Common Stock, if any, held by Chemical or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Chemical or any of its subsidiaries, shall be canceled and no consideration of any kind shall be payable with respect to any such share.

                              2.1.4          O.A.K. Common Stock No Longer Outstanding. Each share of O.A.K. Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and each certificate previously representing such shares of O.A.K. Common Stock shall thereafter represent only the right to receive the Merger Consideration, together with any dividends and other distributions payable as provided in Section 2.5.4, but subject to payment of cash in lieu of fractional shares as provided in Section 2.5.9.

                              2.1.5          Merger Consideration. The "Merger Consideration" means the right to receive 1.306 validly issued, fully paid and non-assessable shares of Chemical Common Stock, subject to any adjustments as provided in Article II.

                    2.2          Adjustments. The Merger Consideration shall be adjusted in the manner provided in this Section 2.2 upon the occurrence of any of the following events:

                              2.2.1          Stock Dividends and Distributions. If Chemical declares a stock dividend or other distribution (a "Stock Distribution") of Chemical Common Stock to its shareholders with a record date occurring prior to the Effective Time, then the Merger Consideration shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be the total number of shares of Chemical Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares (including the aggregate of all possible fractional shares) to be issued in the Stock Distribution computed as of such record date; and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding as of the Stock Distribution's record date.

                              2.2.2          Other Action Affecting Chemical Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination which would substantially change the number and value of outstanding shares of Chemical Common Stock; a distribution of warrants or rights with respect to Chemical Common Stock; or any other transaction which would have a substantially similar effect; then the nature or amount of the consideration to be received by the shareholders of O.A.K. in exchange for their shares of O.A.K. Common Stock shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Chemical Common Stock or a consolidation or merger of Chemical with or into another corporation, other than a merger in which Chemical is the surviving corporation and which merger does not result in any reclassification of Chemical Common Stock, holders of O.A.K. Common Stock would receive, in lieu of each share of Chemical Common Stock to be issued in exchange for O.A.K. Common Stock, the kind and amount of shares of Chemical stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Chemical Common Stock with respect to each share of Chemical Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

                              2.2.3          Authorized Issuances. Notwithstanding any other provisions of this Section 2.2, no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock pursuant to any stock offering, dividend reinvestment plan, or direct investment plan of Chemical, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Chemical or its subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or affiliate of Chemical or any of its subsidiaries pursuant to any stock option, deferred stock compensation, thrift, stock purchase plan or other compensation or benefit plans of Chemical (collectively, "Chemical Permitted Issuances").

                              2.2.4          Changes in Capital. Subject only to making any adjustment provided in this Section 2.2, nothing contained in this Plan of Merger shall preclude Chemical from amending its articles of incorporation to change its capital structure or from issuing additional shares of Chemical Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

                              2.2.5          Loan Loss and Shareholders' Equity Levels Adjustment. As set forth in the O.A.K. Allocation Schedule, if the aggregate of (i), (ii), (iii) and (iv) exceeds $10,000,000 by an amount up to a maximum of $5,000,000, then the Merger Consideration shall be adjusted as set forth in this Section 2.2.5: (i) the sum of the excess, if any, of the Specific Loan Reserves and Charge-Offs over the Individual Specific Loan Potential Adjustment for each Specific Loan; (ii) the O.A.K. Identified Loan Reserves and Charge-Offs; (iii) the Nonspecific Loan Charge-Offs; and (iv) the quotient of (A) the shortfall of O.A.K.'s Shareholders' Equity below $69,000,000 and (B) 0.65 (collectively, the "Losses").

                                        (a)          For purposes of this Section 2.2.5, the "Transaction Value" shall mean $83,793,270.

                                        (b)          For every dollar that the Losses exceed $10,000,000 (up to a maximum of $5,000,000), the Transaction Value shall be reduced by $1.50 (the "Adjusted Transaction Value").

                                        (c)          The Adjusted Transaction Value shall be divided by 2,703,009 (the "Per Share Adjusted Transaction Value").

                                        (d)          The Per Share Adjusted Transaction Value shall be divided by $23.73 (the "Reduced Merger Consideration"). If this Section 2.2.5 is applicable, then this Plan of Merger shall remain in effect in accordance with its terms except the Merger Consideration shall be equal to the Reduced Merger Consideration.

                    2.3          Increase in Outstanding Shares of O.A.K. Common Stock. If the number of shares of O.A.K. Common Stock outstanding is greater than 2,703,009 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of O.A.K. Permitted Issuances, then the Merger Consideration shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be 2,703,009, and (ii) the denominator of which shall be the total number of shares of O.A.K. Common Stock outstanding as of the Effective Time of the Merger, excluding O.A.K. Permitted Issuances. "O.A.K. Permitted Issuances" include and are limited to the issuance of not more than 26,357 shares of O.A.K. Common Stock upon the exercise of currently outstanding stock options granted under O.A.K.'s 1999 Stock Compensation Plan and 1999 Directors' Stock Option Plan (collectively, the "O.A.K. Stock Option Plans").

                    2.4          Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of O.A.K. Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of O.A.K. and shall have no rights as a shareholder of O.A.K. Each stock certificate representing shares of O.A.K. Common Stock outstanding immediately prior to the Effective Time ("Old Certificates") shall represent solely the right to receive the Merger Consideration as provided in this Plan of Merger.

                    2.5          Surrender of Old Certificates and Payment of Merger Consideration. After the Effective Time, Old Certificates may be exchanged for the Merger Consideration in the following manner:

                              2.5.1          Transmittal Materials. Within 10 Business Days after the Effective Time, Chemical shall send or cause to be sent to each record holder of O.A.K. Common Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Certificates, to receive the Merger Consideration, and to enroll or not enroll in Chemical's dividend reinvestment plan. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of the option to enroll in Chemical's dividend reinvestment plan. In the absence of a selection to enroll in Chemical's dividend reinvestment plan, the shareholder shall not be automatically enrolled in Chemical's dividend reinvestment plan.

                              2.5.2          Exchange Agent. On or before the Effective Time, Chemical will give to Computershare Investor Services, LLC, or such other bank or trust company as Chemical may designate (the "Exchange Agent"), written notice of the number of shares of Chemical Common Stock issuable in the Merger. From time to time after the Effective Time, Chemical shall make available or cause to be made available to the Exchange Agent cash sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments for fractional shares to the holders of O.A.K. Common Stock issued and outstanding immediately prior to the Effective Time and entitled to receive such payment.

                              2.5.3          Payment of Merger Consideration. Chemical shall cause the Exchange Agent to promptly (i) cause to be issued to the persons entitled thereto a check for the fractional shares in the amount to which the persons are entitled, if any, after giving effect to any required tax withholding, and (ii) register and issue stock certificates representing the shares of Chemical Common Stock issuable to former O.A.K. shareholders of record, in the names and to the addresses that appear on O.A.K.'s stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal materials received by the Exchange Agent; provided, that with respect to each former O.A.K. shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates paid for by such shareholder, together with properly executed transmittal materials, and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Chemical and the Exchange Agent.

                              2.5.4          Dividends Pending Surrender. Whenever a dividend is declared by Chemical on Chemical Common Stock that is payable to shareholders of record of Chemical's Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares of Chemical Common Stock issuable under this Plan of Merger. No former shareholder of O.A.K. shall be entitled to receive payment of any such dividend until the Exchange Agent has received all of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Chemical an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Chemical Common Stock represented thereby. If such a shareholder has elected to enroll in Chemical's dividend reinvestment plan, such amount shall be credited as a cash purchase for investment at the plan's next regular investment date.

                              2.5.5          Stock Transfers. After the Effective Time, there shall be no transfers on O.A.K.'s stock records of any shares of O.A.K. Common Stock that were issued and outstanding immediately prior the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Plan of Merger. After the Effective Time, ownership of such shares as represented by any Old Certificates may be transferred only on the stock records of Chemical. If payment is to be made to a person other than the registered holder of the Old Certificate surrendered, it shall be a condition of the payment that the Old Certificate so surrendered shall be properly endorsed or accompanied by an executed stock power, with a satisfactory signature guarantee, and shall be in proper form for transfer. A record holder of any Old Certificate requesting payment of the Merger Consideration to another person shall pay any transfer or other taxes required by reason of the requested transfer or establish to the satisfaction of Chemical or the Exchange Agent that the tax has been paid or is not applicable.

                              2.5.6          Unclaimed Cash and Shares.  While Chemical intends to keep any undisbursed funds with the Exchange Agent, 180 days following the Effective Time, Chemical shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent that have not been disbursed to holders of Old Certificates. Thereafter, such holders shall be entitled to look to Chemical only as general creditors with respect to the cash payable upon due surrender of their Old Certificates. If requested by Chemical, the Exchange Agent shall also deliver to Chemical a certified list of the names and addresses of all former registered holders of O.A.K. Common Stock who have not then surrendered their Old Certificates to receive the Merger Consideration to which they are entitled. Notwithstanding the foregoing, none of the Exchange Agent, Chemical, or O.A.K. shall be liable to any holder of Old Certificates for any amount paid to a public authority pursuant to any applicable abandoned property, escheat, or similar law.

                              2.5.7          Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine and apply reasonable terms and conditions as the Exchange Agent may impose to conduct an orderly exchange of Old Certificates for the Merger Consideration.

                              2.5.8          Exchange Agent Expenses. Chemical shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for Old Certificates.

                              2.5.9          No Fractional Shares. No certificates or scrip representing fractional shares of Chemical Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Chemical Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution or stock split with respect to shares of Chemical Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Chemical Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Chemical Price. If a holder of record of any Old Certificate has elected to enroll in Chemical's dividend reinvestment plan, then the cash in lieu of fractional shares shall be held for reinvestment at the plan's next regular investment date.

                    2.6          Stock Options.

                              2.6.1 Conversion of Options. Each unexercised stock option under the O.A.K. Stock Option Plans outstanding at the Effective Time ("Unexercised Options") shall become, at the Effective Time, an option to purchase that number of shares of Chemical Common Stock equal to the number of shares of O.A.K. Common Stock subject to such Unexercised Option multiplied by the Merger Consideration, rounded to the nearest whole share.

                              2.6.2          Option Exercises. The exercise price per share of Chemical Common Stock under each Unexercised Option shall be equal to the exercise price per share of the O.A.K. Common Stock that was purchasable under any such Unexercised Option divided by the Merger Consideration (rounded to the nearest whole cent).

                              2.6.3          ISOs. Each Unexercised Option that is an "incentive stock option" as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations issued thereunder so as not to constitute a modification, extension or renewal of that option within the meaning of Section 424 of the Code.

                              2.6.4          Option Plans Assumption. As of the Effective Time of the Merger, Chemical shall assume the rights, duties and obligations of O.A.K. under the O.A.K. Stock Option Plans, as amended by this Plan of Merger. The duration and other terms and conditions of the Unexercised Options shall be the same as the options granted pursuant to the O.A.K. Stock Option Plans, except that any reference to O.A.K. shall be considered to be a reference to Chemical. In no event shall any subsequent merger or amendment of the O.A.K. Stock Option Plans adversely affect the terms, rights, benefits, and features of the Unexercised Options without the consent of the holders thereof.

                              2.6.5          Registration. Chemical shall use commercially reasonable efforts to have available for issuance a sufficient number of shares of Chemical Common Stock for delivery upon exercise of any outstanding Unexercised Options. Chemical shall use all commercially reasonable efforts to file before or promptly after the Effective Time, and use all commercially reasonable efforts to maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "SEC") covering any outstanding Unexercised

Options and the sale of the Chemical Common Stock issuable upon exercise of such Unexercised Options so long as any Unexercised Options remain outstanding.

                              2.6.6          No New Options. At the Effective Time, the O.A.K. Stock Option Plans shall be terminated with respect to the granting of any additional stock options or option rights.

                              2.6.7          No Cash Surrender. In no event and at no time shall O.A.K. (including its board of directors or any committee thereof) permit or allow any holder of any outstanding options for O.A.K. Common Stock to receive cash in exchange for the cancellation of any such options.

                    2.7          Upset Provision. After Closing is properly called pursuant to Section 1.2, O.A.K. shall have the right to terminate this Plan of Merger upon written notice to Chemical if the Upset Condition then exists.

                              2.7.1          The "Upset Condition" shall have occurred if both of the following conditions exist:

                                        (a)          The Final Chemical Price is less than $18.98 (the "Floor Chemical Price"); and

                                        (b)          The number determined by dividing the Final Chemical Price by $23.73 (the "Initial Chemical Price") is less than the number obtained by subtracting (i) 0.20 from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price.

                              2.7.2          The "Final Chemical Price" means the average closing price of Chemical Common Stock for the 20 trading days ending on the sixth Business Day prior to the date of Closing on which shares of Chemical Common Stock were actually traded in transactions reported on the Nasdaq Stock Market (the "Pricing Period").

                              2.7.3          The "Initial Index Price" means the closing price of the Nasdaq Bank Index (Nasdaq:IXBK), a sector index maintained by the Nasdaq Stock Market ("Bank Index") on December 30, 2009.

                              2.7.4          The "Final Index Price" means the closing price of the Bank Index on the last day of the Pricing Period.

                    2.8          Rights in Upset Condition.

                              2.8.1          O.A.K. If the Upset Condition exists, O.A.K. shall have the right, exercisable at any time prior to 5:00 pm Midland, Michigan time on the second Business Day after the last day of the Pricing Period (the "Exercise Period") to (i) proceed with the Merger on the basis of the Merger Consideration set forth in Section 2.1.5, subject to applicable adjustment as provided in Section 2.2, by delivering to Chemical within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Chemical; or (ii) request Chemical to adjust the Merger Consideration by delivering to Chemical within the Exercise Period written notice to such effect (an "Increase Notice") to an amount of Merger Consideration computed by multiplying the Merger Consideration by a fraction that has as its numerator the Floor Chemical Price and that has as its denominator the Final Chemical Price (the "Adjusted Merger Consideration").

                              2.8.2          Chemical. If the Upset Condition occurs and Chemical receives an Increase Notice, Chemical shall either accept or decline the Adjusted Merger Consideration by delivering written notice of its decision to O.A.K. at or before 5:00 pm Midland, Michigan time on the second Business Day after receipt of the Increase Notice (the "Acceptance Period"). If Chemical accepts the Adjusted Merger Consideration within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except the Merger Consideration shall be equal to the Adjusted Merger Consideration. If Chemical declines the Adjusted Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Merger Consideration within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by O.A.K. or Chemical effective as of 5:00 pm Midland, Michigan time on the Business Day following the expiration of the Acceptance Period; provided, that if Chemical so declines the Adjusted Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Merger Consideration within the Acceptance Period, O.A.K. may, by written notice delivered to Chemical at or before 5:00 pm Midland, Michigan time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Merger Consideration set forth in Section 2.1.5, subject to applicable adjustment as provided in Section 2.2, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of this Plan of Merger.

ARTICLE III - CHEMICAL'S REPRESENTATIONS AND WARRANTIES

                    Except as disclosed in a correspondingly numbered section of Chemical's disclosure statement (the "Chemical Disclosure Statement") delivered by Chemical to O.A.K. prior to the execution of this Plan of Merger, Chemical represents and warrants to O.A.K. that the statements contained in Article III are true and correct; provided, however, the disclosure in the Chemical Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provisions is reasonably apparent.

                    3.1          Authorization, No Conflicts, Etc.

                              3.1.1          Authorization of Agreement. Chemical has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of Chemical. The Board of Directors of Chemical has unanimously determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of Chemical. No other corporate proceedings on the part of Chemical are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and

(assuming due authorization, execution and delivery by O.A.K.) constitutes valid and binding obligations of Chemical, and is enforceable against Chemical in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                              3.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Chemical's or any Chemical Subsidiary's articles of incorporation, bylaws, articles of organization, operating agreement or similar organizational documents; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Chemical or any Chemical Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4. For purposes of this Plan of Merger, each of the following is a "Chemical Subsidiary" and, collectively, they are the "Chemical Subsidiaries": Chemical Bank, a Michigan state-chartered bank, CFC Financial Services, Inc., a Michigan corporation, CFC Title Services, Inc., a Michigan corporation, Shoreline Insurance Services, Inc., a Michigan corporation, Chemical Loan Management Corporation, a Michigan corporation, Chemical Loan Services, LLC, a Michigan limited liability company, Chemical Collateral Holding Company, LLC, a Michigan limited liability company, and JV Midland No. 1, LLC, a Michigan limited liability company.

                              3.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Chemical or any Chemical Subsidiary is a party or subject, or by which it is bound or affected.

                              3.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Plan of Merger by Chemical other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the Michigan Banking Code of 1999, as amended (the "Michigan Banking Code"). Chemical does not know of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the process would be materially impeded.

                    3.2          Organization and Good Standing. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Chemical is a financial holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Federal Bank Holding Company Act. Chemical is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would not have a Material Adverse Effect on Chemical.

                    3.3          Subsidiaries. Except for Chemical Midland No. 1, LLC, Chemical owns, directly or indirectly, all of the issued and outstanding shares of capital stock or membership interests of the Chemical Subsidiaries free and clear of all claims, security interests, pledges, or liens of any kind. Chemical owns, directly or indirectly, 50 percent of the membership interests of Chemical Midland No. 1, LLC free and clear of all claims, security interests, pledges, or liens of any kind. Each of Chemical's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on Chemical.

                    3.4          Capital Stock.

                              3.4.1          Classes and Shares. The authorized capital stock of Chemical consists of 30,200,000 shares, divided into two classes, as follows: (i) 30,000,000 shares of common stock, par value $1.00 per share, of which 23,891,321 shares were issued and outstanding as of the date of this Plan of Merger; and (ii) 200,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger.

                              3.4.2          No Other Capital Stock. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Chemical, except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options for not more than 799,750 shares of Chemical Common Stock awarded pursuant to stock option plans for directors, officers or employees of Chemical or its affiliates; (iii) provisions for the grant or sale of up to 1,207,706 shares of Chemical Common Stock or the right to receive such shares to, or for the account of, employees and directors pursuant to stock option, deferred stock compensation, stock purchase and other benefit plans; and (iv) shares of Chemical Common Stock issuable under Chemical's dividend reinvestment plan.

                              3.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Chemical Common Stock is not subject to change before the Effective Time, except for Chemical Permitted Issuances.

                              3.4.4          Voting Rights. Neither Chemical nor the Chemical Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

                              3.4.5          Appraisal Rights. No shareholder of Chemical will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

                    3.5          Chemical Common Stock. The shares of Chemical Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

                    3.6          Financial Statements.

                              3.6.1          Financial Statements. The consolidated financial statements of Chemical as of and for each of the three years ended December 31, 2008, 2007, and 2006, as reported on by Chemical's independent accountants, and the unaudited consolidated financial statements of Chemical and the Chemical Subsidiaries as of and for each month in 2009 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to O.A.K. (collectively, "Chemical's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Chemical as of and for each quarter and month ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Chemical as of the respective dates of and for the periods referred to in such financial statements, all (except for monthly reports) in accordance with accounting principles generally accepted in the United States ("GAAP"), consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Chemical) and the absence of notes (that, if presented, would not differ materially from those included in Chemical's Financial Statements). No financial statements of any entity or enterprise other than the Chemical Subsidiaries are required by GAAP to be included in the consolidated financial statements of Chemical.

                              3.6.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

                                        (a)          The Consolidated Reports of Condition and Income (Form FFIEC 041) of Chemical Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter in 2009 ended before the date of this Plan of Merger as filed with the Federal Deposit Insurance Corporation ("FDIC"); and

                                        (b)          The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Chemical as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter in 2009 ended before the date of this Plan of Merger as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Chemical or Chemical Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.6.2 are collectively referred to as the "Chemical Call Reports."

                    3.7          Absence of Certain Changes or Events. Except as and to the extent reflected or reserved against in Chemical's Financial Statements as of September 30, 2009, neither Chemical nor any of the Chemical Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable probability would have a Material Adverse Effect on Chemical.

                    3.8          Absence of Material Adverse Changes. Since September 30, 2009, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Chemical or any Chemical Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

                    3.9          Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of Chemical, threatened by any person, including without limitation any governmental or regulatory agency, against Chemical or any of the Chemical Subsidiaries, or the assets or business of Chemical or any of the Chemical Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Chemical. To the knowledge of Chemical, there is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

                    3.10          Regulatory Filings. In the last three years:

                              3.10.1          SEC Filings. Chemical has filed, and will in the future continue to file, in a timely manner all required filings with the SEC;

                              3.10.2          Regulatory Filings. Each of Chemical and the Chemical Subsidiaries has filed in a timely manner all filings with regulatory bodies for which filings are required; and

                              3.10.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

                    3.11          No Indemnification Claims. To the knowledge of Chemical, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement by Chemical or any Chemical Subsidiary of any such person.

                    3.12          Conduct of Business. Each of Chemical and the Chemical Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, and privacy and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Chemical.

                    3.13          Proxy Statement, Etc.

                              3.13.1          Transaction Documents. The term "Transaction Documents" shall collectively mean: (i) the registration statement to be filed by Chemical with the SEC (the "Registration Statement") in connection with the Chemical Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to O.A.K. shareholders in connection with the meeting of O.A.K. shareholders to consider approval of the Plan of Merger (the "Shareholder Meeting"); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, any other regulatory agency in connection with the Merger, or the State of Michigan.

                              3.13.2          Accurate Information. The information to be supplied by Chemical for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such Transaction Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholder Meeting.

                              3.13.3          Compliance of Filings. All Transaction Documents that Chemical and any Chemical Subsidiary is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

                    3.14          Agreements With Bank Regulators. Neither Chemical nor any Chemical Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Chemical nor any Chemical Subsidiary been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Chemical nor any Chemical Subsidiary is required by applicable law to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer.

                    3.15          Investment Bankers and Brokers. Chemical has employed Keefe, Bruyette & Woods, Inc. ("Chemical Investment Banker") in connection with the Merger. Chemical, the

Chemical Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, "Chemical's Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than Chemical Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Chemical to Chemical Investment Banker in connection with the Merger, as described in the Chemical Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Chemical or any Chemical Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Chemical and Chemical Investment Banker are included in the Chemical Disclosure Statement.

                    3.16          Books and Records. The books of account, minute books, stock record books, and other records of Chemical are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Chemical and the Chemical Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects.

                    3.17          Necessary Capital. Based on the financial condition of O.A.K. as reflected in O.A.K.'s Financial Statements, Chemical has the necessary capital required by the regulations of the Federal Reserve Board to consummate the transactions contemplated by this Plan of Merger and remain categorized as "well-capitalized" under applicable regulations.

                    3.18          Allowance for Loan Losses. The allowance for loan losses as reflected in Chemical's Financial Statements and the Chemical Call Reports as of December 31, 2008 and September 30, 2009 was, in the reasonable opinion of management, (i) adequate to meet all reasonably anticipated loan and lease losses net of recoveries related to loans previously charged off as of those dates, and (ii) consistent with GAAP and safe and sound banking practices.

                    3.19          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Chemical to Chemical's shareholders or the public during the last three years, as such communications may have been amended, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV - O.A.K.'S REPRESENTATIONS AND WARRANTIES

                    Except as disclosed in a correspondingly numbered section of O.A.K.'s disclosure statement (the "O.A.K. Disclosure Statement") delivered by O.A.K. to Chemical prior to the execution of this Plan of Merger, O.A.K. represents and warrants to Chemical that the statements contained in Article IV are true and correct; provided, however, the disclosure in the O.A.K. Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provisions is reasonably apparent.

                    4.1          Authorization, No Conflicts, Etc.

                              4.1.1          Authorization of Agreement. O.A.K. has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of at least a majority of the shares of O.A.K. Common Stock entitled to vote in accordance with the MBCA (the "O.A.K. Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of O.A.K. The Board of Directors of O.A.K. has unanimously (i) determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of O.A.K. and its shareholders, (ii) directed that this Plan of Merger and the transactions contemplated by this Agreement be submitted to O.A.K. shareholders for approval at a duly held meeting of such shareholders, and (iii) recommended that the O.A.K. shareholders approve this Plan of Merger and the Merger. Except for the O.A.K. Shareholder Approval, no other corporate proceedings on the part of O.A.K. are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Chemical) constitutes valid and binding obligations of, O.A.K. and is enforceable against O.A.K. in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                              4.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by O.A.K., and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of O.A.K.'s or any O.A.K. Subsidiary's articles of incorporation, bylaws, articles of organization, operating agreement or similar organizational documents; or (ii) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to O.A.K. or any O.A.K. Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4. For purposes of this Plan of Merger, each of the following is an "O.A.K. Subsidiary" and, collectively, they are the "O.A.K. Subsidiaries": Byron Bank, a Michigan state-chartered bank, Byron Investment Services, Inc., a Michigan corporation, Byron Insurance Agency, Inc., a Michigan corporation, O.A.K. Title Insurance Agency, Inc., a Michigan corporation, O.A.K. Employee Leasing Company, a Michigan corporation, Byron Acquisition, LLC, a Michigan limited liability company, and OAK Title Agency II, LLC, a Michigan limited liability company.

                              4.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by O.A.K., and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which O.A.K. or any O.A.K. Subsidiary is a party or subject, or by which it is bound or affected.

                              4.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Plan of Merger by O.A.K. other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. O.A.K. does not know of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the process would be materially impeded.

                    4.2          Organization and Good Standing. O.A.K. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. O.A.K. has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. O.A.K. is a bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. O.A.K. is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would not have a Material Adverse Effect on O.A.K.

                    4.3          Subsidiaries. The only direct or indirect subsidiaries (i.e., direct or indirect equity interest of 20% or more) of O.A.K. are the O.A.K. Subsidiaries.

                              4.3.1          Ownership. Other than the O.A.K. Subsidiaries, O.A.K. does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. O.A.K. or an O.A.K. Subsidiary owns all of the issued and outstanding capital stock of each of the O.A.K. Subsidiaries, free and clear of any claim, security interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock of any O.A.K. Subsidiary.

                              4.3.2          Organization and Good Standing. Each of O.A.K.'s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on O.A.K.

                              4.3.3          Deposit Insurance; Other Assessments. Byron Bank maintains in full force and effect deposit insurance through the Deposit Insurance Fund of the FDIC. Byron Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Byron Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

                    4.4          Capital Stock.

                              4.4.1          Classes and Shares. The authorized capital stock of O.A.K. consists of 4,500,000 shares, divided into two classes, as follows (i) 4,000,000 shares of common stock, par value $1.00 per share, of which 2,703,009 shares were issued and outstanding as of the date of this Plan of Merger; and (ii) 500,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger.

                              4.4.2          No Other Capital Stock. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of O.A.K., except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options for not more than 26,357 shares of O.A.K. Common Stock awarded pursuant to stock option plans for directors, officers or employees of Chemical or its affiliates; and (iii) provisions for the grant or sale of up to 238,835 shares of O.A.K. Common Stock or the right to receive such shares to, or for the account of, employees and directors pursuant to stock option, deferred stock compensation, stock purchase and other benefit plans.

                              4.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of O.A.K. Common Stock is not subject to change before the Effective Time, except for O.A.K. Permitted Issuances.

                              4.4.4          Voting Rights. Other than the shares of O.A.K. Common Stock described in this Section 4.4, neither O.A.K. nor the O.A.K. Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

                              4.4.5          Appraisal Rights. No shareholder of O.A.K. will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

                    4.5          Financial Statements.

                              4.5.1          Financial Statements. The consolidated financial statements of O.A.K. as of and for each of the three years ended December 31, 2008, 2007, and 2006, as reported on by O.A.K.'s independent accountants, and the unaudited consolidated financial statements of O.A.K. and the O.A.K. Subsidiaries as of and for each month in 2009 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Chemical (collectively, "O.A.K.'s Financial Statements"), fairly present, and the unaudited consolidated financial statements of O.A.K. as of and for each quarter and month ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of O.A.K. as of the respective dates of and for the periods referred to in such financial statements, all (except for monthly reports) in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on O.A.K.) and the absence of notes (that, if presented, would not differ materially from those included in

O.A.K.'s Financial Statements). No financial statements of any entity or enterprise other than the O.A.K. Subsidiaries are required by GAAP to be included in the consolidated financial statements of O.A.K.

                              4.5.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

                                        (a)          The Consolidated Reports of Condition and Income (Form FFIEC 041) of Byron Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter ended in 2009 before the date of this Plan of Merger as filed with the FDIC; and

                                        (b)          The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for O.A.K. as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter in 2009 ended before the date of this Plan of Merger as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by O.A.K. or Byron Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5.2 are collectively referred to as the "O.A.K. Call Reports."

                    4.6          Absence of Certain Changes or Events. Except as and to the extent reflected or reserved against in O.A.K.'s Financial Statements as of September 30, 2009, neither O.A.K. nor the O.A.K. Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable probability would have a Material Adverse Effect on O.A.K.

                    4.7          Absence of Material Adverse Changes. Since September 30, 2009, there has been no change in the financial condition, income, expenses, assets, liabilities or business of O.A.K. or any O.A.K. Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on O.A.K., other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on O.A.K., other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

                    4.8          Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of O.A.K., threatened by any person, including without limitation any governmental or regulatory agency, against O.A.K. or any of the O.A.K. Subsidiaries, or the assets or business of O.A.K. or any of the O.A.K. Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on O.A.K. To the knowledge of O.A.K., there is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

                    4.9          Regulatory Filings. In the last three years:

                              4.9.1          Regulatory Filings. Each of O.A.K. and the O.A.K. Subsidiaries has filed in a timely manner all filings with regulatory bodies for which filings are required; and

                              4.9.2          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

                    4.10          No Indemnification Claims. To the knowledge of O.A.K., there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

                    4.11          Conduct of Business. Each of O.A.K. and the O.A.K. Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, and privacy, and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on O.A.K.

                    4.12          Proxy Statement, Etc.

                              4.12.1          Accurate Information. The information to be supplied by O.A.K. for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such Transaction Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders' Meeting.

                              4.12.2          Compliance of Filings. All Transaction Documents that O.A.K. or any O.A.K. Subsidiary is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

                    4.13          Agreements With Bank Regulators. Neither O.A.K. nor any O.A.K. Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has O.A.K. nor any O.A.K.

Subsidiary been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither O.A.K. nor any O.A.K. Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior or executive officer.

                    4.14          Tax Matters.

                              4.14.1          Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or governmental fees, charges, payments or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect of any tax or governmental fee or charge, together with any estimates, penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, payments with respect to income, profits, gross receipts, value added, ad valorem, employment, escheat, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, stamp, environmental, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

                              4.14.2          Tax Returns. O.A.K. and each O.A.K. Subsidiary have duly and timely filed or delivered, and if necessary amended, all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales tax, use tax, premium tax, excise tax and other tax returns required to be filed, including information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "Tax Returns"). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. O.A.K. and the O.A.K. Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

                              4.14.3          Tax Assessments and Payments. All material Taxes due and payable by O.A.K. and the O.A.K. Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of O.A.K. and the O.A.K. Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on O.A.K.'s Financial Statements as of December 31, 2008 and September 30, 2009, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 2008 and September 30, 2009. There is no lien on any of O.A.K.'s or the O.A.K. Subsidiaries' assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

                              4.14.4          Tax Audits. None of the Tax Returns of O.A.K. and the O.A.K. Subsidiaries filed for any Tax year from and after December 31, 2003 has been audited by the

Internal Revenue Service ("IRS") or any state or local taxing authority. There is no Tax audit or legal or administrative proceeding concerning tax or information returns or the assessment or collection of Taxes pending or, to O.A.K.'s knowledge, threatened with respect to O.A.K. or any O.A.K. Subsidiary. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to O.A.K. or any O.A.K. Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in O.A.K.'s Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of O.A.K. or any O.A.K. Subsidiary.

                              4.14.5          Tax Accounting. Neither O.A.K. nor any O.A.K. Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amounts received on or prior to the Closing Date. No property of O.A.K. or any O.A.K. Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of O.A.K. or any O.A.K. Subsidiary are recorded in O.A.K.'s Financial Statements.

                              4.14.6          Excess Parachute Payments. No compensation payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by O.A.K., any O.A.K. Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "Excess Parachute Payment" (as defined in Section 280G of the Code).

                              4.14.7          Tax Positions. The tax and audit positions taken by O.A.K. and the O.A.K. Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax law has been engaged in by, or with respect to, O.A.K. or any O.A.K. Subsidiary. O.A.K. and the O.A.K. Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

                              4.14.8          Divisive Reorganizations. Neither O.A.K. nor the O.A.K. Subsidiaries have participated in a transaction described in Section 355 of the Code and neither O.A.K. nor any of the O.A.K. Subsidiaries have been a "distributing corporation" or a "controlled corporation" within the meaning of section 355(a)(1)(A) of the Code within the three year period ending as of the date of this Agreement.

                              4.14.9 Successor Liability. Neither O.A.K. nor any O.A.K. Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which O.A.K. is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its Taxes and those of the O.A.K. Subsidiaries). Neither O.A.K. nor any O.A.K. Subsidiary is a general partner in any partnership.

                    4.15          Title to Properties. O.A.K. and the O.A.K. Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those real properties reflected in O.A.K.'s Financial Statements as of September 30, 2009, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

                              4.15.1          Reflected on Balance Sheet. As reflected on O.A.K.'s Financial Statements as of September 30, 2009;

                              4.15.2          Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of O.A.K. and that would not reasonably be expected to have a Material Adverse Effect on O.A.K.;

                              4.15.3          Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and

                              4.15.4          Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

                    4.16          Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by O.A.K. or any O.A.K. Subsidiary ("O.A.K.'s Real Property") and also with respect to each parcel of real property leased or licensed by O.A.K. or any O.A.K. Subsidiary ("O.A.K.'s Leased Real Property"), and to the knowledge of O.A.K.:

                              4.16.1          No Encroachments. Except for encroachments that have been insured by a title insurance policy benefitting O.A.K. or an O.A.K. Subsidiary, no building or improvement to O.A.K.'s Real Property or O.A.K.'s Leased Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on O.A.K.'s Real Property or O.A.K.'s Leased Real Property or on any easement benefiting O.A.K.'s Real Property or O.A.K.'s Leased Real Property. None of the boundaries of O.A.K.'s Real Property or O.A.K.'s Leased Real Property deviates substantially from those shown on the survey of such property, if any, included with the O.A.K. Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.2          Zoning; Private Restrictions. None of O.A.K., the O.A.K. Subsidiaries, O.A.K.'s Real Property, or O.A.K.'s Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or any law, order, regulation, or requirement.

                              4.16.3          Buildings. All buildings and improvements to O.A.K.'s Real Property and O.A.K.'s Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

                              4.16.4          No Condemnation. None of O.A.K.'s Real Property or O.A.K.'s Leased Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire O.A.K.'s Real Property or O.A.K.'s Leased Real Property for any governmental purpose.

                              4.16.5          Litigation. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.6          Agreements. There are no agreements, contracts, licenses, or leases, written or oral, which affect O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.7          Assessments. There is no pending or proposed special assessment affecting or which may affect O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.8 Validity. Each premises comprising O.A.K.'s Real Property and O.A.K.'s Leased Real Property is a lawfully existing parcel that is: (i) a valid platted parcel; (ii) a valid condominium unit; or (iii) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.

                              4.16.9 Access. Each premises comprising O.A.K.'s Real Property and O.A.K.'s Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.

                              4.16.10 Obligations. O.A.K. and each O.A.K. Subsidiary, as applicable, has paid all amounts due and owing and performed all obligations under each agreement that affects any of O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                    4.17          Real and Personal Property Leases. With respect to each lease and license pursuant to which O.A.K. or any O.A.K. Subsidiary, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $25,000 per year ("O.A.K.'s Leases"):

                              4.17.1          Valid. Each of O.A.K.'s Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                              4.17.2          No Default. There is no existing default under any of O.A.K.'s Leases or any event that with notice or passage of time, or both, would constitute a default with respect to O.A.K., any O.A.K. Subsidiary, or, to the knowledge of O.A.K., any other party to the contract, which default is reasonably expected to have a Material Adverse Effect on O.A.K.

                              4.17.3          Assignment. None of O.A.K.'s Leases contain a prohibition against assignment by O.A.K. or any O.A.K. Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Chemical or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

                              4.17.4          Disputes. To the knowledge of O.A.K., there are no disputes concerning the interpretation of any term, condition, or provision of any of O.A.K.'s Leases.

                              4.17.5 Leases. O.A.K. has included with O.A.K.'s Disclosure Statement true, complete, and correct copies of each of O.A.K.'s Leases.  O.A.K.'s Leases constitute the entire agreements between O.A.K. and its landlord(s) and licensor(s) concerning O.A.K.'s Leased Real Property.

                    4.18          Required Licenses, Permits, Etc. O.A.K. and the O.A.K. Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, except for those which would not reasonably be expected to have a Material Adverse Effect on O.A.K. All such licenses, certificates, franchises, and rights are in full force and effect. Byron Bank is an approved seller-servicer for each mortgage investor with whom each conducts business, all of which are identified in the O.A.K. Disclosure Statement, and holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.

                    4.19          Material Contracts and Change of Control. Except as contained in the O.A.K. Disclosure Statement, neither O.A.K. nor any of the O.A.K. Subsidiaries are a party to any agreement or understanding described below.

                              4.19.1          Borrowing Commitments. Any commitment made to O.A.K. or the O.A.K. Subsidiaries permitting it to borrow money, any letter of credit, any pledge, any security agreement, any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $500,000 as to which O.A.K. or any of the O.A.K. Subsidiaries are a debtor or pledgor.

                              4.19.2          Agency Relationships. Any agreement or understanding dealing with advertising, brokerage, licensing, dealership, representative, or agency relationships in excess of $25,000.

                              4.19.3          Benefit Plans. Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other employee benefit plan or any plan, agreement, contract, authorization, or arrangement pursuant to which any person is or will become entitled to any benefit upon a change in control of O.A.K. or any of the O.A.K. Subsidiaries.

                              4.19.4          Correspondents. Any written correspondent banking contracts.

                              4.19.5          Asset Transactions. Any agreement or understanding (i) for the sale of its assets in excess of $25,000 outside of the ordinary course of business; (ii) for the grant of any preferential right to purchase any of its assets, properties, or rights in excess of $25,000; or (iii) which requires the consent of any third party to the transfer and assignment of any assets, properties, or rights in excess of $25,000.

                              4.19.6          Long-term Contracts. Any lease (excluding leases of real property otherwise identified in the O.A.K. Disclosure Statement) or any agreement or understanding which obligates O.A.K. or any of the O.A.K. Subsidiaries for a period in excess of one year, which has a value in excess of $25,000, to purchase, sell, or provide services, materials, supplies, merchandise, facilities, or equipment and which is not terminable without cost or penalty on not more than 60 days' notice.

                              4.19.7          Capital Expenditures. As of the date of this Agreement, any agreement or understanding for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $25,000.

                              4.19.8          Unfunded Loan Commitments. As of the date of this Agreement, any agreement or understanding entered into to make a loan not yet fully disbursed or funded to any person, wherein the undisbursed or unfunded amount exceeds $1,000,000.

                              4.19.9          Participation Agreements. As of the date of this Agreement, any loan participation agreement with any other person entered into and continuing in effect, in excess of $1,000,000 and on the books of O.A.K. or any O.A.K. Subsidiary.

                              4.19.10 Other Contracts. Any agreement or understanding not otherwise disclosed or excepted pursuant to this Section 4.19 that is material to the properties, financial condition, business, or results of operations of O.A.K. and the O.A.K. Subsidiaries, taken as a whole.

          All data processing contracts of O.A.K. or the O.A.K. Subsidiaries are cancelable by O.A.K. or the O.A.K. Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of law could occur, (iii) a waiver or loss of any right could occur, or (iv) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control or merger of O.A.K. or any O.A.K. Subsidiary or the liquidation of O.A.K. upon consummation of the Merger where any of the following could materially interfere with the ordinary course of business by O.A.K. or any O.A.K. Subsidiary (or Chemical or any of its subsidiaries as their successors) or have a Material Adverse Effect on O.A.K.: (i) the failure to obtain such consent or approval; (ii) the violation of the prohibition against assignment; (iii) the waiver or loss of any right; or (iv) the acceleration of any obligation. The execution and delivery of this Plan of Merger by O.A.K. will not subject Chemical or its subsidiaries to liability for tortious interference with contractual rights. Neither O.A.K. nor any O.A.K. Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $25,000.

                    4.20          Certain Employment Matters.

                              4.20.1          Employment Policies, Programs, and Procedures. The policies, programs, and practices of O.A.K. and the O.A.K. Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt) hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

                              4.20.2          Record of Payments. There is no existing or outstanding material obligation of O.A.K. or the O.A.K. Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of O.A.K. and/or the O.A.K. Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

                              4.20.3 Employment-Related Payments. For purposes of this Agreement, "Employment-Related Payments" include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

                              4.20.4          Employment Claims. There is no dispute, claim, or charge, pending or, to O.A.K.'s knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of O.A.K., there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to O.A.K. or the O.A.K. Subsidiaries of more than $25,000.

                              4.20.5          Employment Related Agreements. O.A.K. and the O.A.K. Subsidiaries are not parties to, or bound by, any oral or written, express or implied:

                                        (a)          Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of O.A.K. or any O.A.K. Subsidiary that is not terminable by O.A.K. or such O.A.K. Subsidiary upon 60 days' or less notice without penalty or obligation;

                                        (b)          Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing;

                                        (c)          Plan, contract, arrangement, understanding, or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former director, employee or any spouse, child, member of the same household, estate, or survivor of any director or employee or former director or employee; or

                                        (d)          Collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.

                    4.21          Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "O.A.K. Employee Benefit Plan"), maintained by or for the benefit of O.A.K. or any O.A.K. Subsidiary or their predecessors or to which O.A.K. or any O.A.K. Subsidiary or their predecessors has made payments or contributions on behalf of its employees:

                              4.21.1          ERISA Compliance. O.A.K., the O.A.K. Subsidiaries, each O.A.K. Employee Benefit Plan, and all trusts created thereunder are in material compliance with ERISA both in form and operation, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

                              4.21.2          Internal Revenue Code Compliance. O.A.K., the O.A.K. Subsidiaries, and each O.A.K. Employee Benefit Plan and all trusts created thereunder are in material compliance with the applicable provisions of the Code both in form and operation. Each O.A.K. Employee Benefit Plan that is intended to be tax qualified under the Code has received a current favorable determination letter from the Internal Revenue Service.

                              4.21.3          Prohibited Transactions. No O.A.K. Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA.

                              4.21.4          Plan Termination. No O.A.K. Employee Benefit Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Code and ERISA. With respect to each plan termination (other than the termination of the 401(k) plan as described in Section 5.15), all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS to the extent required by the Code and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC. Each O.A.K. Employee Benefit Plan can be terminated within thirty days, without payment of any additional contributions or amounts and without the vesting or acceleration of any benefits promised by such plan, and there has been no amendment of any such plan or other occurrence that could result in any such liability, vesting or acceleration of benefits.

                              4.21.5          Multiemployer Plan. No O.A.K. Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA and no circumstances exist that could cause O.A.K. or any member of a controlled group (now or at any time in the past) with O.A.K. to have "withdrawal liability" within the meaning of ERISA.

                              4.21.6          Defined Benefit Plan. No O.A.K. Employee Benefit Plan in effect as of the date of this Plan of Merger nor any previously terminated O.A.K. Employee Benefit Plan is or was a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

                              4.21.7          Payment of Contributions. O.A.K. has made when due all contributions required under each O.A.K. Employee Benefit Plan and under applicable laws and regulations. All contributions and payments made or accrued with respect to all O.A.K. Employee Benefit Plans and any related trusts, accounts or other funding vehicles that are intended or designed for favorable tax consequences or tax treatment have resulted in such consequences or treatment. Assets of any O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle that is intended or designed to be free from taxation of its income is not subject to any such or similar tax. No event has occurred or circumstance exists that will or could give rise to loss of intended tax consequences of any such O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle.

                              4.21.8          Payment of Benefits. There is no payment that has become due from any O.A.K. Employee Benefit Plan, any trust created thereunder, or from O.A.K. or any O.A.K. Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

                              4.21.9          Accumulated Funding Deficiency. No O.A.K. Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived).

                              4.21.10 Funding. Neither O.A.K. nor any O.A.K. Subsidiary has any liability to any governmental or regulatory body with respect to any O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle. Neither O.A.K. nor any O.A.K. Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

                              4.21.11 Filing of Reports. Each of O.A.K. and the O.A.K. Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each O.A.K. Employee Benefit Plan with the IRS, the United States

Department of Labor, and the PBGC as prescribed by the Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

                              4.21.12 No Statement. No statement, either written or oral, has been made by O.A.K. or any O.A.K. Subsidiary to any person with regard to any O.A.K. Employee Benefit Plan that was not in accordance with the O.A.K. Employee Benefit Plan and that could have a Material Adverse Effect.

                              4.21.13 No New Plans. Since December 31, 2008, there has been no establishment or amendment of any O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle, except amendments as required by ERISA or the Code.

                              4.21.14 No New or Increased Benefits. Since December 31, 2008, there has been no adoption of, or increase in the payments to or benefits under any O.A.K. Employee Benefit Plan.

                              4.21.15 No Claims. Other than claims for benefits submitted by employees or beneficiaries covered under any O.A.K. Employee Benefit Plan, no claim against, or legal proceeding involving, any O.A.K. Employee Benefit Plan and any related trust, account or other funding vehicle is pending or, to O.A.K.'s or any O.A.K. Subsidiary's knowledge, is threatened.

                              4.21.16 No Non-Deductible, Taxable or Grossed-Up Benefits. No payment that is owed or may become due to any director, officer, employee, or agent of O.A.K. or any O.A.K. Subsidiary will be non-deductible or subject to any penalty or excise tax; nor do any O.A.K. Employee Benefit Plans require O.A.K. or a O.A.K. Subsidiary to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                              4.21.17 Deferred Compensation. No benefit provided by O.A.K. or an O.A.K. Subsidiary provides for payment of deferred compensation as defined in Section 409A of the Code that is not exempt from or in compliance with Section 409A in both form and operation.

                              4.21.18 Equity Plans. No stock options, stock appreciation rights or other grants of stock-based awards were backdated, spring-loaded, or granted at less than fair market value at the time of the grant.

                              4.21.19 No Retiree Health and Welfare Benefits. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code, neither O.A.K. nor any O.A.K. Subsidiary provides health or welfare benefits for any retired of former employee following such employee's retirement or other termination of service.

                              4.21.20 Right to Modify and Terminate Retiree Health and Welfare Benefits. Each of O.A.K. and the O.A.K. Subsidiaries has the right to modify and terminate employee welfare benefit plans with respect to both retired and active employees.

                              4.21.21 No Acceleration. The consummation of the Merger will not result in the payment, vesting, or acceleration or any compensation or benefit, nor will it entitle any current or former employee to severance pay, unemployment compensation, or any other payment.

                              4.21.22 Self-Insured Benefits. Neither O.A.K. nor any O.A.K. Subsidiary provides health or welfare benefits that are self-insured. To the extent O.A.K. or an O.A.K. Subsidiary provides self-insured health or welfare benefits, all such benefits are covered by a stop-loss policy. To O.A.K.'s or any O.A.K. Subsidiary's knowledge, no claim for benefits has been made or is expected under a self-funded health or welfare benefit plan that would trigger stop-loss insurance.

                    4.22          Environmental Matters.

                              4.22.1          Owned or Operated Property. With respect to: (i) O.A.K.'s Real Property; (ii) O.A.K.'s Leased Real Property; and (iii) any other real estate owned by any O.A.K. Subsidiary (collectively referred to as the "O.A.K. Premises"):

                                        (a)          Construction and Content. None of the O.A.K. Premises is constructed of, or contains as a component part, asbestos or any other Hazardous Substance that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance in amounts or concentrations that would reasonably be expected to be harmful to human health, safety and/or the environment. Without limiting the generality of this Section 4.22, the O.A.K. Premises are free of asbestos except for asbestos that has been properly sealed or encapsulated to the extent required by all applicable Environmental Laws (defined below) and all workplace safety and health laws and regulations.

                                        (b)          Uses of O.A.K. Premises. To the Knowledge of O.A.K., no part of the O.A.K. Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of cleaning and maintenance products consistent with office use.

                                        (c)          Underground Storage Tanks. The O.A.K. Premises do not contain, and to the knowledge of O.A.K. have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the O.A.K. Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on O.A.K. Premises has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.

                                        (d)          Absence of Contamination. To the knowledge of O.A.K., the O.A.K. Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

                                        (e)          Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving O.A.K. or any O.A.K. Subsidiary that is pending, previously asserted or, to O.A.K.'s knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To O.A.K.'s knowledge, there is no factual or other basis for any of the foregoing.

                              4.22.2          Former Properties. With respect to any real estate formerly owned or leased by O.A.K. or any of the O.A.K. Subsidiaries, O.A.K. makes the same representations as set forth in the preceding Section 4.22.1 to the knowledge of O.A.K.

                              4.22.3          Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of O.A.K. and each O.A.K. Subsidiary has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the O.A.K. Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of O.A.K. or any O.A.K. Subsidiary and whether or not a release of a Hazardous Substance has occurred at or from such property. Neither O.A.K. nor any O.A.K. Subsidiary has participated in management of any such property within the meaning of CERCLA or Part 201 of the Michigan Natural Resources and Environmental Protection Act.

                              4.22.4          Environmental Laws; Hazardous Substance. For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, permits, guidelines, and orders that: (i) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or injury, damage, or harm caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and any analogous state law; and "Hazardous Substance" has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

                    4.23          Duties as Fiduciary. To the knowledge of O.A.K., Byron Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. Byron Bank has not received any notice of any claim, allegation, or complaint from any person that Byron Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in O.A.K.'s Financial Statements.

                    4.24          Investment Bankers and Brokers. O.A.K. has employed Donnelly Penman & Partners ("O.A.K. Investment Banker") in connection with the Merger. O.A.K., the O.A.K. Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, "O.A.K.'s Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than O.A.K. Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by O.A.K. to O.A.K. Investment Banker in connection with the Merger, as described in the O.A.K. Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by O.A.K. or any O.A.K. Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between O.A.K. and O.A.K. Investment Banker are included in the O.A.K. Disclosure Statement.

                    4.25          Fairness Opinion. O.A.K.'s board of directors has received the opinion of O.A.K. Investment Banker, in its capacity as O.A.K.'s financial advisor, substantially to the effect that the consideration to be received by the holders of O.A.K. Common Stock in the Merger is fair to the holders of O.A.K. Common Stock from a financial point of view and the opinion has not been withdrawn, modified or revoked. A true and complete copy of the written opinion of O.A.K. Investment Banker confirming the same will be provided to Chemical promptly upon receipt by O.A.K.

                    4.26          O.A.K.-Related Persons. For purposes of this Plan of Merger, the term "O.A.K.-Related Person" shall mean any shareholder owning 5% or more of O.A.K. Common Stock, any director or executive officer of O.A.K. or any O.A.K. Subsidiary, their spouses and children, any person who is affiliated with or is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

                              4.26.1          Insider Loans. No O.A.K.-Related Person has any loan, credit or other contractual arrangement outstanding with O.A.K. or any of the O.A.K. Subsidiaries that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other regulatory agency with jurisdiction over O.A.K. or Byron Bank.

                              4.26.2          Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of O.A.K. or any O.A.K. Subsidiary, no O.A.K.-Related Person owns or controls any assets or properties that are used in the business of O.A.K. or any O.A.K. Subsidiary.

                              4.26.3          Contractual Relationships. Other than ordinary and customary banking relationships, no O.A.K.-Related Person has any contractual relationship with O.A.K. or any O.A.K. Subsidiary.

                              4.26.4          Loan Relationships. No O.A.K.-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, O.A.K. or any O.A.K. Subsidiary in a principal amount of $100,000 or more.

                    4.27          Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of O.A.K. has knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of O.A.K. or any O.A.K. Subsidiary, or other person with whom O.A.K. or any O.A.K. Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with O.A.K. or any O.A.K. Subsidiary, the effect of which could have a Material Adverse Effect on O.A.K.

                    4.28          Insurance. O.A.K. and the O.A.K. Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering O.A.K. or any O.A.K. Subsidiary's assets, properties, premises, operations, directors or personnel. O.A.K. and the O.A.K. Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to O.A.K. or the O.A.K. Subsidiaries.

                    4.29          Books and Records. The books of account, minute books, stock record books, and other records of O.A.K. are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of O.A.K. and the O.A.K. Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2006, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2007, have been made available for Chemical's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

                    4.30          Loan Guarantees. All guarantees of indebtedness owed to O.A.K. or any O.A.K. Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                    4.31          Events Since December 31, 2008. Neither O.A.K. nor any O.A.K. Subsidiary has, since December 31, 2008:

                              4.31.1          Business in Ordinary Course. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.

                              4.31.2          Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on O.A.K.

                              4.31.3          Discharge of Obligations.          Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on O.A.K.'s Financial Statements as of September 30, 2009, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

                              4.31.4          Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $50,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $100,000.

                              4.31.5          Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party, and that is material to the financial condition, income, expenses, business, properties, or operations of O.A.K. or the O.A.K. Subsidiaries, except as may be expressly provided in this Plan of Merger.

                              4.31.6          Casualty Losses. Experienced any damage, destruction, or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on O.A.K.

                              4.31.7          Accounting Changes. Made any change in accounting methods or practices of O.A.K. or the O.A.K. Subsidiaries, except as required by applicable governmental authorities or by GAAP.

                              4.31.8          Write-downs. Made any write-down of any of its assets in excess of $50,000 which are not reflected in O.A.K.'s Financial Statements.

                              4.31.9          Employee Benefits. Made any increase in the salary schedule, compensation, rate, fee, or commission of O.A.K.'s or any of the O.A.K. Subsidiaries' employees, officers, or directors, or any declaration, commitment, or obligation of any kind for the payment by any of O.A.K. or the O.A.K. Subsidiaries of a bonus or other additional salary, compensation, fee, or commission to any person, except for increases and payments made in the ordinary course of business and consistent with past practices or pursuant to an O.A.K. Employee Benefit Plan.

                              4.31.10 Waivers. Waived or released any material right or claim of O.A.K. or any of the O.A.K. Subsidiaries except in the ordinary course of business (including, but not limited to, loan or lease collection actions).

                    4.32          Allowance for Loan Losses. The allowance for loan losses as reflected in O.A.K.'s Financial Statements and the O.A.K. Call Reports as of December 31, 2008 and September 30, 2009 was, in the reasonable opinion of management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (ii) consistent with GAAP and safe and sound banking practices.

                    4.33          Loans and Investments. All investments and, to the knowledge of O.A.K., all loans of O.A.K. and the O.A.K. Subsidiaries are legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting creditors rights generally or by the exercise of judicial discretion, and each is authorized under applicable federal and state laws and regulations.

                    4.34          Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Byron Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on O.A.K.

                    4.35          No Insider Trading. O.A.K. has reviewed its stock transfer records since January 1, 2008, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, O.A.K. has not, and to O.A.K.'s knowledge (i) no director or officer of O.A.K., (ii) no person related to any such director or officer by blood or marriage and residing in the same household, and (iii) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of O.A.K. Common Stock or other securities issued by O.A.K. during any period when O.A.K. was in possession of material nonpublic information or in violation of any applicable provision of federal or state securities laws.

                    4.36          Securities Laws Matters.

                              4.36.1          O.A.K. has filed and made available to Chemical true and complete copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by O.A.K. since January 1, 2006 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and none of such SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                              4.36.2          Each of the principal executive officer of O.A.K. and the principal financial officer of O.A.K. (or each former principal executive officer of O.A.K. and each former principal financial officer of O.A.K., as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, "SOX") with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Agreement, "principal executive officer" and "principal financial officer" have the meanings ascribed to such terms in SOX. Neither O.A.K. nor any of the O.A.K. Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding "extensions of credit" to or for directors or executive officers of O.A.K. in violation of Section 402 of SOX.

                              4.36.3          The Company maintains a system of "internal control over financial reporting," as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

                              4.36.4          The Company has not received any written notification from its outside auditors of any (i) "significant deficiency" or (ii) "material weakness" in O.A.K.'s internal controls over financial reporting since January 1, 2006. To the knowledge of O.A.K., there is no outstanding "significant deficiency" or "material weakness" that has not been appropriately and adequately remedied by O.A.K. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

                    4.37          Joint Ventures; Strategic Alliances. Neither O.A.K. nor any O.A.K. Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

                    4.38          Policies and Procedures. O.A.K. and each O.A.K. Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Chemical as applicable to the periods when those policies and procedures were in effect.

ARTICLE V - COVENANTS PENDING CLOSING

                    Subject to the terms and conditions of this Plan of Merger, O.A.K. and Chemical further agree that:

                    5.1          Disclosure Statements; Additional Information.

                              5.1.1          Form and Content. The Chemical Disclosure Statement and the O.A.K. Disclosure Statement, respectively, shall contain appropriate references and cross references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. The parties have each prepared and delivered two complete copies of its respective Disclosure Statement to the other party.

                              5.1.2          Update. Not less than five Business Days prior to the Closing, each party shall deliver to the other an update to its respective Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its respective Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

                              5.1.3          Certification. Each of Chemical's and O.A.K.'s Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of O.A.K. shall be its chief executive officer, president and chief financial officer) that such Disclosure Statement does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                    5.2          Changes Affecting Representations. While this Plan of Merger is in effect, if either Chemical or O.A.K. becomes aware of any facts or the occurrence or impending occurrence of any event that (i) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Chemical Disclosure Statement or the O.A.K. Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (ii) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

                    5.3          O.A.K.'s Conduct of Business Pending the Effective Time. O.A.K. agrees that, until the Effective Time, except as consented to in writing by Chemical or as otherwise provided in this Plan of Merger, it shall, and it shall cause the O.A.K. Subsidiaries to:

                              5.3.1          Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

                              5.3.2          No Inconsistent Actions. Take no action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by O.A.K. in this Plan of Merger, and take no action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable laws and regulations, regulatory agencies having jurisdiction over O.A.K. or any of the O.A.K. Subsidiaries, or this Plan of Merger.

                              5.3.3          Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Chemical has been notified of such contest.

                              5.3.4          No Amendments. Make no change in its articles of incorporation, charter, bylaws, articles of organization, operating agreement, or other similar organizational document, except as contemplated by this Plan of Merger.

                              5.3.5          Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

                              5.3.6          No Change in Stock. Except as contemplated by this Plan of Merger: (i) make no change in the number of shares of its capital stock issued and outstanding other than O.A.K. Permitted Issuances; (ii) grant no warrant, option, or commitment relating to its capital stock; (iii) enter into no agreement relating to its capital stock; (iv) issue no securities convertible into its capital stock; and (v) not repurchase any shares of O.A.K. Common Stock other than the surrender of O.A.K. Common Stock upon the exercise of a stock option awarded pursuant to an O.A.K. Stock Option Plan. The parties agree that any breach of this covenant shall be considered material for purposes of this Plan of Merger.

                              5.3.7          Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.

                              5.3.8          Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

                              5.3.9          Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

                              5.3.10          Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of O.A.K. and Byron Bank, and applicable industry, regulatory, and GAAP standards.

                              5.3.11          Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction over O.A.K. or the O.A.K. Subsidiaries.

                              5.3.12          New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (i) increase the number of directors, (ii) elect or appoint any person to an executive office, or (iii) hire any person to perform the services of an executive officer.

                              5.3.13          Compensation and Fringe Benefits. Take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe or other benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Chemical's prior written consent, which consent shall not be unreasonably withheld; provided, that this Section 5.3.13 shall not apply to payment of any production-based commission paid to loan origination employees in the ordinary course of business and consistent with past practice.

                              5.3.14          New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by such party (or one of its subsidiaries), as the case may be, without cost or penalty upon 30 days' or less notice.

                              5.3.15          Borrowing. Take no action to borrow money, including the acceptance of new or renewed brokered deposits, without the prior written consent of Chemical, which consent shall not be unreasonably withheld, except for federal funds purchased and other borrowings or brokered deposits with a maturity date not later than August 31, 2010.

                              5.3.16          Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets and real estate owned in the ordinary course of business, and except for (i) real estate owned that has a fair market value of less than $500,000, and (ii) property or assets, or any group of related properties or assets, that have a fair market value of less than $50,000.

                              5.3.17          Notice of Actions. Promptly notify Chemical of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (i) O.A.K. or any O.A.K. Subsidiary, respectively (ii) O.A.K.'s or any O.A.K. Subsidiary's directors, officers, or employees in their capacities as such; (iii) O.A.K.'s or any O.A.K. Subsidiary's assets, liabilities, businesses, or operations; or (iv) the Merger or this Plan of Merger.

                              5.3.18          Cooperation. Take such reasonable actions as may be necessary to consummate the Merger and the Bank Consolidation.

                              5.3.19          Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for commitments disclosed in Section 5.3.19 of the O.A.K. Disclosure Statement and contributions to any individual entity that in the aggregate will have a fair market value of not greater than $15,000 and except for all contributions in the aggregate that will have a fair market value of not greater than $30,000.

                              5.3.20          Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this

Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $10,000 individually or in excess of $50,000 in the aggregate with respect to O.A.K. or any O.A.K. Subsidiary, except pursuant to prior commitments or plans made by O.A.K. or any O.A.K. Subsidiary that are disclosed in the O.A.K. Disclosure Statement.

                              5.3.21          New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to O.A.K. or any O.A.K. Subsidiary that is not terminable by O.A.K. without penalty upon 30 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $10,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger, and except for year-end audit services with Plante & Moran PLLC.

                              5.3.22          Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by O.A.K. or any O.A.K. Subsidiary that are disclosed in the O.A.K. Disclosure Statement.

                              5.3.23          Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by O.A.K. or an O.A.K. Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P.

                              5.3.24          Derivatives. Not commit to purchase, purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practices.

                              5.3.25          Insider Loans. Not make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of O.A.K. or any O.A.K. Subsidiary or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by O.A.K. and the O.A.K. Subsidiaries to the person and the person's immediate family and affiliates, exceed $100,000; provided, however, that this restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business and on terms available to Byron Bank's customers generally.

                              5.3.26          No Discharges. Take no action to discharge or satisfy any mortgage, lien, charge, or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business, if the cost to O.A.K. or any O.A.K. Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $25,000, unless the discharge or satisfaction is covered by general or specific reserves.

                              5.3.27          Satisfaction of Liabilities. Take no action to pay any obligation or liability, absolute or contingent, in excess of $25,000, except liabilities shown on O.A.K.'s Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated by this Plan of Merger.

                              5.3.28          Claims and Settlements. Take no action to settle, or agree to settle, any claim, action, or proceeding before any court or governmental body involving an expenditure in excess of $25,000 without Chemical's consent, which consent shall not be unreasonably withheld.

                              5.3.29          Insider Contracts. Not enter into or amend any contract, agreement, or other transaction with any O.A.K.-Related Person, except as contemplated or permitted by this Plan of Merger.

                              5.3.30 Loans. Not make any loan, including any loan participation, in an amount in excess of $1,000,000 or any additional or new loan, including any loan participation, to any customer who is already indebted to O.A.K. or any O.A.K. Subsidiary in the following amounts:

                                        (a)          for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $2,000,000;

                                        (b)          for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $500,000,; and

                                        (c)          for any loan customer with one or more loans with a loan grade of 7 or higher, in any amount;

in each case without Chemical's consent, which consent shall not be unreasonably withheld.

                    5.4          Approval of Plan of Merger by Shareholders. O.A.K., acting through its Board of Directors, shall, in accordance with the MBCA and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold the Shareholder Meeting as soon as practicable following the date of this Plan of Merger. O.A.K. shall vote or cause to be voted at the Shareholder Meeting (and any adjournment thereof) all shares of O.A.K. Common Stock beneficially owned by O.A.K. or any O.A.K. Subsidiary in favor of the approval of this Plan of Merger.

                              5.4.1          Board Recommendation. Except while a Fiduciary Event has occurred and continues, at the Shareholder Meeting and in any proxy or other materials used in connection with the Shareholder Meeting, the Board of Directors of O.A.K. shall unanimously recommend that its shareholders vote for approval of this Plan of Merger and the Merger.

                              5.4.2          Solicitation of Proxies. Except while a Fiduciary Event has occurred and continues:

                                        (a)          O.A.K. shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholder Meeting; and

                                        (b)          O.A.K. shall use its best efforts to secure the vote of its shareholders required by the MBCA and its articles of incorporation and bylaws to approve this Plan of Merger.

                              5.4.3          Fiduciary Event. A "Fiduciary Event" shall have occurred when the Board of Directors of O.A.K. has (i) received in writing a Superior Proposal that is then pending, (ii) determined in good faith (based on the advice of outside legal counsel) that its fiduciary duties to O.A.K.'s shareholders under applicable law require the Board of Directors to withdraw, modify, or change its recommendation, and (iii) determined to accept and recommend the Superior Proposal to the shareholders of O.A.K.

                              5.4.4          Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Acquisition Proposal made by a third party on terms that the Board of Directors of O.A.K. determines in its good faith judgment, based upon the written advice of O.A.K. Investment Banker or another financial advisor of regionally recognized reputation, to be materially more favorable to the O.A.K. shareholders than this Plan of Merger from a financial point of view. In determining whether an Acquisition Proposal constitutes a Superior Proposal, O.A.K. shall take into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the Person making the proposal, and any potential revisions to this Plan of Merger offered by Chemical in a written agreement which will become binding on Chemical upon acceptance by O.A.K.

                              5.4.5          Notice. O.A.K. shall notify Chemical at least 15 Business Days prior to taking any action with respect to any Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for approval of this Plan of Merger. During such 15 Business Day period, O.A.K. shall give Chemical the opportunity to offer to O.A.K. revisions to the terms of the transactions contemplated by this Plan of Merger, and O.A.K. and O.A.K.'s Representatives shall have, if requested by Chemical, negotiated in good faith with Chemical regarding any revisions to the terms of the transactions contemplated by this Plan of Merger offered by Chemical.

                    5.5          Dividends. O.A.K. shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of O.A.K. Common Stock other than regular quarterly cash dividends on O.A.K. Common Stock in an amount not to exceed an annual rate of $0.88 per share, payable on dates and in a manner consistent with O.A.K.'s past dividend practice.

                    5.6          Technology-Related Contracts. Until the Effective Time, O.A.K. shall advise Chemical of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors ("Technology-Related Contracts") involving O.A.K. or any O.A.K. Subsidiary. The material Technology-Related Contracts of O.A.K. and any O.A.K.

Subsidiary are listed in the O.A.K. Disclosure Statement. Notwithstanding any other provision of this Section 5.6, neither O.A.K. nor any O.A.K. Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

                              5.6.1          Contract Notices. O.A.K. or the O.A.K. Subsidiaries shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.

                              5.6.2          Extensions and Renewals. O.A.K. and the O.A.K. Subsidiaries shall cooperate with Chemical in negotiating with each vendor the length of any extension or renewal term of these Technology-Related Contracts in those cases where such extension or renewal term extends beyond the Effective Time.

                              5.6.3          New Agreements. Neither O.A.K. nor any O.A.K. Subsidiary shall enter into any new Technology-Related Contract, except with Chemical's consent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for O.A.K. or an O.A.K. Subsidiary to conduct business in the ordinary course through the Effective Time).

                    5.7          Indemnification and Insurance.

                              5.7.1          Indemnification. Chemical shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of O.A.K. or any O.A.K. Subsidiary under its articles of incorporation, charter or bylaws included in the O.A.K. Disclosure Statement which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time. Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.7.1 are limited by federal banking and securities laws and any such obligations that violate any federal banking or securities laws or public policy are void and unenforceable.

                              5.7.2          Insurance. At the direction of Chemical, either (i) for a period of six years after the Effective Time, Chemical shall maintain in effect without any lapses of coverage, policies of directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous to O.A.K.'s directors and officers as the insurance coverage maintained by O.A.K. as of the date of this Plan of Merger with respect to claims arising in whole or in part from facts or events which occurred before the Effective Time (the "Continuation Coverage") or (ii) O.A.K. shall obtain and fully pay for a "tail" insurance policy with a claims period of at least six years after the Effective Time with the same coverage and amounts, and containing terms and conditions which are no less advantageous than O.A.K.'s current policies with respect to claims arising in whole or in part from facts or events which occurred before the Effective Time (the "Tail Coverage"); provided, that the aggregate premium payment for such Continuation Coverage or Tail Coverage shall not exceed 400% of the annual premiums paid as of the date of this Plan of Merger by

O.A.K. for its current policies of directors' and officers' liability insurance. This Section is for the benefit of persons who are or have been directors or officers of O.A.K. or the O.A.K. Subsidiaries and shall be enforceable by such persons.

                    5.8          Exclusive Commitment. Except as provided below, none of O.A.K., any O.A.K. Subsidiary, nor any of O.A.K.'s Representatives shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

                              5.8.1          No Solicitation. Other than as contemplated by this Plan of Merger, neither O.A.K. nor any of O.A.K.'s Representatives, shall, directly or indirectly, (i) invite, initiate, solicit, or encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are reasonably likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning an Acquisition Transaction is referred to as an "Acquisition Proposal." For purposes of this Plan of Merger, an "Acquisition Transaction" means: (i) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction, involving O.A.K. or any of the O.A.K. Subsidiaries other than the Merger; (ii) a purchase, lease or other acquisition of all or more than 40% of the assets or deposits, or assumption of liabilities not in the ordinary course, involving O.A.K. or any of the O.A.K. Subsidiaries; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of O.A.K. or any O.A.K. Subsidiary; or (d) any substantially similar transaction.

                              5.8.2          Communication of Other Proposals. O.A.K. shall cause written notice to be delivered to Chemical promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Acquisition Proposal to which such notice relates. Within ten Business Days after O.A.K.'s receipt of an Acquisition Proposal, O.A.K. shall give notice to Chemical whether or not a Fiduciary Event or a Superior Proposal is reasonably likely to result, and if not, O.A.K.'s notice shall include a copy of O.A.K.'s unequivocal rejection of the Acquisition Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, O.A.K. shall promptly notify Chemical of any material changes in the terms, conditions, and status of such Acquisition Proposal. Any material amendment to an Acquisition Proposal shall be considered a new Acquisition Proposal for purposes of this Section 5.8.2.

                              5.8.3          Furnishing Information. Unless a Fiduciary Event has occurred and continues or there is a reasonable likelihood that a Superior Proposal would result, neither O.A.K. nor any of O.A.K.'s Representatives shall furnish any nonpublic information concerning O.A.K. or any O.A.K. Subsidiary to any person who is not affiliated with or under contract to provide services to O.A.K. or Chemical, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with O.A.K. or Chemical, O.A.K. shall receive from such person an executed confidentiality agreement with terms no less favorable to O.A.K. than those contained in its confidentiality agreement with Chemical and O.A.K. shall then provide only such information as has been furnished previously to Chemical.

                              5.8.4          Corporate Liability for Individual's Breach. For purposes of this Section 5.8, any breach of this Section 5.8 by any of O.A.K.'s Representatives in his or her individual capacity shall be deemed to be a breach by O.A.K.

                              5.8.5          No Exemptions. Except in connection with a termination of this Plan of Merger in accordance with the terms of this Plan of Merger, O.A.K. shall not take any action to exempt any Person from the restrictions on "business combinations" or similar provisions contained in Chapter 7A of the MBCA or O.A.K.'s articles of incorporation or bylaws, or otherwise cause such restrictions not to apply.

                    5.9          Other Filings. As soon as practicable after the date of this Plan of Merger, Chemical shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all applications and documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Chemical shall provide O.A.K. with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as O.A.K. may reasonably request. Chemical shall provide O.A.K. with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

                    5.10          Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

                    5.11          Registration Statement. Chemical shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Chemical of the shares of Chemical Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required before or after the Registration Statement becomes effective. Chemical shall provide O.A.K. with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement and each form of Prospectus and Proxy Statement before filing. Chemical agrees to make all changes and/or additions to each form of the Prospectus and Proxy Statement as may be reasonably requested by O.A.K. Chemical shall provide O.A.K., upon request, copies of all correspondence received from the SEC with respect to the Registration Statement, the Prospectus and Proxy Statement and their respective amendments and with all responsive correspondence to the SEC. Chemical shall notify O.A.K. of any stop orders or threatened stop orders with respect to the Registration Statement. O.A.K. shall provide to Chemical all necessary information pertaining to O.A.K. promptly upon request, and shall use all reasonable efforts to obtain the cooperation of O.A.K.'s independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement.

                    5.12          Access and Investigation. Between the date of this Plan of Merger and the Closing, for the purpose of permitting an examination of O.A.K. by Chemical's officers, attorneys, accountants, and representatives, O.A.K. shall:

                              5.12.1          Access. Permit, and shall cause each of the O.A.K. Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

                              5.12.2          Cooperation. Use reasonable efforts to cause its and each of the O.A.K. Subsidiaries' officers, directors, employees, accountants, attorneys, and representatives to cooperate fully, for the purpose of permitting a complete and detailed examination of O.A.K. and the O.A.K. Subsidiaries by Chemical's officers, attorneys, accountants, and representatives.

                              5.12.3          Information. Furnish Chemical, upon reasonable request, any information respecting its and each of the O.A.K. Subsidiaries' respective properties, assets, business, and affairs.

                              5.12.4          Consents. Chemical acknowledges that certain information may not be disclosed by O.A.K. without the prior written consent of persons not affiliated with O.A.K. If such information is requested, then O.A.K. shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

                              5.12.5          Return. In the event of termination of this Plan of Merger, Chemical agrees to promptly return or destroy all written materials furnished to it by O.A.K., and all copies, notes, and summaries of such written materials.

                    5.13          Confidentiality. Except as provided below, Chemical and O.A.K. each agree:

                              5.13.1          Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

                              5.13.2          No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

                              5.13.3          Excepted Information. The provisions of this Section 5.13 shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

                              5.13.4          Prohibit Insider Trading. The parties shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section 5.13 and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, Chemical's or O.A.K.'s stock until such information is properly disclosed to the public.

                    5.14          Environmental Investigation. Pursuant to the terms described below, Chemical shall be permitted to conduct environmental assessments of: (i) any or all parcels included in the O.A.K. Premises; and (ii) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned, leased, or used by O.A.K. or any O.A.K. Subsidiary (the "Investigated Property"). As to each Investigated Property:

                              5.14.1          Phase I Work. Not later than 30 Business Days after the date of this Plan of Merger (or within 30 Business Days after the acquisition or lease by O.A.K. of any real property acquired or leased after the date of this Plan of Merger), Chemical shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-05 and applicable legal standards (a "Phase I Assessment"), of the Investigated Property. Upon request, O.A.K. and each O.A.K. Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions and other documentation relating to the real estate, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation in O.A.K.'s possession to Chemical's consultant for purposes of conducting the Phase I Assessments. Chemical shall provide O.A.K. with a copy of its final Phase I Assessment for the Investigated Property.

                              5.14.2          Phase II Work. Within 5 Business Days of receipt of a final Phase I Assessment, Chemical shall notify O.A.K. whether it plans to conduct a Phase II environmental assessment (a "Phase II Assessment") of the Investigated Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Chemical's sole expense. Chemical shall furnish a copy of the written scope of work for the Phase II Assessment to O.A.K. prior to commencing the Phase II Assessment. The Phase II Assessment may be conducted in more than one phase, provided that all phases shall be completed by the earlier of (i) 25 Business Days after the parties agree upon the work plan, and (ii) 10 Business Days prior to the Closing. Chemical shall provide O.A.K. with a copy of its final Phase II Assessment for the Investigated Property.

                              5.14.3          Environmental Risks. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment that Chemical reasonably believes pose a current or future material risk of liability, material interference with use, or a material diminution of value of the Investigated Property (collectively, "Environmental Risks"), then Chemical shall notify O.A.K. of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 10 Business Days after receipt of all final environmental reports for the Investigated Property. Such notice shall include either (i) an estimate by a qualified environmental professional of the actual cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to the Investigated Property, or (ii) a statement from a qualified environmental professional that the cost of such actions and measures cannot be reasonably estimated.

                              5.14.4          Chemical's Termination Rights. If, based on the information provided with Chemical's notice to O.A.K. under Section 5.14.3, the after-tax cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to the Investigated Property is estimated to exceed, in the aggregate, $850,000, or if the cost of such actions and measures cannot be so reasonably estimated, then for a period of 20 Business Days following receipt of the notice, Chemical shall have the right pursuant to Section 8.3.6 to terminate this Plan of Merger, which shall be Chemical's sole remedy in such event.

                    5.15          Termination of 401(k) Plan. O.A.K. shall terminate its 401(k) Plan (the "O.A.K. Plan") as of a date prior to the Effective Time, if requested by Chemical to do so. O.A.K. shall provide Chemical with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Chemical to complete the termination process of the O.A.K. Plan as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letter with respect to the termination of the O.A.K. Plan (which termination application shall be prepared by Chemical and its counsel with the participation and cooperation of O.A.K. and its counsel), Chemical shall offer, if permissible under the O.A.K. Plan and the Chemical Plan, the participants in the O.A.K. Plan the option to roll over their benefits into the Chemical 401(k) plan.

                    5.16          Bank Consolidation. At or after the Effective Time, Chemical intends to consolidate Byron Bank and Chemical Bank (the "Bank Consolidation") and the corresponding subsidiaries of Byron Bank and Chemical Bank (the "Subsidiaries Consolidation"). The Bank Consolidation will be effected pursuant to a consolidation agreement (the "Bank Consolidation Agreement"), in the form required by the Michigan Banking Code, and by other applicable laws, containing terms and conditions not inconsistent with this Plan of Merger, as determined by Chemical. The Subsidiaries Consolidation will be effected pursuant to either a merger or liquidation and dissolution, or a combination of both, at the sole option of Chemical, in accordance with the MBCA and applicable laws, containing terms and conditions not inconsistent with this Plan of Merger. The Bank Consolidation and the Subsidiaries Consolidation shall only occur if the Merger is consummated, and each shall become effective immediately after the Effective Time or at such later time as may be determined by Chemical. To obtain the necessary regulatory and other approvals for the Bank Consolidation and the Subsidiaries Consolidation to occur immediately after the Effective Time, O.A.K. and the O.A.K. Subsidiaries shall approve, adopt, execute, and deliver the Bank Consolidation Agreement and the documents necessary to effect the Subsidiaries Consolidation and take other reasonable steps prior to the Effective Time to effect the Bank Consolidation and the Subsidiaries Consolidation; provided, that O.A.K. shall not be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section 5.16.

                    5.17          Public Announcements. Chemical and O.A.K. shall cooperate with each other in the development and distribution of all news releases and other public information disclosures, including, without limitation, posting information on a party's website, with respect to this Plan of Merger, except as may be otherwise required by law. Neither Chemical nor

O.A.K. shall issue any news releases or other disclosures with respect to this Plan of Merger or the Merger unless such news releases or other disclosures have been mutually agreed upon by the parties, except as required by law.

                    5.18          Regulatory and Shareholder Approvals. O.A.K. and the O.A.K. Subsidiaries will cooperate in the preparation by Chemical of the applications to the Federal Reserve Board and any other regulatory authorities as may be necessary in connection with all governmental approvals required to consummate the transactions contemplated by this Plan of Merger. Chemical and O.A.K. will each cooperate in the preparation of the applications, statements, or materials as may be required to be furnished to the shareholders of O.A.K. or filed or submitted to appropriate governmental agencies in connection with the Merger. Chemical shall prepare the Prospectus and Proxy Statement as contemplated by this Plan of Merger. O.A.K. shall provide Chemical with reasonable assistance in preparing the Prospectus and Proxy Statement. Chemical shall provide O.A.K. with reasonable opportunities to review and comment upon the Prospectus and Proxy Statement and each amendment. Chemical agrees to make all such changes or additions as may reasonably be requested by O.A.K.

                    5.19          Update of Titles, Rights, Etc. Before the Effective Time, each of O.A.K. and the O.A.K. Subsidiaries shall prepare and file any and all documentation necessary to reflect the current name of O.A.K. or the O.A.K. Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities that may be held in the name of a predecessor entity.

                    5.20          Exchange of Financial Information. After the execution of this Plan of Merger until the Effective Time of the Merger, O.A.K. shall promptly deliver to Chemical copies of:

                              5.20.1          Each monthly internal financial report prepared with respect to O.A.K. and each of the O.A.K. Subsidiaries on a consolidated or unconsolidated basis. O.A.K. each represents and warrants that such information shall be consistent with the financial information as used for internal purposes by O.A.K. in the management of its consolidated business; and

                              5.20.2          Each financial report or statement submitted to regulatory authorities for O.A.K. and each of the O.A.K. Subsidiaries.

                    5.21          Certain Employment Covenants.

                              5.21.1          Benefit Continuation.

                                        (a)          Chemical covenants and agrees to provide to each employee of O.A.K. or any O.A.K. Subsidiary who becomes employed by Chemical or any of its affiliates as a result of the Merger (each, a "Continuing Employee") with the same employee benefits then provided to similarly situated employees at Chemical.   With respect to any health, dental, plan, life or long-term disability benefit plans or arrangements of Chemical of any Chemical subsidiary in which any Continuing Employee is eligible to participate, Chemical shall (i) cause any pre-existing condition limitations under such plan to be waived with respect to the Continuing Employee to the extent such limitation would have been waived or satisfied under the O.A.K. Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and otherwise shall take all commercially reasonable steps to ensure that such Continuing Employee shall not suffer a lapse in health, dental, life or long-term disability plan coverage in connection with the Merger, and (ii) recognize any medical or other health expenses incurred by such Continuing Employee in the year that includes the Effective Time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health or dental plan of Chemical or any Chemical Subsidiary.

                                        (b)          O.A.K. shall amend its paid time off policy (the "PTO Policy") so that it will terminate as of the Effective Time. O.A.K. shall provide Chemical with evidence satisfactory to Chemical of such amendment before the Closing. From and after the Effective Time, except for 2010 PTO, accrued but unused paid time off under the PTO Policy shall be carried over and "banked" under Chemical's sick time policy. From and after the Effective Time, except for 2010 PTO, each former O.A.K. employee using "banked" time shall be required to first use paid time off carried over from the PTO Policy and shall only be permitted to use such time under Chemical's sick time policy. During calendar year 2010, Continuing Employees shall earn, both before and after the Effective Time, paid time off ("2010 PTO") according to O.A.K.'s paid time off schedule in effect as of January 1, 2010 and all accrued but unused 2010 PTO as of December 31, 2010 shall be "banked" under Chemical's sick time policy. During calendar year 2010, Continuing Employees shall not earn any paid time off or sick time under either Chemical's paid time off policy or sick time policy. On and after January 1, 2011, all paid time off and sick time shall be earned under Chemical's paid time off policy and sick time policy. During the period between the Effective Time and December 31, 2010, if any Continuing Employee resigns, retires or is terminated by Chemical other than for cause, Chemical shall pay such employee for his or her accrued but unused 2010 PTO and no other "banked" paid time off. From and after the Effective Time, except as otherwise stated in this paragraph, accrued but unused paid time off that is carried over from the PTO Policy and accrued but unused 2010 PTO shall be subject to and administered in accordance with Chemical's sick time policy.

                              5.21.2          Employee Severance.

                                        (a)          Chemical covenants and agrees to pay severance payments to all employees of O.A.K., other than those executives mentioned in Section 5.22, whose job is eliminated as a result of the Merger and whose employment is terminated by Chemical other than for cause within six months after the Effective Time, as follows: (i) each employee with less than five years of service will receive one week's salary for each year of service; (ii) each employee with more than five years, but less than 10 years, of service, will receive one and a half week's salary for each year of service; and (iii) each employee with more than 10 years of service will receive two week's salary for each year of service up to a maximum of 52 week's salary. Chemical further covenants and agrees that all employees of O.A.K. who are employed by Chemical or any of its affiliates shall receive credit for years of service at O.A.K. or the O.A.K. Subsidiaries for purposes of vesting in Chemical's 401(k) plan.

                                        (b)          Continuation of certain benefits is subject to elective continuation through COBRA in accordance with applicable laws and regulations. Chemical will pay the amount of any COBRA premium exceeding the employee premium expense for the weeks of severance paid, up to a maximum of 12 weeks.

                              5.21.3 Years of Service Credit. Chemical covenants and agrees that all employees of O.A.K. who are employed by Chemical or any of its affiliates shall receive credit for years of service at O.A.K. or the O.A.K. Subsidiaries for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Chemical employee benefit plan (including, but not limited to, Chemical's 401(k) plan) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment with the Surviving Corporation and affiliates. Notwithstanding the foregoing, no O.A.K. employee shall be permitted to participate in Chemical's frozen defined benefit pension plan.

                    5.22          Executive Agreements. David K. Heerdt, Joel F. Rahn, and Patrick K. Gill, and Chemical shall, prior to the execution of this Plan of Merger, execute the agreements in the forms attached as Exhibits A, B, and C, respectively (collectively, the "Retention and Transition Agreements"). Chemical shall fully honor the obligations of O.A.K. under the existing Management Continuity Agreements for Patrick K. Gill, James A. Luyk and Melissa K. Lee (the "Management Continuity Agreements"). If Chemical is at any time required to cease paying or to reduce salary or other benefits required by the Retention and Transition Agreements or the Management Continuity Agreements (a "Benefit Reduction") by virtue of 12 C.F.R. Part 359 or any similar regulatory requirement (a "Regulation"), Chemical will use its commercially reasonable efforts to obtain approval of the appropriate federal banking agencies (the "Agencies") to permit Chemical to make all such payments and to provide all such benefits as are required by the Retention and Transition Agreements and the Management Continuity Agreements to the maximum extent permitted by the Regulation and the Agencies. If any such Benefit Reduction is not fully restored within 60 days of the commencement of such Benefit Reduction, each individual executive shall have the option, which must be exercised not later than 90 days after the commencement of the Benefit Reduction, to either (i) terminate all obligations regarding non-competition with Chemical or any Chemical Subsidiary and forfeit any future payments under the applicable Retention and Transition Agreement or Management Continuity Agreement, or (ii) comply with the obligations regarding non-competition with Chemical or any Chemical Subsidiary and require Chemical, at such time as Chemical is no longer precluded by Regulation from making payments or providing benefits as required by the applicable Retention and Transition Agreement or Management Continuity Agreement, to thereupon resume making all such payments and benefits and make the individual executive whole for any payments or obligations not satisfied to the date thereof. This Section is for the benefit of each person who is a party to such agreements and shall be enforceable by each such person.

                    5.23          Shareholders' Equity.

                              5.23.1          Shareholders' Equity. For purposes of the Closing Balance Sheet, O.A.K.'s "Shareholders' Equity" shall be O.A.K.'s total consolidated shareholders' equity as of the Final Statement Date computed in accordance with GAAP, consistently applied, except such total shareholders' equity shall be adjusted so that no expense shall have been accrued or deduction shall have been made for any of the following:

                                        (a)          The Investment Banker Fees;

                                        (b)          Any and all provisions for loan losses between the date of this Plan of Merger and the Final Statement Date;

                                        (c)          Any and all accruals for severance pay, "stay bonuses" or other compensation expense accrued as a result of the Merger as permitted by this Plan of Merger or with Chemical's consent;

                                        (d)          Any reasonable transaction related expenses related to the Merger, including reasonable attorney's and accountant's fees, up to a maximum of $250,000;

                                        (e)          Any amounts for payments owing and paid under management contracts with O.A.K. executive officers as a result of the Merger;

                                        (f)          Any amounts incurred by O.A.K. for stated termination fees under any software, telecommunications or information technology contract disclosed in the O.A.K. Disclosure Statement; and

                                        (g)          Any other adjustments as may be mutually agreed to in writing between Chemical and O.A.K.

                              5.23.2          Closing Balance Sheet. O.A.K. shall prepare, and cause its independent accountants Plante & Moran, PLLC (the "Accounting Firm") to review, a consolidated balance sheet of O.A.K. as of the Final Statement Date (the "Closing Balance Sheet") and the computation of O.A.K.'s Shareholders' Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of O.A.K. as of December 31, 2008, except as provided in Section 5.23.1 above. The Accounting Firm's review will be governed by mutually agreed upon procedures and, upon completion of such review, the Accounting Firm shall issue an agreed upon procedures report setting forth O.A.K.'s Shareholders' Equity (the "Closing Report").

                              5.23.3          Final Statement Date. After the shareholders of O.A.K. have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), either party may specify the preceding month-end as the date of the Closing Balance Sheet (the "Final Statement Date") by written notice to the other party and the Accounting Firm delivered before the Final Statement Date specified in the notice. Upon delivery of such notice, O.A.K. shall promptly prepare the Closing Balance Sheet and direct the Accounting Firm to prepare the Closing Report by written notice to the Accounting Firm and the other party, delivered before the date specified in such notice. The parties shall use all commercially reasonable efforts to cause the Accounting Firm to prepare and deliver to Chemical and O.A.K. the Closing Report not later than 21 calendar days after the Final Statement Date. In the event the Closing does not occur within 30 calendar days after the designated Final Statement Date, either party may specify a new Final Statement Date and direct the Accounting Firm to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of the Accounting Firm incurred pursuant to this Article shall be paid by O.A.K.

                    5.24          Loan Loss Levels. Chemical has previously determined a potential purchase accounting adjustment upon specific identified loans ("Specific Loans") and nonspecific loans ("Nonspecific Loans") in O.A.K.'s loan portfolio (the "Chemical Allocation").  The Chemical Allocation includes an aggregate potential purchase accounting adjustment upon Specific Loans of $31,244,000 (the "Specific Loan Potential Adjustment") as of August 24, 2009. The Specific Loan Potential Adjustment includes a potential purchase accounting adjustment for each Specific Loan (each, an "Individual Specific Loan Potential Adjustment").  O.A.K. shall prepare, and cause the Accounting Firm to review, the "O.A.K. Allocation Schedule," which shall include: (i) the total ASC Topic 310 impairment reserve for each Specific Loan as of the Final Statement Date and any charge-offs taken against any Specific Loan in O.A.K.'s loan portfolio after August 24, 2009 (the "Specific Loan Reserves and Charge-Offs"); (ii) the total ASC Topic 310 impairment reserve balance for each other loan identified by O.A.K. in its loan portfolio as of the Final Statement Date and any charge-offs taken against each such other identified loan after June 30, 2009 (the "O.A.K. Identified Loan Reserves and Charge-Offs"); and (iii) all charge-offs taken against any other Nonspecific Loans in O.A.K.'s loan portfolio after June 30, 2009 (the "Nonspecific Loan Charge-Offs"). The O.A.K. Allocation Schedule shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with O.A.K.'s past practices.  The Accounting Firm will review all loans past due 90 days or more and all loans with a principal balance of $1,000,000 or more that are past due 30 days or more and confirm that the ASC Topic 310 impairment reserve established by O.A.K. with respect to each such loan is materially accurate. The Accounting Firm shall set forth its conclusion in writing in a separate report and shall deliver such report at the time it delivers the Closing Report. O.A.K. shall deliver the O.A.K. Allocation Schedule with the Closing Balance Sheet.

                    5.25          Transaction-Related Expenses. O.A.K. shall pay O.A.K. Investment Banker or any affiliate of O.A.K. Investment Banker only the fees or expenses described in the engagement letter with O.A.K. Investment Banker included in the O.A.K. Disclosure Statement (the "Investment Banker Fees") and no other fees or expenses.

                    5.26          Estoppels. O.A.K. shall use its reasonable best efforts to obtain landlord or tenant estoppel certificates, as applicable, in form and substance reasonably acceptable to Chemical and dated no earlier than 25 days prior to Closing from all landlords and tenants, as applicable, under the leases for the following locations: (i) 4024 Park East Court, Grand Rapids, Michigan; (ii) 5980 Lake Michigan Drive, Allendale, Michigan; and (iii) Rivertown Crossings, Grandville, Michigan, ATM locations.

                    5.27          Notification of Change in Business Relationships. O.A.K. shall promptly notify Chemical in writing of any customer, agent, representative, supplier, or other person with whom O.A.K. or any O.A.K. Subsidiary has a material contractual relationship, who intends, whether on account of the Merger or otherwise, to discontinue, diminish, or change its relationship with O.A.K. or any O.A.K. Subsidiary.

                    5.28          O.A.K. Employee Leasing Company. Before the Effective Time, O.A.K. shall cause O.A.K. Employee Leasing Company to become a wholly owned subsidiary of O.A.K.

                    5.29          Data Conversion. Chemical intends to convert some or all of O.A.K.'s and the Byron Bank's information and data onto Chemical's and Chemical Bank's information technology systems (the "Data Conversion"). Chemical agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion as soon as reasonably practicable after the last to occur of the following events: (i) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to complete the Merger; (ii) approval of this Plan of Merger by the shareholders of O.A.K.; and (iii) a registration statement covering the shares of Chemical Common Stock to be issued in the Merger shall have been declared effective by all applicable federal and state securities regulators and such declaration shall not have been withdrawn or suspended. O.A.K. agrees to use all commercially reasonable efforts to assist Chemical in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with O.A.K.'s and O.A.K.'s Subsidiaries' information and data systems.

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS

                    All obligations of Chemical under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Chemical), prior to or at the Closing, of each of the following conditions.

                    6.1          Renewal of Representations and Warranties, Etc.

                              6.1.1          Representations and Warranties. The representations and warranties of O.A.K. contained in this Plan of Merger shall be true, correct and complete when made and as of the Effective Time as if made at and as of such time (without regard to any update of the O.A.K. Disclosure Statement), except (i) as expressly contemplated or permitted by this Plan of Merger; (ii) for representations and warranties relating to a time or times other than the Effective Time that were or will be true and correct at such other time or times; and (iii) where the failure or failures of such representations and warranties to be so true, correct and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, has not had and would not reasonably be expected to have a Material Adverse Effect on O.A.K.

                              6.1.2          Compliance with Agreements. O.A.K. shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by O.A.K. prior to or at the Closing in all material respects; provided that, Chemical shall provide to O.A.K. written notice of any material breach of the agreements, conditions, and covenants required by this Plan of Merger, and if such breach is curable, O.A.K. shall have 10 days to cure such breach.

                              6.1.3          Certificates. Compliance with Sections 6.1.1 and 6.1.2 shall be evidenced by one or more certificates signed by the chief executive officer, president, and chief financial officer of O.A.K., dated as of the date of the Closing, certifying the foregoing in such detail as Chemical may reasonably request.

                    6.2          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

                    6.3          Required Regulatory Approvals. Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by O.A.K. or Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Chemical and all statutory or regulatory waiting periods shall have expired without notice of any regulatory objection to the consummation of the Merger.

                    6.4          Shareholder Approval. The shareholders of O.A.K. shall have approved this Plan of Merger and the Merger by the required vote.

                    6.5          Order, Decree, Etc. Neither Chemical nor O.A.K. shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

                    6.6          Listing of Shares. The shares of Chemical Common Stock that shall be issued to the shareholders of O.A.K. upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market® upon official notice of issuance.

                    6.7          Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to O.A.K., any O.A.K. Subsidiary, or its or their respective directors or officers (in the capacity as such), properties, or businesses which is reasonably likely to have a Material Adverse Effect on O.A.K.

                    6.8          Certificate as to Outstanding Shares. Chemical shall have received one or more certificates dated as of the Closing date and signed by the secretary of O.A.K. on behalf of O.A.K., and by the transfer agent for O.A.K. Common Stock, certifying (i) the total number of shares of capital stock of O.A.K. issued and outstanding as of the close of business on the day immediately preceding the Closing; and (ii) with respect to the secretary's certification, the number of shares of O.A.K. Common Stock, if any, that are issuable on or after that date, all in such form as Chemical may reasonably request.

                    6.9          Change of Control Waivers. Chemical shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of O.A.K. upon consummation of the Merger under (i) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on O.A.K., other than (A) payments of Investment Banker Fees, (B) payments pursuant to deferred compensation arrangements disclosed in the O.A.K. Disclosure Statement, (C) payments pursuant to employment agreements and management continuity agreements disclosed in the O.A.K. Disclosure Statement, (D) payments of any stated termination fee under software, telecommunications or information technology contracts disclosed in the O.A.K. Disclosure Statement, and (E) if the Data Conversion is not effective on the same date as the Bank Consolidation, payments of any fees associated with obtaining licenses for Chemical Bank to use software covered by any software licensing contract disclosed in the O.A.K. Disclosure Statement.

                    6.10          Tax Matters. Chemical shall have received a tax opinion from its counsel, which shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Chemical's counsel from O.A.K. and the O.A.K. Subsidiaries, reasonably satisfactory in form and substance to Chemical, substantially to the effect that:

                              6.10.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(a) of the Code, and Chemical and O.A.K. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                              6.10.2          Assets' Tax Basis. The basis of the O.A.K. assets in the hands of Chemical will be the same as the basis of those assets in the hands of O.A.K. immediately prior to the Merger.

                              6.10.3          No Gain or Loss. No gain or loss will be recognized by Chemical upon the receipt by Chemical of the assets of O.A.K. in exchange for the Chemical Common Stock and the assumption by Chemical of the liabilities of O.A.K.

                              6.10.4          Holding Period. The holding period of the assets of O.A.K. in the hands of Chemical will include the holding period during which such assets were held by O.A.K.

                    6.11          Fairness Opinion. If requested by Chemical, Chemical shall have received an opinion from Chemical Investment Banker, reasonably acceptable to Chemical, dated as of the date of the meeting of the Board of Directors of Chemical at which the Board of Directors adopts this Plan of Merger, to the effect that the Merger Consideration is fair to Chemical from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Chemical shall have used all reasonable efforts to obtain such a fairness opinion if such an opinion is requested by Chemical.

                    6.12          Loan Loss and Shareholders' Equity Levels. As set forth in the O.A.K. Allocation Schedule, the aggregate of (i), (ii), (iii) and (iv) shall not exceed $15,000,000: (i) the sum of the excess, if any, of the Specific Loan Reserves and Charge-Offs over the Individual Specific Loan Potential Adjustment for each Specific Loan; (ii) the O.A.K. Identified Loan Reserves and Charge-Offs; (iii) the Nonspecific Loan Charge-Offs; and (iv) the quotient of (A) the shortfall of O.A.K.'s Shareholders' Equity below $69,000,000 and (B) 0.65.

ARTICLE VII - CONDITIONS PRECEDENT TO O.A.K.'S OBLIGATIONS

                    All obligations of O.A.K. under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of O.A.K.), prior to or at the Closing, of each of the following conditions:

                    7.1          Renewal of Representations and Warranties, Etc.

                              7.1.1          Representations and Warranties. The representations and warranties of Chemical contained in this Plan of Merger shall be true, correct and complete when made and as of the Effective Time as if made at and as of such time (without regard to any update of the Chemical Disclosure Statement), except (i) as expressly contemplated or permitted by this Plan of Merger; (ii) for representations and warranties relating to a time or times other than the Effective Time that were or will be true and correct at such other time or times; and (iii) where the failure or failures of such representations and warranties to be so true, correct and complete individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Chemical.

                              7.1.2          Compliance with Agreements. Chemical shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by it prior to or at the Closing in all material respects; provided that, O.A.K. shall provide to Chemical written notice of any material breach of the agreements, conditions, and covenants required by this Plan of Merger, and if such breach is curable, Chemical shall have 10 days to cure such breach.

                              7.1.3          Certificates. Compliance with Sections 7.1.1 and 7.1.2 shall be evidenced by one or more certificates signed by appropriate officers of Chemical, dated as of the date of the Closing, certifying the foregoing in such detail as O.A.K. may reasonably request.

                    7.2          Required Regulatory Approvals. O.A.K. and Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by O.A.K. and Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger.

                    7.3          Shareholder Approval. The shareholders of O.A.K. shall have approved this Plan of Merger and the Merger by the required vote.

                    7.4          Order, Decree, Etc. Neither Chemical nor O.A.K. shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

                    7.5          Fairness Opinion. O.A.K. shall have received an opinion from O.A.K. Investment Banker, reasonably acceptable to Chemical, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to O.A.K.'s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that O.A.K. shall have used all reasonable efforts to obtain such a fairness opinion.

                    7.6          Listing of Shares. The shares of Chemical Common Stock that shall be issued to the shareholders of O.A.K. upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market® upon official notice of issuance.

                    7.7          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

                    7.8          Tax Matters. O.A.K. shall have received a tax opinion from Warner Norcross & Judd LLP, which shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by O.A.K.'s counsel from Chemical and the Chemical Subsidiaries, reasonably satisfactory in form and substance to O.A.K., substantially to the effect that:

                              7.8.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Chemical and O.A.K. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                              7.8.2          No Gain or Loss. No gain or loss will be recognized by the shareholders of O.A.K. upon the receipt of Chemical Common Stock in exchange for all of their shares of O.A.K. Common Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock.

                              7.8.3          Stock Tax Basis. The basis of the Chemical Common Stock to be received by shareholders of O.A.K. will, in each instance, be the same as the basis of the respective shares of O.A.K. Common Stock surrendered in exchange therefor.

                              7.8.4          Holding Period. The holding period of the Chemical Common Stock received by shareholders of O.A.K. will, in each instance, include the period during which the O.A.K. Common Stock surrendered in exchange therefor was held; provided, that the O.A.K. Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of O.A.K. at the Effective Time.

ARTICLE VIII - ABANDONMENT OF MERGER

                    In addition to any right to terminate this Plan of Merger pursuant to Section 2.8, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of O.A.K. may have previously been obtained) as follows:

                    8.1          Mutual Abandonment. By mutual consent of the Boards of Directors, or duly authorized committees thereof, of Chemical and O.A.K.

                    8.2          Upset Date. By either Chemical or O.A.K. if the Merger shall not have been consummated on or before the Upset Date, and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

                    8.3          Chemical's Rights to Terminate. By Chemical under any of the following circumstances:

                              8.3.1          Failure to Satisfy Closing Conditions. If (i) any of the conditions specified in Article VI have not been satisfied or waived by Chemical at such time as such condition can no longer be satisfied notwithstanding O.A.K.'s reasonable efforts to comply with those covenants given by O.A.K. in this Plan of Merger, or (ii) if any of the conditions specified in Article VII have not been satisfied or waived by O.A.K. at such time as such condition can no longer be satisfied notwithstanding Chemical's reasonable efforts to comply with those covenants given by Chemical in this Plan of Merger.

                              8.3.2          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

                              8.3.3          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on O.A.K.

                              8.3.4          Community Reinvestment Act Rating. If, prior to the Closing, Byron Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Satisfactory" or, if the report of examination is still pending on the date of the Closing, Chemical is unable to satisfy itself that Byron Bank will receive a rating of "Satisfactory" or better.

                              8.3.5          Shareholder Approval. This Plan of Merger is not approved by the required vote of the shareholders of O.A.K. at a meeting duly called, held and permanently adjourned.

                              8.3.6          Environmental Risks. If Chemical has given O.A.K. notice of termination as provided in and pursuant to Section 5.14.

                    8.4          O.A.K.'s Rights to Terminate. By O.A.K. under any of the following circumstances:

                              8.4.1          Failure to Satisfy Closing Conditions. If (i) any of the conditions specified in Article VI have not been met or waived by Chemical at such time as such condition can no longer be satisfied notwithstanding O.A.K.'s reasonable efforts to comply with those covenants given by O.A.K. in this Plan of Merger, or (ii) if any of the conditions specified in Article VII have not been satisfied or waived by O.A.K. at such time as such condition can no longer be satisfied notwithstanding Chemical's reasonable efforts to comply with those covenants given by Chemical in this Plan of Merger.

                              8.4.2          Shareholder Approval. This Plan of Merger is not approved by the required vote of the shareholders of O.A.K. at a meeting duly called, held and permanently adjourned.

                              8.4.3          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Chemical.

                              8.4.4          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

                    8.5          Effect of Termination.

                              8.5.1          General. In the event of termination of this Plan of Merger by either O.A.K. or Chemical as provided in this Article VIII, this Plan of Merger shall forthwith have no effect, and none of O.A.K., Chemical, any of their respective subsidiaries, nor any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger, except that (i) Sections 5.13, 5.17, 8.5, 9.3, and 9.5 shall survive any termination of this Plan of Merger, and (ii) notwithstanding anything to the contrary contained in this Plan of Merger, neither O.A.K. nor Chemical shall be relieved or released from any of its liabilities or damages arising out of a willful breach of representations and warranties made by it or a willful failure to perform any of its covenants in this Plan of Merger.

                              8.5.2          Termination Notice. In the event of the termination of this Plan of Merger as provided in Sections 8.1 through 8.4, notice shall immediately be given to the other party or parties specifying the provision of this Plan of Merger pursuant to which termination is made.

                              8.5.3          Termination Fee. If and when at any time before the occurrence of a Fee Termination Event (i) any Single Triggering Event shall have occurred; or (ii) both an Initial Triggering Event and a Subsequent Triggering Event shall have occurred, then O.A.K. shall pay to Chemical (not later than two Business Days after the occurrence of the earlier of the Single Triggering Event or the Subsequent Triggering Event) an amount equal to $3,000,000.00 in immediately available funds (the "Termination Fee").

                              8.5.4          Single Triggering Event. A "Single Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Plan of Merger:

                                        (a)          O.A.K. or any O.A.K. Subsidiary without having received the other party's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Chemical or any Chemical Subsidiary;

                                        (b)          The board of directors of O.A.K. shall have recommended that the shareholders of O.A.K. approve or accept any Acquisition Transaction other than the Merger;

                                        (c)          The Board of Directors of O.A.K. shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Chemical, its recommendation that its shareholders approve the transactions contemplated by this Plan of Merger at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Chemical or any Chemical Subsidiary), or following a proposal to O.A.K. to engage in an Acquisition Transaction, or O.A.K. or any O.A.K. Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Chemical or any Chemical Subsidiary;

                                        (d)          O.A.K. shall have willfully breached any covenant or obligation contained in this Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than with Chemical or any Chemical Subsidiary), and following such breach Chemical would be entitled to terminate this Plan of Merger; or

                                        (e)          A Fiduciary Event shall have occurred under this Plan of Merger.

                              8.5.5          Initial Triggering Event. An "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Plan of Merger:

                                        (a)          Any person other than Chemical or any Chemical Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of O.A.K. Common Stock (for purposes of this Plan of Merger, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

                                        (b)          The shareholders of O.A.K. shall have voted and failed to approve this Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Plan of Merger or shall have been canceled prior to termination of this Plan of Merger, if, prior to such meeting (or if such meeting shall have not been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of O.A.K. shall have been advised that any person (other than Chemical or any Chemical Subsidiary) shall have made, or shall have an intention to make, a proposal to engage in an Acquisition Transaction;

                                        (c)          Any person other than Chemical or any Chemical Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer); or

                                        (d)          Any person other than Chemical or any Chemical Subsidiary shall have filed an application or notice with any federal or state governmental authority or regulatory or administrative agency or commission under the Federal Bank Holding Company Act or other applicable state or federal banking or savings institution laws or regulations, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                              8.5.6          Subsequent Triggering Event. A "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date of this Plan of Merger:

                                        (a)          The acquisition by any person (other than as contemplated by this Plan of Merger) of beneficial ownership of 25% or more of the then outstanding O.A.K. Common Stock; or

                                        (b)          An Acquisition Transaction has occurred, except that the percentage referred to in Section 5.8.1 for purposes of defining "Acquisition Transaction" shall be 25%.

                              8.5.7          Fee Termination Event. Each of the following shall be a "Fee Termination Event." (i) consummation of the Merger at the Effective Time of the Merger; (ii) termination of this Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of any Single Triggering Event or any Initial Triggering Event; (iii) the passage of 18 months after termination of this Plan of Merger if such termination follows the occurrence of any Initial Triggering Event and is pursuant to any of Sections 8.2, 8.3.2, 8.3.5, 8.4.2 or 8.4.4; and (iv) the termination of this Plan of Merger if such termination follows the occurrence of any Initial Triggering Event and is pursuant to any termination right in the Plan of Merger other than those rights contained in Sections 8.2, 8.3.2, 8.3.5, 8.4.2 or 8.4.4.

                              8.5.8          Definition of "In Anticipation." In this Plan of Merger, the phrase "in anticipation of engaging in an Acquisition Transaction" shall include, without limitation, any action taken by O.A.K.'s officers or Board of Directors with respect to an Acquisition Transaction after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of O.A.K.'s management or Board of Directors concerning an Acquisition Transaction that in any way would involve O.A.K. or any O.A.K. Subsidiary, and such proposal or expression of interest has not been withdrawn at the time of the action.

                              8.5.9          Notices. O.A.K. shall notify Chemical promptly in writing of the occurrence of any Single Triggering Event, Initial Triggering Event, or Subsequent Triggering Event. The giving of such notice shall not be a condition to the right of Chemical to payment of the Termination Fee.

ARTICLE IX - MISCELLANEOUS

                    Subject to the terms and conditions of this Plan of Merger, Chemical and O.A.K. further agree as follows:

                    9.1          "Material Adverse Effect" Defined. As used in this Plan of Merger, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or is reasonably likely to have a material negative impact on the business, assets, financial condition, or results of operations of Chemical and the Chemical Subsidiaries, taken as a whole, or O.A.K. and the

O.A.K. Subsidiaries, taken as a whole, as the case may be. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (i) changes in GAAP or bank regulatory accounting requirements, generally applicable to financial institutions and their holding companies; (ii) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (iii) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions or their holding companies; (iv) changes in laws, rules, regulations or interpretations thereof, (v) public disclosure of the Merger and the other transactions described in this Plan of Merger, including the impact on customers, suppliers, or employees, (vi) the commencement, continuation, or intensification of any war, armed hostilities or acts of terrorism, and (vii) fees and expenses reasonably related to the transaction contemplated in this Plan of Merger incurred or paid without violation of the representations, warranties or covenants in this Plan of Merger.

                    9.2          "Knowledge" Defined; "Person" Defined; "Affiliate" Defined. As used in this Plan of Merger, the term "knowledge" or "to the knowledge of" means the actual knowledge of any director or officer (as the term "officer" is defined in Rule 16a-1 of the Exchange Act) of O.A.K. or Chemical or their respective subsidiaries, as the case may be. "Person," whether or not capitalized, has the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Act and shall also mean any association, partnership, limited liability company, limited partnership, trust, joint venture or other legal entity. "Affiliate" of, or a person "Affiliated" with (whether or not capitalized) means a specific person that directly or indirectly, through one or more intermediaries (by virtue of legal or beneficial ownership, contractual rights, or otherwise) controls, is controlled by, or is under common control with, the person specified.

                    9.3          Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the agreements attached as Exhibits __ to this Plan of Merger, and those covenants and agreements contained herein and therein that, by their terms, apply or are to be performed in whole or in part after the Effective Time.

                    9.4          Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Chemical and O.A.K., executed by their respective authorized officers, at any time prior to the Effective Time.

                    9.5          Expenses. Except as otherwise provided in this Plan of Merger, O.A.K. and Chemical shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. All filing costs associated with the Registration Statement shall be borne by Chemical. The costs of printing and mailing the Prospectus and Proxy Statement to O.A.K.'s shareholders shall be borne by O.A.K.

                    9.6          Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of O.A.K., the O.A.K. Subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

                    9.7          Jurisdiction; Venue; Jury. The parties acknowledge that jurisdiction and venue may be permissible in more than one jurisdiction or court district. Chemical and O.A.K. each agree not to assert any defense of improper jurisdiction or venue, and each waive their right to a trial by jury.

                    9.8          Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

                    9.9          Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is promptly confirmed by the same means and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to O.A.K.: Patrick K. Gill 2445 84th Street SW Byron Center, MI 49315 Facsimile: (616) 878-4418 Telephone: (616) 588-7420 Email: PGill@BankAtByron.com

With a copy to:
Varnum, Riddering, Schmidt & Howlett LLP
Attn: Harvey Koning
Bridgewater Place
333 Bridge Street, N.W.
Grand Rapids, MI 49501-0352

Facsimile: (616) 336-7000
Telephone: (616) 336-6588
Email: hkoning@varnumlaw.com

If to Chemical: David B. Ramaker 235 E. Main Street Midland, MI 48640 Facsimile: (989) 839-5255 Telephone: (989) 839-5269 Email: David.Ramaker@chemicalbankmi.com

With a copy to:
Warner Norcross & Judd LLP
Attention: Jeffrey A. Ott
900 Fifth Third Center
111 Lyon Street, NW
Grand Rapids, MI 49503-2487

Facsimile: (616) 222-2170
Telephone: (616) 752-2170
Email: jott@wnj.com

                    9.10          Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

                    9.11          Entire Agreement; Amendment. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person, except that Chemical may assign its rights to any direct or indirect subsidiary.

                    9.12          Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Chemical and O.A.K. and their respective successors. Except for the rights, remedies, obligations, or liabilities set forth in Sections 5.7 and 5.22, nothing in this Plan of Merger, express or implied, confers or is intended to confer upon any person other than Chemical and O.A.K. any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

                    9.13          Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

                    9.14          Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

                    9.15          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

                    9.16          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

                    9.17          Further Assurances; Privileges. Each of Chemical and O.A.K. shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

[Signature page follows.]

          IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION

/s/ David B. Ramaker

By:	David B. Ramaker
Its:	Chairman, President, and Chief Executive Officer

O.A.K. FINANCIAL CORPORATION

/s/ Patrick K. Gill

By:	Patrick K. Gill
Its:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

APPENDIX B
OPINION OF DONNELLY PENMAN & PARTNERS

January 7, 2010

Board of Directors
O.A.K. Financial Corporation
2445 84th St. SW
Byron Center, MI 49315

Members of the Board of Directors:

You have informed us that O.A.K. Financial Corporation ("OAK") has entered into an Agreement and Plan of Merger (the "Agreement"), dated as of January 7, 2010, with Chemical Financial Corporation ("Chemical") pursuant to which OAK will be merged with and into Chemical in a transaction (the "Merger") in which each share of OAK common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into 1.306 shares of Chemical common stock (the "Proposed Consideration").

You have asked us whether, in our opinion, the Proposed Consideration is fair to the shareholders of OAK from a financial point of view.

Donnelly Penman & Partners Inc. ("Donnelly Penman") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOPs, going private transactions, corporate and other purposes. We are acting as financial advisor to OAK in connection with the Merger and will receive a fee from OAK for our services pursuant to the terms of our engagement letter with OAK, dated as of July 14, 2009 (the "Engagement Letter"). Donnelly Penman has acted as an advisor to OAK and Chemical within the last two years, primarily focusing on strategic alternatives for each institution.

In arriving at our opinion, we engaged in discussions with members of the management teams of each of OAK and Chemical concerning the historical and current business operations, financial conditions and prospects of both OAK and Chemical and we reviewed, among other things:
•	the Agreement;

•

certain publicly-available information for OAK, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2009, and the internal financial results for the year ended December 31, 2009 provided by OAK management;

•

certain publicly-available information for Chemical, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 and the quarterly reports Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2009, and the internal financial results for the year ended December 31, 2009 provided by Chemical management;

17160 KERCHEVAL AVENUE  •  GROSSE POINTE, MI 48230-1661
313-446-9900  •  FAX 313-446-9955  •  WWW.DONNELLYPENMAN.COM

MEMBER FINRA/SIPC

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of OAK furnished by senior management of OAK;

•

certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of Chemical furnished by senior management of Chemical;

•	OAK senior management projected earnings estimates for fiscal years 2010 through 2014, which were deemed reasonable by OAK management;

•	Chemical senior management projected earnings estimates for fiscal year 2010, which were deemed reasonable by Chemical management;

•

the amount and timing of the deal costs, cost savings and ASC 805 mark to market impacts (formerly known as FAS 141R) expected to result from the Merger which were furnished by senior management of Chemical;

•	the financial condition and operating results of certain other financial institutions that we deemed comparable;

•	a contribution analysis of OAK and Chemical to the combined entity with regard to certain financial metrics as of December 31, 2009;

•	the recent stock prices and trading activity for the common stock of both Chemical and OAK during the last year and up until the day prior to the announcement of the Merger;

•

various valuation analyses of OAK that we performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Chemical that we performed including an analysis of comparable companies; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting our review and arriving at our opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by OAK and Chemical or upon publicly available information. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of OAK and Chemical that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of OAK and Chemical. We did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of OAK and Chemical were and will continue to be adequate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by us on the date of this letter. We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.

No limitations were imposed by OAK on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion. The form and amount of the Proposed Consideration was determined through arms' length negotiations between OAK and Chemical. We were not requested to opine as to, and this opinion does not address, OAK's underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to OAK. Further, this letter does not constitute a recommendation to the shareholders of OAK with respect to any approval of the Agreement or the Merger. Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of OAK's officers, directors or employees.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of OAK. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to OAK, Chemical or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of OAK or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of OAK to be convened for the purpose of voting on the Merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of Chemical following the consummation of the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of January 7, 2010, the Proposed Consideration to be received by OAK shareholders under the Agreement is fair from a financial point of view, to the shareholders of OAK. This opinion has been approved by the Donnelly Penman Fairness Opinion Committee.

Very truly yours,

Donnelly Penman & Partners Inc.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          Chemical is obligated under its restated articles of incorporation, as amended, to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the MBCA.

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors, (iii) by independent legal counsel, (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or (v)  by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made by: (i) the board of directors by (a) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (b) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (c) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (d) if the corporation lacks the appropriate persons for alternatives (a) through (c), by a majority vote of the entire board of directors, or (ii) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

          In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 21.  Exhibits and Financial Statement Schedules.

          (a)          Exhibits. The following exhibits are filed as part of this Registration Statement:
Exhibit	Document

2

Agreement and Plan of Merger by and between Chemical Financial Corporation and O.A.K. Financial Corporation. Previously filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K, dated January 7, 2010, filed with the SEC on January 8, 2010. Here incorporated by reference.

3.1

Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to Chemical's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009. Here incorporated by reference.

3.2	Bylaws. Previously filed as Exhibit 3.2 to Chemical's Current Report on Form 8-K filed with the SEC on January 23, 2009. Here incorporated by reference.
4.1	Restated Articles of Incorporation. Exhibit 3.1 is here incorporated by reference.
4.2	Bylaws. Exhibit 3.2 is here incorporated by reference.
5

Opinion of counsel regarding legality of securities being registered. Previously filed as Exhibit 5 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

8

Opinion of counsel regarding certain tax matters. Previously filed as Exhibit 8 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

10.1	Chemical Financial Corporation Stock Incentive Plan of 2006.* Previously filed as an exhibit to the registrant's Form 8-K, filed with the SEC on April 21, 2006. Here incorporated by reference.
10.2

Chemical Financial Corporation Stock Incentive Plan of 1997.* Previously filed as Exhibit 10.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005. Here incorporated by reference.

10.3

Chemical Financial Corporation Deferred Compensation Plan for Directors.* Previously filed as Exhibit 10.3 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006. Here incorporated by reference.

10.4

Chemical Financial Corporation Deferred Compensation Plan.* Previously filed as Exhibit 10.4 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007. Here incorporated by reference.

10.5

Chemical Financial Corporation Supplemental Retirement Income Plan.* Previously filed as Exhibit 10.5 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

10.6

Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors.* Previously filed as Exhibit 4.3 to the registrant's Registration Statement on Form S-8, filed with the SEC on March 25, 2002. Here incorporated by reference.

10.7

Chemical Financial Corporation Directors' Deferred Stock Plan.* Previously filed as Appendix A to the registrant's definitive proxy statement for the 2008 Annual Meeting of Shareholders, filed with the SEC on March 5, 2008. Here incorporated by reference.

21

Subsidiaries. Previously filed as Exhibit 21 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 25, 2010. Here incorporated by reference.

23.1	Consent of KPMG LLP.
23.2	Consent of Plante & Moran, PLLC.
23.4	Consent of Warner Norcross & Judd LLP (included in Exhibit 8 and here incorporated by reference).
23.5	Consent of Donnelly Penman & Partners (included in Appendix B to the prospectus and proxy statement and here incorporated by reference).
24	Powers of Attorney. Previously filed as Exhibit 24 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.
99.1	Form of Proxy for O.A.K. Financial Corporation.

* These agreements are management contracts or compensation plans or arrangements required to be filed as exhibits to this registration statement.

          (b)          Financial Statements and Schedules.

          All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of Chemical or notes thereto.

          (c)          Opinions of Financial Advisor.

          The form of opinion of Donnelly Penman & Partners is included as Appendix B to the Prospectus and Proxy Statement.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on March 8, 2010.
CHEMICAL FINANCIAL CORPORATION

/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ David B. Ramaker	Chairman, Chief Executive Officer and President (Principal Executive Officer)	March 8, 2010
David B. Ramaker

/s/ Lori A. Gwizdala	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 8, 2010
Lori A. Gwizdala

The following directors of Chemical Financial Corporation, which constitute at least a majority of the board of directors, executed a power of attorney appointing David B. Ramaker and Lori A. Gwizdala their attorneys-in-fact, empowering them to sign this registration statement on their behalf.

Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
Thomas T. Huff
Michael T. Laethem
Terence F. Moore
Aloysius J. Oliver
William S. Stavropoulos
Franklin C. Wheatlake
By:	/s/ Lori A Gwizdala
Lori A Gwizdala Attorney-in-Fact

EXHIBIT INDEX
Exhibit	Document

2

Agreement and Plan of Merger by and between Chemical Financial Corporation and O.A.K. Financial Corporation. Previously filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K, dated January 7, 2010, filed with the SEC on January 8, 2010. Here incorporated by reference.

3.1

Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to Chemical's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009. Here incorporated by reference.

3.2	Bylaws. Previously filed as Exhibit 3.2 to Chemical's Current Report on Form 8-K filed with the SEC on January 23, 2009. Here incorporated by reference.
4.1	Restated Articles of Incorporation. Exhibit 3.1 is here incorporated by reference.
4.2	Bylaws. Exhibit 3.2 is here incorporated by reference.
5

Opinion of counsel regarding legality of securities being registered. Previously filed as Exhibit 5 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

8

Opinion of counsel regarding certain tax matters. Previously filed as Exhibit 8 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

10.1	Chemical Financial Corporation Stock Incentive Plan of 2006.* Previously filed as an exhibit to the registrant's Form 8-K, filed with the SEC on April 21, 2006. Here incorporated by reference.
10.2

Chemical Financial Corporation Stock Incentive Plan of 1997.* Previously filed as Exhibit 10.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005. Here incorporated by reference.

10.3

Chemical Financial Corporation Deferred Compensation Plan for Directors.* Previously filed as Exhibit 10.3 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006. Here incorporated by reference.

10.4

Chemical Financial Corporation Deferred Compensation Plan.* Previously filed as Exhibit 10.4 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007. Here incorporated by reference.

10.5

Chemical Financial Corporation Supplemental Retirement Income Plan.* Previously filed as Exhibit 10.5 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.

10.6

Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors.* Previously filed as Exhibit 4.3 to the registrant's Registration Statement on Form S-8, filed with the SEC on March 25, 2002. Here incorporated by reference.

10.7

Chemical Financial Corporation Directors' Deferred Stock Plan.* Previously filed as Appendix A to the registrant's definitive proxy statement for the 2008 Annual Meeting of Shareholders, filed with the SEC on March 5, 2008. Here incorporated by reference.

21

Subsidiaries. Previously filed as Exhibit 21 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 25, 2010. Here incorporated by reference.

23.1	Consent of KPMG LLP.
23.2	Consent of Plante & Moran, PLLC.
23.4	Consent of Warner Norcross & Judd LLP (included in Exhibit 8 and here incorporated by reference).
23.5	Consent of Donnelly Penman & Partners (included in Appendix B to the prospectus and proxy statement and here incorporated by reference).
24	Powers of Attorney. Previously filed as Exhibit 24 to the registrant's Registration Statement on Form S-4, filed with the SEC on February 19, 2010. Here incorporated by reference.
99.1	Form of Proxy for O.A.K. Financial Corporation.

* These agreements are management contracts or compensation plans or arrangements required to be filed as exhibits to this registration statement.